UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
____________________

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___________________________
BURFORD CAPITAL LIMITED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, If Other Than the Registrant)

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LETTER FROM THE CHAIR OF THE BOARD OF DIRECTORS

Dear Fellow Shareholders:
On behalf of the board of directors (the “Board of Directors”) of Burford Capital Limited (“Burford”, “we”, “us” or “our”), I am pleased to cordially invite you to attend the annual general meeting of shareholders to be held on Wednesday, May 13, 2026, at 9:00 a.m. British Summer Time (the “2026 AGM”).
2026 AGM business
The business to be considered at the 2026 AGM is set forth in the accompanying Notice of Annual General Meeting of Shareholders. The Board of Directors considers that all the resolutions set forth in the accompanying Notice of Annual General Meeting of Shareholders (each, a “Resolution”) are in the best interests of shareholders as a whole. Accordingly, the Board of Directors unanimously recommends that you vote in favor of each Resolution.
Although our corporate governance arrangements and requirements under the US federal securities laws are now aligned with those of a US domestic public company, we remain a foreign company incorporated under the laws of Guernsey with a listing on AIM, a market operated by the London Stock Exchange (“AIM”). As such, we continue to adhere to AIM’s listing obligations and must comply with Guernsey law and our shareholder-approved articles of incorporation to, among other things, seek shareholder approval for certain ordinary and special resolutions included in the accompanying proxy statement (the “Proxy Statement”). As a result, US investors will see certain lengthy resolutions that are customary for UK public companies and that our shareholders have routinely approved for years.
For the 2026 AGM, we will rely on the US practice of notice and access. Instead of mailing a traditional full set of proxy materials, notice and access gives us the option to mail a notice of internet availability of proxy materials (the “Notice of Internet Availability”) to shareholders, directing them to a website to access electronic copies of the proxy materials. As a shareholder, you also have the option to request certain proxy materials after receiving the Notice of Internet Availability. Notice and access will greatly reduce the paper to print and fuel to deliver our proxy materials.
We encourage you to vote promptly, even if you plan to attend the 2026 AGM.
On behalf of the Board of Directors, we thank you for your continued investment in and support of Burford. As always, we remain committed to serving you, our shareholders.

Yours faithfully,
John Sievwright
Chair of the Board of Directors
April 2, 2026
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PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION
BURFORD CAPITAL LIMITED
Oak House, Hirzel Street
St. Peter Port
Guernsey GY1 2NP
NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
Notice is hereby given that the 2026 annual general meeting of shareholders (the “2026 AGM”) of Burford Capital Limited (“Burford”, “we”, “us” or “our”) will be held at Oak House, Hirzel Street, St. Peter Port, Guernsey GY1 2NP at 9:00 a.m. British Summer Time on May 13, 2026. If you plan on attending the 2026 AGM in person, for logistics and security reasons, please register your intention to do so by 10:00 a.m. British Summer Time on May 7, 2026 by sending an e-mail to cosec@oak.group. If you are not a registered shareholder, please include evidence of your shareholding. We will only admit to the 2026 AGM (i) shareholders registered on our register of shareholders and (ii) those who have registered to attend the 2026 AGM in advance, confirmed their status as holders of our ordinary shares and received confirmation from us of their entitlement to attend. If you hold your ordinary shares in “street name”, you are not a registered shareholder and will not be admitted to the 2026 AGM unless you register in advance and provide evidence of your shareholding.
At the 2026 AGM, the shareholders will be asked to vote on the following Resolutions, which are described in more detail in the Proxy Statement. Resolutions 1 to 14 (inclusive) are proposed as ordinary resolutions, which means that, for each of these Resolutions to be passed, a simple majority of the votes cast by persons entitled to vote must be in favor of the Resolution. Resolutions 15 and 16 are proposed as special resolutions, which means that, for each of these Resolutions to be passed, not less than 75% of the votes cast by persons entitled to vote must be in favor of the Resolution.
Ordinary Resolutions
1.To re-elect Rukia Baruti Dames as a director for a term expiring at the close of our next annual general meeting.
2.To re-elect Christopher Bogart as a director for a term expiring at the close of our next annual general meeting.
3.To re-elect Pamela Corrie as a director for a term expiring at the close of our next annual general meeting.
4.To re-elect Robert Gillespie as a director for a term expiring at the close of our next annual general meeting.
5.To re-elect Christopher Halmy as a director for a term expiring at the close of our next annual general meeting.
6.To elect Rick Noel as a director for a term expiring at the close of our next annual general meeting.
7.To re-elect John Sievwright as a director for a term expiring at the close of our next annual general meeting.
8.To declare a final dividend of 6.25¢ (United States cents) per ordinary share recommended by the Board of Directors and to pay such final dividend on June 12, 2026 to all ordinary shareholders on our register of shareholders at the close of business on May 22, 2026.
9.To reappoint KPMG LLP (“KPMG”) as our external auditor and independent registered public accounting firm until our next general meeting at which accounts are laid.
10.To authorize the audit committee of the Board of Directors (the “Audit Committee”) on behalf of the Board of Directors to agree to the compensation of our external auditor.
11.To receive our accounts for the year ended December 31, 2025 and the report of the Board of Directors and the external auditor thereon.
ii

12.To approve, on an advisory basis, the compensation of our named executive officers as disclosed in the Proxy Statement under “Executive compensation”, including the compensation discussion and analysis, the compensation tables and the related narrative discussion included therein (the “Say-on-Pay”).
13.To authorize the Board of Directors to allot and/or issue our unissued ordinary shares and grant rights to subscribe for, or to convert any security into, our ordinary shares up to a specified amount.
14.To authorize us to make market acquisitions of our ordinary shares up to a specified amount.
Special Resolutions
15.To authorize the Board of Directors to allot and/or issue our equity securities for cash without making a pre-emptive offer to shareholders (subject to the limitations set forth in Resolution 15).
16.To authorize the Board of Directors to allot and/or issue our equity securities for cash without making a pre-emptive offer to shareholders (subject to the limitations set forth in Resolution 16) for an acquisition or specified capital investment.
Only holders of our ordinary shares of record as of the close of business on March 16, 2026 (the “Record Date”) are entitled to notice of and to vote at the 2026 AGM or any postponement or adjournment thereof.
As permitted by the rules of the US Securities and Exchange Commission (the “SEC”), we will furnish proxy materials to shareholders via the internet to expedite shareholders’ receipt of proxy materials while lowering the cost of delivery and reducing the environmental impact of the 2026 AGM. Accordingly, we will send to our shareholders of record and beneficial owners the Notice of Internet Availability beginning on April 2, 2026 to provide instructions on how to access the Proxy Statement and our annual report to shareholders for the year ended December 31, 2025 (the “2025 Annual Report”) via the internet and how to vote online. The Notice of Internet Availability also contains instructions on how to obtain the proxy materials in printed form.
Your vote is important, and you should read the Proxy Statement in its entirety before voting. We encourage you to vote by proxy in advance of the 2026 AGM whether or not you plan to attend the 2026 AGM. Shareholders of record or beneficial shareholders named as proxies by their shareholders of record who attend the 2026 AGM may vote their ordinary shares personally even if they have sent in proxies or voted online. If you hold your ordinary shares through a bank, broker or other nominee, please follow their instructions. See “General information about 2026 AGM” for additional information with respect to the 2026 AGM, including details about how to participate in the 2026 AGM and how to cast your votes.
By order of the Board of Directors of Burford Capital Limited

Oak Fund Services (Guernsey) Limited
Company Secretary
April 2, 2026
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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement (this “Proxy Statement”) contains “forward-looking statements” within the meaning of Section 27A of the US Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the US Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are intended to be covered by the safe harbor provided for under these sections. In some cases, words such as “aim”, “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “forecast”, “guidance”, “intend”, “may”, “plan”, “potential”, “predict”, “projected”, “should” or “will”, or the negative of such terms or other comparable terminology, are intended to identify forward-looking statements. Although we believe that the assumptions, expectations, projections, intentions and beliefs about future results and events reflected in forward-looking statements have a reasonable basis and are expressed in good faith, forward-looking statements involve known and unknown risks, uncertainties and other factors, which could cause our actual results and events to differ materially from (and be more negative than) future results and events expressed, projected or implied by these forward-looking statements. Factors that might cause future results and events to differ include, among others, the following:
•Adverse litigation outcomes and timing of resolution of litigation matters
•Our ability to identify and select suitable legal finance assets
•Improper use or disclosure of, or access to, privileged information, intellectual property or litigation or business strategy due to cybersecurity breaches, unauthorized use or theft
•Inaccuracy or failure of the probabilistic model and decision science tools, including machine learning technology and generative artificial intelligence, we use to predict the returns on our legal finance assets and in our operations
•Changes and uncertainty in laws, regulations and rules relating to the legal finance industry, including those relating to privileged information and/or disclosure and enforceability of legal finance arrangements
•Inadequacies in our due diligence process or unforeseen developments
•Credit risk and concentration risk relating to our legal finance assets
•Lack of liquidity of our legal finance assets and commitments in excess of our available capital
•Our ability to obtain attractive external capital, refinance our outstanding indebtedness or raise capital to meet our liquidity needs
•Competitive factors and demand for our services and capital
•Failure of lawyers who prosecute and/or defend claims that we have financed to exercise due skill and care or the misalignment of their interests or those of their clients with ours
•Poor performance by the commitments we make on behalf of our private funds
•Negative publicity about or public perception of the legal finance industry or us
•Valuation uncertainty with respect to the fair value of our capital provision assets
•Current and future legal, political and economic factors, including uncertainty surrounding the effects, severity and duration of public health threats and/or military actions
•Developments in machine learning technology and generative artificial intelligence and expectations relating to environmental, social and governance (“ESG”) considerations
•Potential liability from litigation and legal proceedings against us
•Our ability to hire and retain key personnel

•Risks relating to our international operations as a result of differing legal and regulatory requirements, political, social and economic conditions and unforeseeable developments
•Exposure to foreign currency exchange rate fluctuations
•Uncertainty relating to the tax treatment of our financing arrangements
•Information systems risks or improper functioning of our information systems or those of our third-party service providers
•Failure of our third-party service providers to fulfill their obligations or misconduct by our third-party service providers
•Failure by us to maintain the privacy and security of personal information and comply with applicable data privacy and protection laws and regulations
•Failure by us to maintain effective internal control over financial reporting or effective disclosure controls and procedures
•Failure by us to comply with the requirements of being a US domestic public company and the costs associated therewith
•Certain risks relating to our incorporation in Guernsey
•Other factors discussed under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2025 (the “2025 Form 10-K”)
These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements contained in the 2025 Form 10-K and other periodic and current reports that we file with or furnish to the SEC. Many of these factors are beyond our ability to control or predict, and new factors emerge from time to time. Furthermore, we cannot assess the impact of each such factor on our business or the extent to which any factor or combination of factors may cause actual results and events to be materially different from those contained in any forward-looking statement. Given these uncertainties, readers are cautioned not to place undue reliance on our forward-looking statements.
All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements speak only as of the date of this Proxy Statement and, except as required by applicable law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
WEBSITE REFERENCES
Website references and their hyperlinks have been provided for convenience and are intended to be inactive textual references only. The contents of our website and of any other referenced websites are not included or incorporated by reference into this Proxy Statement nor do they constitute a part of this Proxy Statement.

RESOLUTIONS 1 THROUGH 7—ELECTION OF DIRECTORS
In accordance with our established practice, members of the Board of Directors are elected for one-year terms and stand for election or re-election annually. The Board of Directors is unclassified and currently consists of six directors. At the 2026 AGM, shareholders are being asked to elect seven directors. Six of the director nominees are current members of the Board of Directors and have been nominated by the Board of Directors for re-election at the 2026 AGM. In addition, the Board of Directors has nominated one new director nominee, who does not currently serve on the Board of Directors, for election at the 2026 AGM.
Following its annual performance evaluation, the Board of Directors determined that the performance of each incumbent director nominee continues to be effective and that the continued service of each incumbent director nominee is in our best interests and those of our shareholders. The Board of Directors also determined that the new director nominee possesses the experience, qualifications, skills and attributes that would complement the existing Board of Directors and support the Board of Directors in fulfilling its duties. The Board of Directors concluded that each director nominee demonstrates a strong commitment to the role, has sufficient time to fulfill his or her responsibilities and contributes skills and perspectives that are relevant and beneficial to us. See “—Director nominees’ qualifications and attributes” and “—Director nominees’ biographies” for additional information about each director nominee, including the experience, qualifications, skills and attributes of each director nominee.
Shareholders are being asked to vote on the election of the seven director nominees, each to serve for a one-year term expiring at the close of our next annual general meeting. The table below sets forth the names, ages and positions of the director nominees.

Name	Age	Position(s)
Rukia Baruti Dames	57	Non-Executive Director
Christopher Bogart	60	Co-Founder and Chief Executive Officer and Director
Pamela Corrie	68	Non-Executive Director
Robert Gillespie	70	Non-Executive Director
Christopher Halmy	57	Non-Executive Vice Chair of the Board of Directors
Rick Noel	57	Non-Executive Director
John Sievwright	71	Non-Executive Chair of the Board of Directors
Vote required
Election of each director nominee requires that a simple majority of the votes cast by persons entitled to vote must be cast FOR such director nominee. Shareholders may not cumulate their votes with respect to the election of director nominees. A properly executed proxy marked “Abstain” with respect to the election of one or more director nominees will not be voted with respect to the director nominee(s) indicated, although it will be counted for purposes of establishing whether a quorum is present. Abstentions and broker non-votes are not considered votes cast and will not impact the outcome of the vote on Resolutions 1 through 7 (inclusive).
Board of Directors’ recommendation
The Board of Directors unanimously recommends that shareholders vote FOR each director nominee.

Director nominees’ biographies
Set forth below are the biographies for each of the seven director nominees nominated by the Board of Directors for election or re-election, as applicable, at the 2026 AGM.

John Sievwright, Non-Executive Chair of the Board of Directors
Mr. Sievwright is an independent non-executive director, the Chair of the Board of Directors and the Chair of the Compensation Committee. He has served as a director on the Board of Directors since May 2020. Mr. Sievwright is the former Chief Operating Officer, International, of Merrill Lynch and had a 20-year career with Merrill Lynch with a range of global leadership positions, including Chief Operating Officer, Global Markets and Investment Banking; President and Chief Operating Officer, Merrill Lynch Japan; and Head of Global Futures and Options (during which time he also served as the President of the Futures Industry Association). Prior to Merrill Lynch, Mr. Sievwright held finance and accounting functions at Bankers Trust and the Bank of Tokyo. He began his career as an auditor at Ernst & Young LLP and qualified as a Chartered Accountant. Mr. Sievwright serves as a trustee and the chair of the audit committee for several Abrdn closed end funds and an Abrdn open end fund. He also serves as a non-executive director and the chair of the risk committee of Revolut Group Holdings Ltd (d/b/a as Revolut), a neobank and fintech company that offers banking services for individuals and businesses, and as the chair of the board of directors of Buyside Trading Solutions, a financial services company. Mr. Sievwright has previously served as the senior independent director and the chair of the audit and risk committee at ICAP plc (now NEX Group plc) and the senior independent director and the chair of the audit committee of FirstGroup plc. He has an MA in accountancy and economics from the University of Aberdeen. Mr. Sievwright’s extensive business experience and leadership roles at banks and financial services companies make him a valuable member of the Board of Directors.

Christopher Halmy, Non-Executive Vice Chair of the Board of Directors
Mr. Halmy is an independent non-executive director, the Vice Chair of the Board of Directors, the Chair of the Audit Committee and a member of the Compensation Committee. He has served as a director on the Board of Directors since May 2022. Mr. Halmy was most recently a Senior Advisor to McKinsey & Company from August 2019 to December 2024, focusing predominantly on auto lending. Prior to McKinsey & Company, Mr. Halmy was the Chief Financial Officer of Ally Financial Inc. (NYSE: ALLY), where he led the multinational initial public offering and was responsible for Ally Financial Inc.’s $25 billion investment portfolio. Before that, Mr. Halmy worked in various finance, accounting and treasury roles at Bank of America and JP Morgan. He began his career as an accountant at Deloitte. Mr. Halmy also serves as an independent member of the board of directors, the chair of the finance and investment committee and a member of the audit committee and the nominating, corporate governance and social responsibility committee of Western Alliance Bancorporation (NYSE: WAL) and as an independent member of the board of directors and a member of the audit committee and the risk committee of OneMain Financial® (NYSE: OMF). He has previously served as an independent member of the board of directors of Mercury® Financial LLC, Mosaic Sustainable Finance Corp. and Spectrum Automotive Holdings Corporation. Mr. Halmy is a Certified Public Accountant and earned his MBA and undergraduate degrees from Villanova University. Mr. Halmy’s extensive experience in finance, accounting and treasury and professional background as the Chief Financial Officer of a large, publicly traded financial institution make him a valuable member of the Board of Directors.

Rukia Baruti Dames, Non-Executive Director
Dr. Baruti is an independent non-executive director and a member of the Compensation Committee and the Nominating and Corporate Governance Committee. She has served as a director on the Board of Directors since August 2022. Dr. Baruti is an experienced independent full-time arbitrator and is a qualified solicitor in England and Wales. She has served as an Advisory Board Member of the Tanzania International Arbitration Centre since 2023 and as a director of Ruxbil Nature Retreat since 2025. Her career began in commercial law in the City of London in 1997. In 2006, she joined the international arbitration group at SJ Berwin LLP (later merged with King & Wood Mallesons), where she practiced arbitration and litigation until 2010. In 2011, Dr. Baruti founded Africa International Legal Awareness, a non-profit organization dedicated to advancing African involvement in the international legal community, where she was a managing director until 2018. She also co-founded the African Arbitration Association, a non-profit organization dedicated to promoting African arbitration practitioners, where she served as Secretary General from 2018 to 2022. Dr. Baruti holds a Bachelor of Laws degree and a diploma in international studies from Birkbeck College, University of London, an MA in diplomatic studies and international law from the University of Westminster and a PhD from the University of Geneva. Dr. Baruti’s extensive experience in international arbitration and litigation, legal advisory and governance make her a valuable member of the Board of Directors.

Christopher Bogart, Co-Founder and Chief Executive Officer and Director
Mr. Bogart is the co-founder and the Chief Executive Officer of Burford, and he also serves as a member of Burford’s Management Committee and Commitments Committee. He has served as a director on the Board of Directors since May 2020. Before co-founding Burford, Mr. Bogart held numerous senior executive positions with Time Warner: Executive Vice President and General Counsel of Time Warner Inc.; Chief Executive Officer of Time Warner Cable Ventures; and Chief Executive Officer of Time Warner Entertainment Ventures. Mr. Bogart came to Time Warner from Cravath, Swaine & Moore, where he was a litigator representing companies such as IBM, General Electric and Time Warner. He has also served as the Chief Executive Officer of Glenavy Capital LLC, an international investment firm whose projects included Churchill Ventures, a publicly traded media and technology investment vehicle of which he also served as the Chief Executive Officer, as well as Glenavy Arbitration Investment Fund, a pioneering litigation finance vehicle. He began his professional career as an investment banker with what is now JPMorgan Chase. Mr. Bogart is a member of the board of advisors of the RAND Institute for Civil Justice, a director of the International Legal Finance Association, a director of the Association of Litigation Funders of England and Wales, a member of the Board of Trustees of Hackley School, a private college preparatory school, and the chair of the Zoning Board of Appeals of Briarcliff Manor, New York. In addition, he served for more than 25 years as a director, finance committee chair and advisor to New York City’s Legal Aid Society. Mr. Bogart earned his law degree with distinction from the Faculty of Law of the University of Western Ontario, where he was the gold medalist. He clerked for the Chief Justice of Ontario. Mr. Bogart has been married to Ms. Elizabeth O’Connell, Burford’s Chief Strategy Officer, since 1992. Mr. Bogart’s extensive knowledge of Burford’s business and expertise in legal finance industry make him a valuable member of the Board of Directors.

Pamela Corrie, Non-Executive Director
Ms. Corrie is an independent non-executive director and a member of the Audit Committee and the Nominating and Corporate Governance Committee. She has served as a director on the Board of Directors since January 2024. Ms. Corrie has significant experience at the nexus of finance and law. She was most recently a Managing Director in the Financial Advisory division of Carl Marks Advisors, focused on restructuring matters from 2018 to 2023. For 12 years, she was a General Counsel at GE Capital Americas, where she served as the chief legal advisor to the risk organization in the corporate leasing and lending division and oversaw hundreds of restructurings, corporate ombudsman investigations, bankruptcies and litigations. She previously spent ten years practicing law at Weil, Gotshal & Manges, where she represented large corporate debtors in Chapter 11 proceedings as well as clients in all phases of restructuring, bankruptcy counseling and litigation. Ms. Corrie serves as a member of the board of directors of Fossil Group, Inc. (NASDAQ: FOSL), a global consumer retail company, where she is the chair of the audit committee and a member of the nominating and governance and strategic planning committees, to which board of directors she was appointed in her capacity as a restructuring professional. In addition, she serves as a member of the board of directors, the chair of the nominating and governance committee and a member of the audit, compensation and special committees of IFit Health and Fitness Inc., a global health and fitness platform. She also serves as a member of the boards of directors and a member of the special committees of each of AIG Financial Products, Guitar Center, Inc., the world’s largest musical instruments store, AGDP Holding Inc., a live entertainment company, and Alea Group Holdings Ltd., a provider of specialty insurance and reinsurance services, to which boards of directors she was appointed in her capacity as a restructuring professional. Ms. Corrie has previously served on the boards of directors of numerous companies, primarily in her capacity as a restructuring professional, and was an independent trustee for a number of NexPoint and Highland funds. Ms. Corrie has a bachelor’s degree from Stanford University and earned her JD from the University of California, Los Angeles. Ms. Corrie’s extensive experience in corporate governance and restructuring, litigation and risk management and years of experience serving on the boards of directors of public and private companies make her a valuable member of the Board of Directors.

Robert Gillespie, Non-Executive Director
Mr. Gillespie is an independent non-executive director and the Chair of the Nominating and Corporate Governance Committee and a member of the Audit Committee. He has served as a director on the Board of Directors since May 2020. Mr. Gillespie had a lengthy career as an investment banker, spending more than 25 years at UBS and its predecessors in a range of senior positions, including Vice Chairman, Chief Executive Officer, EMEA, and Joint Global Head of Investment Banking, while also serving on the Group Managing Board and the Management Committee for many years. Mr. Gillespie started his career as a Chartered Accountant at PricewaterhouseCoopers. Mr. Gillespie is the chair of the board of directors and a member of the audit committee of the UK Export Finance, a ministerial department of the UK government that functions as the export finance agency, and also serves as the non-executive chair of the board of directors of Spirit Yacht Holdings Ltd. He has previously served as a non‐executive director of NatWest Group plc (formerly known as Royal Bank of Scotland plc) and certain of its principal subsidiary companies and was the chair of NatWest Group plc’s remuneration committee and a member of NatWest Group plc’s audit, risk and nominating and governance committees. In addition, Mr. Gillespie also served as the Director General of the UK Takeover Panel, a non-executive director of Citizens Financial Group Inc. and Ashurst LLP, a law firm, and as the non-executive chair of the board of directors of Boat Race Company Ltd., Somerset House Trust and the Council of Durham University, from which he graduated with a degree in economics. Mr. Gillespie’s extensive experience in finance, accounting, risk management and governance and years of experience serving on the boards of directors of both public and private companies make him a valuable member of the Board of Directors.

Rick Noel, Non-Executive Director
Mr. Noel is an independent non-executive director nominee and is expected to serve as a member of the Audit Committee. Mr. Noel currently serves as a Senior Advisor to MPowered Capital, an investment firm providing capital solutions to emerging managers across private alternatives. He retired as a Partner of Varde Partners, a global alternative investment firm specializing in credit and credit-related assets, in 2022 after more than two decades with the firm. During his tenure, Mr. Noel served in a number of senior leadership roles, including Head of Global Financial Services and Head of Europe, based in London, and Head of Asia, based in Singapore, where he established the firm’s Singapore office. Across these roles, he focused on financial services private equity, consumer and commercial credit, distressed credit portfolios and other asset-based investments, and was involved in capital raising, investment committee activities, portfolio management, investor relations and strategic planning. Earlier in his career, Mr. Noel held investment roles at Advantus Capital Management and Cargill Financial Services, and he began his career in the audit and business advisory unit at Arthur Andersen. Mr. Noel serves on the board of directors of WiZink Bank, a consumer-focused Iberian bank and a portfolio company of Varde Partners, and previously served on the board of directors of Mercury Financial (USA), a monoline credit card issuer and a former portfolio company of Varde Partners. He also currently serves on the University of Northern Iowa Foundation Board of Trustees. Mr. Noel earned his MBA in Finance from the University of Minnesota’s Carlson School of Management and his Bachelor of Arts in Accounting from the University of Northern Iowa. In addition, he has passed the examinations for the Certified Public Accountant and Chartered Financial Analyst. Mr. Noel’s extensive experience in financial services, credit investing and global leadership makes him a valuable member of the Board of Directors.

Director nominees’ qualifications and attributes
The Board of Directors is composed of individuals with diverse backgrounds and experience, who together enable the Board of Directors to oversee our strategy effectively. All director nominees have the following key attributes:

•Strategic thinking •Business judgment •Leadership and expertise in their fields •High performance standards	•Integrity and accountability •Commitment and enthusiasm •Responsibility and courage
We believe our director nominees bring a well-rounded variety of experience, qualifications, skills and attributes and represent a mix of deep knowledge of our business and fresh perspectives. The table below summarizes some of the attributes of each director nominee. See “—Director nominees’ biographies” for additional information about each director nominee, including the experience, qualifications and skills of each director nominee.

	Sievwright	Halmy	Baruti	Bogart	Corrie	Gillespie	Noel
Background and Attributes
Board Tenure (years)	6	4	3	6	2	6	N/A
Gender	M	M	F	M	F	M	M
Race / Ethnicity
Black / African American			✓
White / Caucasian	✓	✓		✓	✓	✓	✓
Corporate governance
Key corporate governance practices
We have corporate governance standards and practices designed to create long-term value for our shareholders. Key corporate governance practices include:
Board structure and independence
•Strong independent Chair of the Board of Directors who is not the Chief Executive Officer
•Majority of independent directors (i.e., all the directors other than the Chief Executive Officer)
•Mix of new and longer-serving directors and commitment to refreshment of the Board of Directors and committees with focus on optimal mix of experience, qualifications and skills
•Executive sessions of independent directors without management
•All members of the Audit Committee, the compensation committee of the Board of Directors (the “Compensation Committee”) and the nominating and corporate governance committee of the Board of Directors (the “Nominating and Corporate Governance Committee”) are independent
•Policy against director overboarding
•Annual evaluations of the Board of Directors and its committees
•Director access to internal and external experts and advisors
Shareholder rights
•Active and ongoing shareholder engagement
•One class of ordinary shares outstanding, with each ordinary share entitled to one vote
• Annual election of all directors for one-year terms
•Majority vote standard for the election of directors in uncontested elections
Other governance practices
•Code of business conduct and ethics applicable to our directors and employees
•Corporate governance guidelines and related party transactions policy aligned with industry best practices
•Annual review of committee charters and other corporate governance documents
•Meaningful share ownership guidelines for non-executive directors and executive officers
•Annual “Say-on-Pay” vote

•Comprehensive clawback policy for incentive compensation
•Anti-hedging and -pledging policy covering directors and executive officers
Corporate Governance Guidelines
The Board of Directors has adopted corporate governance guidelines (the “Corporate Governance Guidelines”) as a general framework to assist the Board of Directors in carrying out its responsibility for our business and affairs. The Corporate Governance Guidelines outline important policies and practices regarding our governance, such as the size and composition, the structure and operations and the duties and responsibilities of the Board of Directors. The Nominating and Corporate Governance Committee reviews the Corporate Governance Guidelines annually and recommends any appropriate changes for approval by the Board of Directors. The Corporate Governance Guidelines can be found on our website at https://investors.burfordcapital.com under “Governance—Governance Documents”.
Board leadership
Choosing the right leadership for the Board of Directors is an important responsibility. The Board of Directors selects the Chair of the Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee, in the manner and upon the criteria that it deems to be in our best interests at the time of selection, considering our current and future strategic and governance needs.
The Board of Directors believes that its current leadership structure, in which the roles of the Chair of the Board of Directors and the Chief Executive Officer are separated, best serves the Board of Directors’ ability to carry out its roles and responsibilities on behalf of our shareholders, including its oversight of management, and our overall corporate governance. The Board of Directors also believes that the current structure allows the Chief Executive Officer to focus on managing our business and day-to-day leadership, while leveraging the independent Chair’s experience to drive accountability at the level of the Board of Directors.
The independent non-executive Chair of the Board of Directors serves as liaison between the Chief Executive Officer and the other independent directors, establishes (in consultation with the Chief Executive Officer) the agenda for the meetings of the Board of Directors and notifies other members of the Board of Directors regarding any significant concerns of shareholders or interested parties of which he or she becomes aware. The independent non-executive Chair of the Board of Directors presides at all meetings of the Board of Directors and all independent director sessions scheduled at regular meetings of the Board of Directors and provides advice and counsel to the Chief Executive Officer.
Upon the recommendation of the Nominating and Corporate Governance Committee and with the full support of the Board of Directors, John Sievwright was appointed as the independent non-executive Chair of the Board of Directors and Christopher Halmy was appointed as the independent non-executive Vice Chair of the Board of Directors following the annual general meeting held in 2024. Both Messrs. Sievwright and Halmy are expected to serve in their respective roles until the annual general meeting to be held in 2027, at which time Mr. Sievwright will retire from the Board of Directors and it is expected that Mr. Halmy will become the Chair of the Board of Directors.
Director independence
Under the Corporate Governance Guidelines, the Board of Directors determines, annually or more frequently as the Board of Directors may so desire or deem necessary, whether each director satisfies the applicable criteria for independence based on all the relevant facts and circumstances. In addition, each independent director of the Board of Directors is required under the Corporate Governance Guidelines to notify the Chair of the Board of Directors and the Chair of the Nominating and Corporate Governance Committee of any developments that may impair such director’s independence. If a conflict of interest exists and cannot be resolved to the satisfaction of the Nominating and Corporate Governance Committee, the relevant director is required to submit to the Board of Directors written notification of such conflict of interest and an offer of resignation from the Board of Directors and each committee of the Board of Directors on which such director serves. The Nominating and Corporate Governance Committee develops and recommends to the Board of Directors for approval the criteria for membership on the Board of Directors, including those relating to director independence.

The Board of Directors currently consists of six directors, and the Board of Directors has determined that each director nominee (other than Mr. Bogart, the Chief Executive Officer) is “independent” under the applicable rules and regulations of the SEC and the listing standards of the New York Stock Exchange (the “NYSE”).
Members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee must satisfy additional independence requirements imposed by the applicable rules and regulations of the SEC and the listing standards of the NYSE. The Board of Directors determined that each director nominee (other than Mr. Bogart, the Chief Executive Officer, who is not a member of any committee of the Board of Directors) satisfies the additional requirements for “independence” under the applicable rules and regulations of the SEC and the listing standards of the NYSE with respect to the committees of the Board of Directors on which such director nominee serves. See “—Committees of the Board of Directors” for additional information with respect to the membership of each committee.
Director criteria and nomination process
We seek to establish the Board of Directors with an appropriate balance of skills, knowledge, experience, independence and diversity of backgrounds to enable it to discharge its duties and responsibilities effectively. The Board of Directors has delegated to the Nominating and Corporate Governance Committee the responsibility for developing and recommending to the Board of Directors for approval the membership criteria and for identifying individuals qualified to become members of the Board of Directors. The Nominating and Corporate Governance Committee may seek input from an independent search firm to identify potential candidates.
Candidates for potential membership on the Board of Directors must at a minimum satisfy any requirements under the applicable rules and regulations of the SEC and the listing standards of the NYSE. In evaluating director candidates, the Nominating and Corporate Governance Committee seeks members from diverse professional and personal backgrounds with a reputation for integrity and a broad spectrum of experience and expertise. This assessment includes an individual’s independence, as well as consideration of age, skills and experience. Director candidates are also expected to know how to read and understand fundamental financial statements and understand the use of financial ratios and information in evaluating our financial performance. In addition, the Nominating and Corporate Governance Committee considers whether individual director candidate’s background, skills, knowledge, experience and other qualifications and attributes complement those of other members of the Board of Directors and may also consider other factors as our needs change based on strategic priorities.
Under the Corporate Governance Guidelines, no director should serve on more than four boards of directors of other public companies, and no member of the Audit Committee should serve on more than three audit committees of other public companies unless the Board of Directors determines and appropriately discloses that such simultaneous service does not impair such member's ability to effectively serve on the Audit Committee. In addition, no director who is an executive officer of a public company, including Burford, should serve on more than two boards of directors of public companies, including Burford, without the prior approval of the Nominating and Corporate Governance Committee. Directors should also avoid any action, position or interest that conflicts or gives the appearance of a conflict with our interests. See “—Director independence” for additional information with respect to director independence and potential conflicts of interest.
Under the Corporate Governance Guidelines, the Board of Directors has committed to reject and prevent any form of discrimination or other unfair treatment on the grounds of race, ethnicity, nationality or country of origin, sex, pregnancy or maternity, disability or other health issue, religion or belief, age, veteran status, sexual orientation or gender reassignment. The Board of Directors also strives to maintain a diverse membership and, in particular, for at least 30% of its membership to be women. As of the date of this Proxy Statement, approximately 33% of the Board of Directors are women. See “—Director nominees’ qualifications and attributes” for additional information with respect to the director nominees.
Board of Directors and committee evaluations
The Board of Directors evaluates its performance and the performance of its committees on an annual basis through an evaluation process overseen by the Nominating and Corporate Governance Committee. The evaluation process assesses the performance and effectiveness of the Board of Directors and its committees, committee charter reviews and numerous aspects of corporate governance and directors’ duties and responsibilities.

As part of this evaluation process, each independent director completes a separate questionnaire on a confidential and anonymous basis for the Board of Directors and each committee on which such director serves, providing responses to specific questions as well as general commentary and suggestions for improvements. The questionnaire responses are compiled and analyzed to measure performance, note trends and highlight areas for improvement. Results and analyses are communicated to the Nominating and Corporate Governance Committee, the Board of Directors and the relevant committees. The Nominating and Corporate Governance Committee discusses evaluation results to determine what, if any, actions should be taken to improve the effectiveness of the Board of Directors or any committee and subsequently discusses such evaluation results with the Board of Directors.
Board of Directors refreshment and tenure
The Board of Directors has been focused on board refreshment in connection with our listing on the NYSE in October 2020 and our transition to US domestic public company status. As a result, two of our non-executive directors have a tenure of three or less years as of the date of this Proxy Statement. In addition, the Board of Directors has nominated Rick Noel for election at the 2026 AGM. See “—Director nominees’ qualifications and attributes” for additional information with respect to the director nominees’ tenures.
All directors serve a one-year term and are subject to election by shareholders at each annual general meeting with the exception of a director who is not appointed at an annual general meeting, whose initial term will run from the date of appointment until our next annual general meeting. As provided in our articles of incorporation (the “Articles”), the Board of Directors may appoint one or more directors between annual general meetings to hold office only until our next annual general meeting. In addition, the Corporate Governance Guidelines specify that no person will be nominated by the Board of Directors to serve as a director after he or she has passed his or her 72nd birthday.
Board onboarding and education
Under the Corporate Governance Guidelines, the Nominating and Corporate Governance Committee oversees our orientation programs for new directors and continuing education programs for directors.
Each new director, upon joining the Board of Directors, is provided with an orientation session regarding the Board of Directors and our business and operations. As part of this orientation, each new director has an opportunity to meet with members of our senior management and the Board of Directors’ advisors relevant for his or her responsibilities on the Board of Directors or committees of the Board of Directors. In addition, new directors receive key documents, including our governance documents and filings, past minutes and agenda programs of the Board of Directors and its committees and strategy presentations.
Directors are also provided with continuing education on various subjects that will assist them in discharging their duties, which may include presentations by our management or the Board of Directors’ advisors on our business, compliance efforts, applicable legal, regulatory or other developments or other matters as the Board of Directors, or the Nominating and Corporate Governance Committee in its oversight of the Board of Directors’ continuing education program, may deem appropriate. In addition, we provide the directors, at their request, with access to reasonable outside education programs pertaining to the directors’ responsibilities. Finally, site visits to our global offices or to cities where we carry on business are coordinated for the directors from time to time, enabling them to engage directly with a broader group of our executives, employees and clients and gain firsthand insight into our culture, operations and strategic priorities.
Director meeting attendance
Under the Corporate Governance Guidelines, directors are expected to use their best efforts to attend (either in person, telephonically, via the Internet or by other suitable means of remote communication) the annual meeting of shareholders, meetings of the Board of Directors and meetings of committees of the Board of Directors on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Directors are expected to review meeting materials prior to meetings of the Board of Directors and committees of the Board of Directors on which they serve. Each director’s attendance at, and preparation for, meetings of the Board of Directors and committees of the Board of Directors on which they serve is considered by the Nominating and Corporate Governance Committee when recommending director nominees.

During the year ended December 31, 2025, the Board of Directors held four quarterly in-person meetings, and all of the directors attended each of these meetings (other than Ms. Corrie who attended one of the in-person meetings via teleconference following injury).1 All members of the Board of Directors attended the annual general meeting of shareholders held in 2025 (other than Ms. Corrie who attended the annual general meeting of shareholders held in 2025 via teleconference following injury).
The Board of Directors meets in executive session at each quarterly board meeting without the executive non-independent directors and without any other members of our management present.
Committees of the Board of Directors
The principal responsibility of the Board of Directors is to provide oversight and strategic guidance to our senior management. Although certain of our responsibilities and authorities are reserved as matters for the Board of Directors as a whole, in discharging its obligations, the Board of Directors may also delegate certain responsibilities and authorities to its committees. The Board of Directors has three committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.
Audit Committee
The Audit Committee is comprised of Mr. Halmy (Chair), Ms. Corrie and Mr. Gillespie. In addition, it is expected that Mr. Noel will join the Audit Committee following the 2026 AGM, subject to his election to the Board of Directors by our shareholders at the 2026 AGM. The Board of Directors has determined that each current member of the Audit Committee meets the definition of an “independent director” for purposes of serving on an audit committee under the applicable rules and regulations of the SEC and the listing standards of the NYSE. In addition, the Board of Directors has determined that each current member of the Audit Committee is “financially literate” under the applicable rules and regulations of the SEC and the listing standards of the NYSE and qualifies as an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K. The Audit Committee held six meetings during the year ended December 31, 2025.
The Audit Committee is responsible for, among other things:
•The integrity of our financial statements and financial reporting process
•The appointment, independence and qualifications of our independent registered public accounting firm
•The performance of our independent registered public accounting firm and internal audit function
•Our compliance with legal and regulatory requirements, including the adequacy of our internal control over financial reporting and disclosure processes and procedures designed to ensure compliance with legal and regulatory requirements
•The pre-approval of audit and permissible non-audit services and fees to be provided by our independent registered public accounting firm
•Establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters
•Reviewing related party transactions policy and procedures and overseeing the implementation of, and compliance with, the related party transactions policy, including reviewing and approving related party transactions
•Reviewing and discussing with management and the internal audit group our risk management processes and system of internal control
1 In addition to regular quarterly in-person meetings of the Board of Directors, we use short virtual meetings attended by a single director as permitted under Guernsey law to authorize formally various normal course corporate actions, and such meetings are not included in the meeting attendance tally set forth above.

The Audit Committee has adopted a charter that complies with applicable rules and regulations of the SEC and the listing standards of the NYSE, which can be found on our website at https://investors.burfordcapital.com under “Governance—Governance Documents”.
Compensation Committee
The Compensation Committee is comprised of Mr. Sievwright (Chair), Dr. Baruti Dames and Mr. Halmy. The Board of Directors has determined that each member of the Compensation Committee meets the definition of an “independent director” for purposes of serving on a compensation committee under the applicable rules and regulations of the SEC and the listing standards of the NYSE. The Compensation Committee held five meetings during the year ended December 31, 2025.
The Compensation Committee is responsible for, among other things:
•Reviewing and approving our compensation strategy to ensure it is appropriate to attract, retain and motivate senior management and other key employees
•Reviewing and approving the compensation philosophy, policies and programs that support our overall business strategy and reviewing and discussing at least annually the material risks associated with compensation structure, policies and programs
•Reviewing and approving the corporate and/or individual performance goals and objectives relevant to the compensation of the Chief Executive Officer and Chief Investment Officer, evaluating their respective performance in light thereof and determining and approving their respective compensation
•In consultation with the Chief Executive Officer, reviewing and approving the compensation of the other executive officers
•Reviewing and approving our short- and long-term incentive compensation, equity, equity-based and deferred compensation, severance, change in control and other similar plans and arrangements
•Reviewing and recommending to the Board of Directors for approval the frequency with which we should conduct Say-on-Pay votes, taking into account the results of the most recent shareholder advisory vote on frequency of Say-on-Pay votes
•Periodically reviewing and monitoring compliance with share ownership and retention guidelines for executive officers and non-executive directors
•Periodically reviewing and, if applicable, amending (or, if required by applicable law, making recommendations to the Board of Directors to amend) and administering our clawback policies and practices
•Periodically reviewing and approving anti-hedging and anti-pledging policies applicable to executive officers and non-executive directors
The Compensation Committee has adopted a charter that complies with applicable rules and regulations of the SEC and the listing standards of the NYSE, which can be found on our website at https://investors.burfordcapital.com under “Governance—Governance Documents”.
Compensation Committee interlocks and insider participation
None of the members of the Compensation Committee who served during the year ended December 31, 2025 (whose names appear under “Executive compensation—Compensation Committee report”) are, or have ever been, our officer or employee or an officer or employee of any of our subsidiaries. In addition, during the year ended December 31, 2025, none of our executive officer served as a member of the board of directors or the compensation committee of any other entity that has one or more executive officers serving on the Board of Directors or the Compensation Committee.

Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is comprised of Mr. Gillespie (Chair), Dr. Baruti Dames and Ms. Corrie. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee meets the definition of an “independent director” for purposes of serving on a nominating and governance committee under the applicable rules and regulations of the SEC and the listing standards of the NYSE. The Nominating and Corporate Governance Committee held two meetings during the year ended December 31, 2025.
The Nominating and Corporate Governance Committee is responsible for, among other things:
•Developing and recommending to the Board of Directors for approval the criteria for membership on the Board of Directors and identifying individuals qualified to become members of the Board of Directors
•Recommending to the Board of Directors the director nominees for the next annual meeting of shareholders or to fill vacancies on the Board of Directors
•Reviewing and making recommendations to the Board of Directors with respect to the size, composition and organization of the Board of Directors and its committees
•Reviewing and making recommendations to the Board of Directors with respect to its processes
•Overseeing the annual evaluation of the Board of Directors and its committees
•Periodically reviewing corporate governance trends and best practices applicable to us and, based on such review, assessing the adequacy of our corporate governance guidelines and recommending to the Board of Directors any changes
•Overseeing our orientation programs for new directors and continuing education programs for directors
•Assisting the Board of Directors in its oversight of our management in defining and implementing our strategy relating to ESG matters and periodically reviewing our policies, programs, practices, goals and initiatives relating to ESG matters
The Nominating and Corporate Governance Committee has adopted a charter that complies with applicable rules and regulations of the SEC and the listing standards of the NYSE, which can be found on our website at https://investors.burfordcapital.com under “Governance—Governance Documents”.
Board of Directors oversight
Strategy oversight
The principal responsibility of the Board of Directors is to provide oversight and strategic guidance to our senior management. The Board of Directors actively oversees our long-term business strategy and is regularly engaged with senior management and employees in fulfillment of this oversight function. In particular, the Board of Directors plays an active role in shaping and overseeing our multi-year strategic roadmap, which articulates our long-term vision, capital allocation priorities and growth objectives, including scaling our platform, generating realizations from our portfolio and delivering attractive long-term returns on equity as discussed at our Investor Day in April 2025. In connection with this oversight, the Board regularly reviews and challenges management’s assumptions, evaluates strategic alternatives and capital allocation priorities and monitors progress against long-term milestones.
For example, the Board of Directors:
•Reviews comprehensive materials at its quarterly meetings to assess our performance, evaluate the effectiveness of our strategy and monitor progress against our long-term objectives
•Receives presentations from our senior management and employees on key strategic and operational matters, including capital allocation and financing strategy, information technology and cybersecurity, investor relations, business development and marketing

•Participates in dedicated strategy sessions focused on long-term positioning, competitive dynamics, macroeconomic developments and risk considerations affecting the execution of our strategic plan
•Conducts site visits to our global offices or to cities where we carry on business, enabling directors to engage directly with a broader group of our executives, employees and clients and gain firsthand insight into our culture, operations and strategic priorities
In addition, under the Corporate Governance Guidelines, the Board of Directors is required to adopt a strategic planning process to establish our objectives and goals and to review, approve and modify as appropriate the strategies proposed by our senior management to achieve such objectives and goals.
Risk oversight
We are exposed to a number of risks and regularly identify and evaluate these risks and our risk management strategy. The Board of Directors has an oversight role, as a whole and at the committee level, in overseeing management of our risks. At each of its quarterly meetings, the Board of Directors receives a comprehensive business risk presentation and reviews the key risks across the global business focusing, among other things, on the risks relating to operations, liquidity, information systems security, financial reporting and compliance. In addition, under the Corporate Governance Guidelines, the Board of Directors is required to develop a succession plan for the Chief Executive Officer and Chief Investment Officer and the other members of our management committee and to develop an interim Chief Executive Officer succession plan in the event of an unexpected occurrence.
In addition, to administer its risk oversight function more effectively, the Board of Directors has delegated certain oversight responsibilities to its committees and to management. The Audit Committee is responsible for overseeing our policies with respect to risk assessment and risk management and for reviewing and discussing with management and the internal audit group our risk management processes and system of internal control. In addition, the Audit Committee is responsible for reviewing and assessing our cybersecurity threats, vulnerabilities, defenses and planned responses. The Compensation Committee is responsible for reviewing and discussing, at least annually, the material risks associated with our compensation structure, policies and programs, including to determine whether such structure, policies and programs encourage excessive risk taking and to evaluate compensation policies and programs that could mitigate any such risks. The Nominating and Corporate Governance Committee is responsible for ensuring that proper corporate governance standards are maintained and that the Board of Directors and its committees consist of qualified directors and for assisting the Board of Directors in overseeing our management in defining and implementing our strategy relating to ESG matters.
We have a robust management team focused on risk, including the General Counsel, the Chief Compliance Officer and several other in-house lawyers. In addition, dozens of our professional staff are lawyers, including many of the most senior members of our management. The General Counsel maintains oversight of the work the business risk function carries out.
Shareholder engagement
The Board of Directors, as part of its oversight role, routinely receives updates, briefings and reports from our investor relations team that summarize performance of our ordinary shares, investor engagement and key topics of investor interest.
We are committed to engaging and having an open dialogue with the investor community so that we may better appreciate the perspectives of both current and prospective shareholders. The Chief Executive Officer, Chief Financial Officer and investor relations team meet with institutional investors and analysts to share our perspectives, address questions and solicit their feedback on our performance and disclosures. This dialogue allows us to better understand and evaluate important issues and to communicate effectively on matters such as strategy, financial performance and market backdrop. The Chief Executive Officer, Chief Financial Officer and investor relations team maintain a regular cadence of meetings with a broad cross section of shareholders and dedicate time to pursuing and building relationships with high-quality prospective institutional investors. Shareholder interactions include a mix of virtual and live one-on-one meetings, roadshows, sponsored investor conferences and special events.

Board of Directors communications
The Board of Directors believes that management should speak for us and that the Chair of the Board of Directors should speak for the Board of Directors. To ensure compliance with applicable securities laws and avoid the potential detriment of inconsistent communications to our interests, our shareholders and other constituencies, members of the Board of Directors are discouraged from responding to media inquiries or making statements to the media regarding us and our business without prior notification of the Chair of the Board of Directors.
Shareholders, employees and others may contact the Board of Directors, the independent directors or any other group or committee of the Board of Directors by writing to them at: Burford Capital Limited, Oak House, Hirzel Street, St. Peter Port, Guernsey GY1 2NP. All communications received at this address will be opened by the office of the secretary or the General Counsel for the purpose of determining whether the contents represent an appropriate message to the directors. Materials that are not in the nature of advertising, solicitations or promotions of a product or service and that are not patently offensive will be forwarded to the Chair of the Board of Directors or, if the communication is confidential or should otherwise be restricted, to the identified directors or the directors who are members of the group or committee to which the communication is addressed.
The Audit Committee has also established procedures to enable anyone with a concern about our conduct or our accounting, internal accounting controls or auditing matters to communicate those concerns to the Audit Committee. Such communications may be confidential or anonymous and may be submitted in writing to: Burford Capital Limited, Attention: Chair of the Audit Committee of the Board of Directors, Oak House, Hirzel Street, St. Peter Port, Guernsey GY1 2NP.
Code of Business Conduct and Ethics and Ethical Conduct Code for Senior Financial Officers
Our code of business conduct and ethics (the “Code of Business Conduct and Ethics”) publicly sets forth our standards for ethical and legal behavior expected of all our directors, officers and employees. The Code of Business Conduct and Ethics is designed to deter wrongdoing and promote honest and ethical conduct and compliance with applicable legal and regulatory requirements. Waivers or exceptions to the Code of Business Conduct and Ethics may be granted in advance under exceptional circumstances and as deemed appropriate by the Chief Compliance Officer. However, waivers or exceptions to the Code of Business Conduct and Ethics for any director or executive officer may be made only by the Board of Directors or the appropriate committee of the Board of Directors.
In addition, we have adopted the ethical conduct code for senior financial officers (the “Ethical Conduct Code for Senior Financial Officers”) that imposes additional obligations on the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and persons performing similar functions.
We intend to disclose promptly any amendments to or waivers under each of the Code of Business Conduct and Ethics and the Ethical Conduct Code for Senior Financial Officers to the extent required under the applicable rules and regulations of the SEC and the listing standards of the NYSE either on our website or in a current report on Form 8-K. No waivers were granted under the Code of Business Conduct and Ethics or the Ethical Conduct Code for Senior Financial Officers during the year ended December 31, 2025.
Each of the Code of Business Conduct and Ethics and the Ethical Conduct Code for Senior Financial Officers can be found on our website at https://investors.burfordcapital.com under “Governance—Governance Documents”.
Guernsey Code of Corporate Governance
In addition to adopting the Corporate Governance Guidelines, we have adopted the Finance Sector Code of Corporate Governance issued by the Guernsey Financial Services Commission (the “Guernsey Code of Corporate Governance”). Our compliance with the Guernsey Code of Corporate Governance has been the subject of regular reporting to and oversight by the Board of Directors. Our adoption of the Guernsey Code of Corporate Governance is current as of February 11, 2026 and is reviewed as part of our annual reporting process. As of the date of this Proxy Statement, there are no material departures from our obligations under the Guernsey Code of Corporate Governance.

Related Party Transactions
Related Party Transactions Policy
The Board of Directors has adopted a written related party transactions policy (the “Related Party Transactions Policy”) to set forth the guidelines to identify, review, approve and, if applicable, ratify the Related Party Transactions (as defined below) to help recognize and avoid potential or actual conflicts of interest and improper benefit to executive officers, directors or director nominees, any shareholders owning more than 5% of any class of our voting securities or immediate family members of such persons (each, a “Related Party”). The Related Party Transactions Policy covers any transaction in which we or any of our subsidiaries was, is or will be a participant, in which the aggregate amount involved exceeds or may be expected to exceed $120,000 in any fiscal year and in which any Related Party had, has or will have a direct or indirect material interest (any such transaction, a “Related Party Transaction”).
The Board of Directors has delegated to the Audit Committee the power and authority to review and approve or ratify, as applicable, any Related Party Transaction. The Board of Directors has also authorized the Audit Committee to oversee implementation of and compliance with the Related Party Transactions Policy and to administer the Related Party Transactions Policy.
Prior to entering a potential Related Party Transaction, the Related Party is required to notify the General Counsel in writing at the earliest practicable time prior to the consummation of a potential Related Party Transaction of the facts and circumstances of such potential Related Party Transaction. If the General Counsel determines as a result of his or her evaluation that the proposed transaction would constitute a Related Party Transaction for purposes of the Related Party Transactions Policy, the General Counsel will report the Related Party Transaction to the Audit Committee for consideration at the next regularly scheduled meeting of the Audit Committee. If the General Counsel determines it is not practicable or desirable for us to wait until a meeting of the Audit Committee to consummate a Related Party Transaction, the Chair of the Audit Committee may review and approve the Related Party Transaction. Any such approval and its rationale must be reported to the Audit Committee at the next regularly scheduled meeting of the Audit Committee. If a Related Party Transaction involves a Related Party who is a director or an immediate family member of a director, such director may not participate in any discussion or vote regarding approval or ratification of such Related Party Transaction.
Set forth below are Related Party Transactions since the beginning of the year ended December 31, 2025. Other than as described below, there were no transactions, and there are no currently proposed transactions, that would require disclosure under Item 404 of Regulation S-K.
Commitments to private funds
Certain of our directors and executive officers have committed their own capital (or capital of related estate planning vehicles or charitable foundations controlled by them or their immediate family members) directly to certain of our private funds—namely, Burford Opportunity Fund B LP, BCIM Partners II, LP, BCIM Partners III, LP and BCIM Credit Opportunities Fund, LP. In general, such commitments are not subject to management fees and, in certain instances, may not be subject to performance fees. The opportunity to invest in certain of the private funds we manage in this manner is available to our current and former directors, executive officers and those employees (or related estate planning vehicles or charitable foundations controlled by them or their immediate family members) whom we have determined to have a status that reasonably permits us to offer them these types of investments in compliance with applicable laws. As of December 31, 2025, our employees (including our executive officers) have committed approximately $4.6 million of their own capital to our private funds.
The table below sets forth commitments to our private funds of the executive officers (or related estate planning vehicles or charitable foundations controlled by them or their immediate family members) and the distributions on these commitments, in each case, from January 1, 2025 through December 31, 2025. None of our non-executive directors, Mr. Licht (the Chief Financial Officer) or Ms. O’Connell (the Chief Strategy Officer) had any commitments to private funds from January 1, 2025 through December 31, 2025.

Name of beneficial owner	Burford Opportunity Fund B LP	BCIM Partners II, LP	BCIM Partners III, LP	BCIM Credit Opportunities Fund, LP	Distributions
Craig Arnott	$75,000	—	—	—	$9,162
Christopher Bogart	$1,000,000	—	—	—	$122,164
Mark Klein	$25,000	—	—	—	$3,054
Travis Lenkner	—	$100,000	$250,000	$100,000	$11,176
Jonathan Molot	$1,000,000	—	—	—	$122,164
David Perla	$75,000	—	—	—	$9,162
Aviva Will(1)	$150,000	—	—	—	$18,325

(1)Ms. Will ceased serving as an executive officer, effective as of March 11, 2026.
Holdings of certain debt securities
Certain of our wholly owned subsidiaries have from time to time issued debt securities for which we act as the parent guarantor. See note 12 (Debt) to our audited consolidated financial statements contained in the 2025 Form 10-K for additional information with respect to our debt securities.
Certain of our directors and executive officers are holders of such debt securities. As of December 31, 2025, Mr. Sievwright, the Chair of the Board of Directors, owned $250,000 aggregate principal amount of the 6.250% senior notes due 2028 and $250,000 aggregate principal amount of the 9.250% Senior Notes due 2031. In addition, each of Mr. Bogart, the Chief Executive Officer, and Mr. Molot, the Chief Investment Officer, owned $500,000 aggregate principal amount of the 6.125% bonds due 2025, which were redeemed in full at their scheduled maturity on August 12, 2025.
Director compensation
The table below sets forth compensation for our directors for the year ended December 31, 2025, as calculated in accordance with the SEC rules.

Director	Fees earned or paid in cash ($)(1)	Stock awards ($)(2)	Option awards ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Rukia Baruti Dames	90,000	48,879	—	—	—	—	138,879
Christopher Bogart(3)	—	—	—	—	—	—	—
Pamela Corrie	90,000	48,879	—	—	—	—	138,879
Robert Gillespie	90,000	48,897	—	—	—	—	138,897
Christopher Halmy	125,000	97,757	—	—	—	—	222,757
John Sievwright	150,000	139,942	—	—	—	—	289,942

(1)Represents cash fees earned for the year ended December 31, 2025. For Mr. Halmy, amount includes a portion of his cash fees in the aggregate amount of $62,500, receipt of which he elected to defer in accordance with the Burford Capital Deferred Compensation Plan, effective as of February 1, 2021 and as amended and restated as of November 26, 2024 (as may be further amended, supplemented or otherwise modified from time to time, the “NQDC Plan”).
(2)Represents the grant date fair value for grants of our ordinary shares made effective as of June 5, 2025 (determined in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”)), excluding the effect of any estimated forfeitures of such awards. As of December 31, 2025, the non-executive directors held the following numbers of our ordinary shares that were granted under, and remain subject to the transfer and sale restrictions of, the NED Plan (as defined below): Dr. Baruti Dames, 8,676 ordinary shares; Ms. Corrie, 6,069 ordinary shares; Mr. Gillespie, 8,676 ordinary shares; Mr. Halmy, 14,162 ordinary shares; and Mr. Sievwright, 18,937 ordinary shares.
(3)Mr. Bogart does not receive compensation for his service on the Board of Directors in addition to his compensation as the Chief Executive Officer.
Cash fees
For the year ended December 31, 2025, our independent non‐executive directors received cash fees for their service on the Board of Directors, the committees of the Board of Directors and, if applicable, the boards of directors of our subsidiaries. Each non-executive director received an annual cash fee (prorated for any partial service period during the fiscal year) of $90,000, with an additional cash fee of (i) $50,000 for service as the independent Chair of the Board of Directors, (ii) $15,000 for service as the independent Vice Chair of the Board of Directors, (iii) $20,000 for service as the Chair of the Audit Committee and (iv) $10,000 for service as the Chair of the Compensation Committee. The cash fees are paid quarterly in arrears, prorated for any partial service period and, if requested, converted into a director’s local currency at the exchange rate on the date of payment.
NED Plan
We have established the Burford Capital Limited 2021 Non‐Employee Directors’ Share Plan (as amended, supplemented or otherwise modified from time to time, the “NED Plan”), pursuant to which non-executive directors are eligible to receive grants of our ordinary shares in connection with their service on the Board of Directors, subject to transfer and sale restrictions until the earlier of (i) the third anniversary of the grant date or (ii) the date on which the director no longer serves as a member of the Board of Directors. Employee directors are not eligible for grants under the NED Plan. Each non-executive director received an annual grant of restricted ordinary shares (prorated for any partial service period during the fiscal year) equal to $47,500, with an additional grant of restricted ordinary shares equal to (i) $88,500 for service as the independent Chair of the Board of Directors and (ii) $47,500 for service as the independent Vice Chair of the Board of Directors.
Setting non-executive director compensation
The form and amount of non-executive director compensation is determined by the Chair of the Board of Directors upon the recommendation of the Chief Executive Officer. In establishing non-executive director compensation, we consider compensation levels for non-executive directors at US and UK public companies of comparable size and complexity. Our employee directors do not receive additional compensation for their service as directors.
The non-executive directors are not entitled to receive any compensation upon a termination of service on the Board of Directors, and no fees will be payable in respect of any unserved portion of the applicable term of service. The non-executive directors are entitled to reimbursement by us of reasonable expenses incurred in connection with the performance of their duties as our directors. The non-executive directors may, in certain circumstances and at our expense, obtain independent professional advice in the furtherance of their duties as our directors.
During the year ended December 31, 2025, on the recommendation of the Chief Executive Officer, the Compensation Committee considered and approved an increase in the compensation of non-executive directors effective immediately following the annual general meeting held in 2025. The increase equaled 10% of the aggregate cash fees and share-based awards given to an individual non-executive director, with the entirety of such 10% increase made in the form of share-based awards. See “—NED Plan” for additional information with respect to grants of restricted ordinary shares to our non-executive directors.
Share ownership guidelines for non-executive directors
To ensure that non-executive directors become and remain meaningfully invested in our ordinary shares, each non-executive director is expected to hold a minimum level of ownership of our ordinary shares equal to at least four times the base annual cash retainer payable to such non-executive director. For purposes of satisfying these requirements, a non-executive director’s holdings of our ordinary shares will include, in addition to ordinary shares held outright, any ordinary shares, restricted shares or restricted share units granted to such non-executive director as compensation for service on the Board of Directors, whether vested or unvested, and any ordinary shares or restricted share units held under a deferral or similar plan. The non-executive directors are required to retain ordinary shares received pursuant to their service on the Board of Directors until this minimum level of ownership is reached. The non-executive directors have five years from the latest of (i) the date they become subject to the Corporate Governance Guidelines, (ii) the date of a material change to the Corporate Governance Guidelines or (iii) the date of any increase in their annual cash retainer to attain this ownership threshold. These share ownership requirements are determined, and may be modified from time to time, by the Compensation Committee.

RESOLUTION 8—DECLARATION OF FINAL DIVIDEND
A final dividend can only be paid after being approved by shareholders at an annual general meeting and cannot exceed the amount recommended by the Board of Directors. If approved, the final dividend will be paid on June 12, 2026 to all ordinary shareholders on our register of shareholders at the close of business on May 22, 2026.
Shareholders with a registered position in the United States or who hold a position with a US bank or brokerage firm in Depositary Trust & Clearing Corporation will have their dividend paid in US dollars. Any registered holders on the US registry who wish instead to receive payment in pounds sterling should complete and forward a Dividend Currency Election form to Computershare Trust Company NA, P.O. Box 43006, Providence, Rhode Island 02940-3006, to arrive no later than May 26, 2026. AIM investors holding our ordinary shares through depositary interest with positions held in Certificateless Registry for Electronic Share Transfer (“CREST”) will have the dividend converted into pounds sterling shortly before the time of payment and paid in pounds sterling. Any such holder who wishes instead to receive payment in US dollars should complete and send a Dividend Currency Election form to Computershare Investor Services PLC, c/o The Pavilions, Bridgwater Road, Bristol, BS99 6ZY, to arrive no later than May 26, 2026. The Dividend Currency Election form can be found on our website at https://investors.burfordcapital.com/stock-info/dividend-history/default.aspx.
Vote required
Approval of Resolution 8 requires that a simple majority of the votes cast by persons entitled to vote must be cast FOR Resolution 8. Abstentions and broker non-votes are not considered votes cast and will not impact the outcome of the vote on Resolution 8.
Board of Directors’ recommendation
The Board of Directors unanimously recommends that shareholders vote FOR the declaration of a final dividend of 6.25¢ (United States cents) per ordinary share.

AUDIT COMMITTEE REPORT
The Audit Committee has furnished the following report for the year ended December 31, 2025 pursuant to Item 407(d)(3) of Regulation S-K.
The Audit Committee is composed entirely of directors who are not our officers or employees or officers or employees of any of our subsidiaries and who are “independent” as defined under the applicable rules and regulations of the SEC and the listing standards of the NYSE. The Audit Committee’s primary purpose is to oversee (i) the integrity of our consolidated financial statements, (ii) the appointment, compensation, retention, qualifications, performance, objectivity and independence of our independent auditor, (iii) the performance of our internal audit function and (iv) our compliance with legal and regulatory requirements. The Audit Committee has adopted an audit committee charter that describes its responsibilities in detail, which can be found on our website at https://investors.burfordcapital.com/governance/governance-documents/default.aspx.
Our management has the primary responsibility for financial and other reporting, the effectiveness of internal control over financial reporting and compliance with accounting standards and applicable laws, rules and regulations. KPMG, our registered independent public accounting firm, is responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of such consolidated financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on the effectiveness of our internal control over financial reporting.
The Audit Committee has reviewed and discussed with management and KPMG our audited consolidated financial statements for the year ended December 31, 2025 and the results of management’s assessment of the effectiveness of our internal control over financial reporting and the independent registered public accounting firm’s audit of internal control over financial reporting as of December 31, 2025.
The Audit Committee has discussed with KPMG the matters required to be discussed by the applicable Public Company Accounting Oversight Board (“PCAOB”) rules, including the quality of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in our consolidated financial statements. In addition, the Audit Committee has received and reviewed the disclosure and letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence.
Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2025 as filed with the SEC and in our annual accounts, report of the directors and auditors’ report for the year ended December 31, 2025 as presented to shareholders at the 2026 AGM.
Audit Committee
Christopher Halmy, Chair
Pamela Corrie
Robert Gillespie
The information in this “—Audit Committee report” section is not “soliciting material” or otherwise considered “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act or the Exchange Act, whether made before or after the date of this Proxy Statement, notwithstanding any general statement contained in any such filing incorporating this Proxy Statement by reference, except to the extent we incorporate this “—Audit Committee report” section by specific reference.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2026. The Audit Committee is asking shareholders to ratify this selection. KPMG has served as our independent auditor since the year ended December 31, 2024 and is considered by the Audit Committee and the Board of Directors to be well qualified. We anticipate that one or more representatives of KPMG will be present at the 2026 AGM. The representatives of KPMG will have an opportunity to make a statement if they desire and are expected to be available to respond to any appropriate questions that may be submitted by shareholders at the 2026 AGM.
Independent auditor fees
The table below sets forth the aggregate fees for professional services for the years ended December 31, 2025 and 2024 provided by KPMG, our principal accountant.

($ in thousands)	Year ended December 31, 2025	Year ended December 31, 2024
Audit fees(1)	$5,721	$6,150
Audit-related fees(2)	301	—
Tax fees	—	—
All other fees	—	—
Total fees	$6,022	$6,150

(1)Includes fees for work performed to (i) issue opinions on our annual consolidated financial statements, (ii) review our quarterly condensed consolidated financial statements and (iii) issue reports on local statutory financial statements.
(2)    Includes fees for work performed to issue comfort letters in connection with our issuance of senior notes in a private placement transaction in July 2025.

Pre-Approval Policy
The Audit Committee has adopted a written pre-approval policy for audit and non-audit services (the “Pre-Approval Policy”) that sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditor may be pre-approved. The Pre-Approval Policy requires that, before the independent auditor is engaged for any services, the Audit Committee must approve such services, including terms, fees and conditions, subject to the de minimis exception for non-audit services set forth in Section 10A(i)(1)(B) of the Exchange Act. As permitted by the US Sarbanes-Oxley Act of 2002, as amended, and the SEC rules, the Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve audit and permissible non-audit services and any associated fees. The Chair of the Audit Committee must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. The term of any general pre-approval is 12 months from the date of pre-approval or, for audit services, completion of the engagement, in each case, unless the Audit Committee considers a different period appropriate and states otherwise. The Audit Committee is required to annually review and pre-approve the services, if any, that may be provided by the independent auditor without obtaining specific pre-approval from the Audit Committee.
Change in independent registered public accounting firm
On July 1, 2024, the Audit Committee approved, and the Board of Directors ratified, the dismissal of Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm, effective immediately following the issuance of our unaudited consolidated financial statements for the three and six months ended June 30, 2024. In addition, on and effective as of July 1, 2024, KPMG was appointed as our independent registered public accounting firm for the three and nine months ended September 30, 2024 and for the fiscal year ended December 31, 2024. The Audit Committee approved, and the Board of Directors ratified, the appointment of KPMG.
KPMG replaced E&Y, which had served as our independent auditor since 2010. While we are not subject to UK mandatory auditor rotation every ten years, we are nevertheless conscious of shareholder feedback about best practices in the UK market and, with the transition to the generally accepted accounting principles in the United States and the addition of our listing on the NYSE behind us, it was an appropriate moment to abide by those best practices and move to another “Big Four” accounting firm.
The reports of E&Y on our consolidated financial statements for the fiscal years ended December 31, 2023 and 2022 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of our consolidated financial statements for each of the fiscal years ended December 31, 2023 and 2022 and during the period from the end of the fiscal year ended December 31, 2023 through July 1, 2024 (the “Interim Period”), there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K) with E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which “disagreements”, if not resolved to the satisfaction of E&Y, would have caused E&Y to make reference to the subject matter of the “disagreements” in connection with their report for such years. There were no “reportable events” (as described in Item 304(a)(1)(v) of Regulation S-K) during the two fiscal years ended December 31, 2023 and 2022 or the Interim Period, except for certain identified material weaknesses in our internal controls relating to (i) a lack of available evidence to demonstrate the precision of management’s review of certain assumptions used in the measurement of the fair value of capital provision assets as disclosed in our annual report on Form 20-F for the year ended December 31, 2023 filed with the SEC on March 28, 2024 and (ii) the determination of our approach to measure the fair value of capital provision assets in accordance with ASC Topic 820—Fair Value Measurement, as disclosed in our annual report on Form 20-F for the year ended December 31, 2022 filed with the SEC on May 16, 2023, which was remediated as of December 31, 2023. The Audit Committee discussed the “reportable events” with E&Y, and we have authorized E&Y to respond fully to the inquiries of KPMG, as successor auditor, concerning the subject matter of such “reportable events”.
Pursuant to Item 304(a)(3) of Regulation S-K, we previously provided E&Y with a copy of the above disclosures, as included in our report on Form 6-K furnished to the SEC on July 9, 2024 (the “Form 6-K”), and requested that E&Y furnish us with a letter addressed to the SEC stating that E&Y agrees with the statements made by us in response to Item 304(a) of Regulation S-K and, if not, stating the respects in which it does not agree. A copy of E&Y’s letter, dated July 9, 2024, was attached as Exhibit 99.1 to the Form 6-K and is incorporated herein by reference.
Prior to KPMG’s appointment, neither we nor anyone acting on our behalf consulted KPMG regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report nor oral advice was provided to us that KPMG concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a “reportable event” (as described in Item 304(a)(1)(v) of Regulation S-K).

RESOLUTION 9—REAPPOINTMENT OF EXTERNAL AUDITOR
Resolution 9 is recommended by the Board of Directors and proposes that KPMG be reappointed as our external auditor under section 257(4) of the Companies (Guernsey) Law, 2008, as amended (the “Guernsey Companies Law”), and as our independent registered public accounting firm to hold office until the close of our next annual general meeting at which accounts are laid. We anticipate that one or more representatives of KPMG will be present at the 2026 AGM. The representatives of KPMG will have an opportunity to make a statement if they desire and are expected to be available to respond to any appropriate questions that may be submitted by shareholders at the 2026 AGM.
Vote required
Approval of Resolution 9 requires that a simple majority of the votes cast by persons entitled to vote must be cast FOR Resolution 9. Abstentions are not considered votes cast and will not impact the outcome of the vote on Resolution 9.
Board of Directors’ recommendation
The Board of Directors unanimously recommends that shareholders vote FOR the reappointment of KPMG LLP as our external auditor under Guernsey law and as our independent registered public accounting firm until the close of our next annual general meeting at which accounts are laid.

RESOLUTION 10—COMPENSATION OF EXTERNAL AUDITOR
It is normal practice for a Guernsey company’s board of directors to be authorized to determine the level of the external auditor’s compensation. Pursuant to section 259(a)(ii) of the Guernsey Companies Law, the compensation of an auditor appointed by the shareholders of a company may be determined by such company’s board of directors if the shareholders so resolve by ordinary resolution. Resolution 10 proposes to give authority to the Audit Committee on behalf of the Board of Directors to determine the level of KPMG’s compensation for the following year.
Vote required
Approval of Resolution 10 requires that a simple majority of the votes cast by persons entitled to vote must be cast FOR Resolution 10. Abstentions are not considered votes cast and will not impact the outcome of the vote on Resolution 10.
Board of Directors’ recommendation
The Board of Directors unanimously recommends that shareholders vote FOR the authorization of the Audit Committee on behalf of the Board of Directors to agree to the compensation of our external auditor.

RESOLUTION 11—RECEIPT OF ANNUAL ACCOUNTS
The Board of Directors is required under the Guernsey Companies Law to present to shareholders our annual accounts for the year ended December 31, 2025 and the report of the Board of Directors and the external auditor thereon at the 2026 AGM. Our annual accounts for the year ended December 31, 2025 and the report of the Board of Directors and the external auditor thereon are contained in the 2025 Annual Report, which can be found on our website at https://investors.burfordcapital.com. Shareholders are voting only to approve receipt of these documents, as the Guernsey Companies Law does not require shareholder approval of the substance or contents of these documents.
Vote required
Approval of Resolution 11 requires that a simple majority of the votes cast by persons entitled to vote must be cast FOR Resolution 11. Abstentions are not considered votes cast and will not impact the outcome of the vote on Resolution 11.
Board of Directors’ recommendation
The Board of Directors unanimously recommends that shareholders vote FOR the receipt of our accounts for the year ended December 31, 2025 and the report of the Board of Directors and the external auditor thereon.

EXECUTIVE OFFICERS
We are composed of the parent company, Burford Capital Limited, and our numerous wholly owned subsidiaries in various jurisdictions through which our operations are conducted and our capital is deployed. Burford Capital LLC is a wholly owned indirect subsidiary of Burford Capital Limited and its primary operating company in the United States, and Burford Capital (UK) Limited is a wholly owned indirect subsidiary of Burford Capital Limited and its primary operating company in the United Kingdom. These two entities provide various corporate and investment advisory services to other group companies. The parent company, Burford Capital Limited, does not have any operations or employees. The individuals listed below are executive officers of Burford Capital LLC and Burford Capital (UK) Limited, who are deemed to be executive officers of Burford Capital Limited as a result of performing policy making functions within the definition of “executive officer” of the Exchange Act.
The table below sets forth the names, ages and positions of the executive officers.

Name	Age	Position(s)
Craig Arnott	59	Chief Investment Officer—International
Christopher Bogart	60	Co-Founder and Chief Executive Officer and Director
Mark Klein	58	General Counsel and Chief Administrative Officer
Travis Lenkner	46	Chief Development Officer
Jordan Licht	48	Chief Financial Officer
Jonathan Molot	59	Co-Founder and Chief Investment Officer
Elizabeth O'Connell	59	Chief Strategy Officer
David Perla	56	Vice Chair
Executive officers’ biographies
Set forth below are the biographies for each of the executive officers. See “Resolutions 1 through 7—Election of directors—Director nominees’ biographies” for the biographical information for Mr. Bogart, the Chief Executive Officer.

Craig Arnott, Chief Investment Officer—International
Mr. Arnott is the Chief Investment Officer—International, with responsibility across Burford’s investment portfolio, and he also serves as a member of Burford’s Management Committee and Commitments Committee. Prior to becoming the Chief Investment Officer—International in March 2026, Mr. Arnott was the Deputy Chief Investment Officer from January 2020 to February 2026 and a Managing Director from August 2016 to December 2019. Prior to joining Burford, Mr. Arnott was a barrister at Sixth Floor Selborne and Wentworth Chambers in Sydney, Australia. Previously, he was a Partner and Head of Competition/Antitrust Law in London at the international law firm Fried Frank. During his time at Fried Frank, Mr. Arnott oversaw many significant transactions, serving as counsel to the pharmaceuticals company Merck in its acquisition of Schering-Plough and as European Counsel to Delta & Pine Land in its acquisition by The Monsanto Company. Before his time at Fried Frank, Mr. Arnott worked at Cravath, Swaine & Moore in New York, Gilbert + Tobin in Sydney and Ashurst in London. Mr. Arnott earned his BCL and DPhil from the University of Oxford, where he is an alumnus of Balliol College and a Rhodes Scholar. He graduated from the University of Queensland with First Class Honours in both his Law and Arts degrees, with the University Medals in both. He clerked for the Honorable W. Pincus of the Federal Court of Australia.

Mark Klein, General Counsel and Chief Administrative Officer
Mr. Klein is the General Counsel and Chief Administrative Officer, overseeing Burford’s global legal and regulatory functions, and he also serves as a member of Burford’s Management Committee. Prior to joining Burford in September 2017, Mr. Klein spent 13 years at UBS in a wide range of corporate roles, including as Managing Director and General Counsel of its infrastructure and private equity funds and funds of funds business. Most recently, he was General Counsel and Chief Compliance Officer at Marketfield Asset Management, a US-registered investment adviser, from January 2014 to September 2017. Mr. Klein was previously also General Counsel and Chief Compliance Officer at NewGlobe Capital, a registered investment adviser. He began his career at Weil, Gotshal & Manges. Mr. Klein earned his JD from New York University School of Law and his BA from the Yeshiva University.

Travis Lenkner, Chief Development Officer
Mr. Lenkner is the Chief Development Officer, with responsibility for identifying and executing strategic initiatives that drive growth and align with Burford’s long-term objectives, and he also serves as a member of Burford’s Management Committee. For more than a decade, he has been a global leader in the legal finance market. Prior to joining Burford in September 2024, Mr. Lenkner was the founder and Chief Executive Officer of Larkspur Partners LLC, a legal finance and advisory firm, from June 2022 through August 2024. Prior to that, from January 2018 through May 2022, Mr. Lenkner co-founded and was a Managing Partner of Keller Lenkner LLC, one of the premier complex-litigation and mass-action law firms in the United States, and he also co-founded and was a Director of the firm’s European counterpart. In 2013, he entered the nascent field of legal finance as a launch partner in Gerchen Keller Capital, which Burford acquired in 2016. Before starting his own enterprises, Mr. Lenkner was Senior Counsel at The Boeing Company and an attorney in the New York and Washington, D.C. offices of Gibson, Dunn & Crutcher. He earned his JD from the University of Kansas School of Law and his BS from Kansas State University. Mr. Lenkner was a law clerk for Justice Anthony M. Kennedy at the Supreme Court of the United States and for then-Judge Brett M. Kavanaugh at the US Court of Appeals for the DC Circuit.

Jordan Licht, Chief Financial Officer
Mr. Licht is the Chief Financial Officer, overseeing Burford’s funding, capital management, financial reporting and investor relations as well as human resources, technology, facilities and back office operations, and he also serves as a member of Burford’s Management Committee and as an ex officio member of Burford’s Commitments Committee. Prior to joining Burford in September 2022, Mr. Licht was most recently the Chief Operating Officer of both Caliber Home Loans and Newrez Lending, two multi-billion-dollar mortgage businesses that combined under the Rithm banner (NYSE: RITM). Prior to the combination, Mr. Licht held a series of finance and operating roles at Caliber Home Loans, including as Deputy Chief Financial Officer. Previously, he spent a decade at Morgan Stanley in financial services investment banking. Before his investment banking career, Mr. Licht spent six years as a management consultant at Diamond Consulting (now PricewaterhouseCoopers). He currently serves as a member of the board of directors of United Texas Bank. Mr. Licht earned his MBA from Columbia Business School and his BA from the University of Pennsylvania.

Jonathan Molot, Co-Founder and Chief Investment Officer
Mr. Molot is the co-founder and the Chief Investment Officer, overseeing Burford’s investment portfolio, and he also serves as a member of Burford’s Management Committee and as the Chair of Burford’s Commitments Committee. Prior to co-founding Burford in October 2009, Mr. Molot founded Litigation Risk Solutions, a business that assisted hedge funds, private equity funds, investment banks, insurance companies and insurance brokers to develop litigation risk transfers where lawsuits threaten to interfere with M&A and private equity deals. In addition to his role at Burford, Mr. Molot is a Professor of Law at Georgetown University. Mr. Molot has also taught courses on litigation risk management and finance at Harvard Law School, Georgetown University Law Center and George Washington University Law School. Mr. Molot served as counsel to the economic policy team on the Obama-Biden Presidential Transition Team and as senior advisor in the Department of the Treasury at the start of the Obama Administration. He practiced law at Cleary Gottlieb in New York and at Kellogg Hansen in Washington, D.C. Mr. Molot earned his BA magna cum laude from Yale College and his JD magna cum laude from Harvard Law School, where he was Articles Co-Chair of the Harvard Law Review and won the Sears Prize, awarded to the two top-performing students in a class of over 500. Mr. Molot was a law clerk for Justice Stephen G. Breyer at the Supreme Court of the United States.

Elizabeth O’Connell, CFA, Chief Strategy Officer
Ms. O’Connell is one of Burford’s founders and the Chief Strategy Officer, with responsibility for quantitative and data analytics activities and for the management oversight of a number of Burford’s business functions, and she also serves as a member of Burford’s Management Committee and Commitments Committee. Ms. O’Connell assumed the role of the Chief Strategy Officer in August 2019, having previously served as the Chief Financial Officer from December 2017 through August 2019 and as a Managing Director through December 2017. Prior to founding Burford, Ms. O’Connell was a Managing Director and Chief Financial Officer of Glenavy Capital, an international investment firm. Ms. O’Connell was also the Chief Financial Officer of Churchill Ventures Limited, a technology and media company listed on NYSE American (formerly known as the American Stock Exchange). Earlier in her career, Ms. O’Connell was a senior Equity Syndicate Director at Credit Suisse. Before that, she spent the bulk of her investment banking career at Salomon Brothers (later Citigroup). She began her finance career in foreign exchange sales at Bank of America. Ms. O’Connell is a Chartered Financial Analyst and earned her MBA in finance from the University of Western Ontario Richard Ivey School of Business and her BA from the University of Western Ontario. Ms. O’Connell has been married to Mr. Christopher Bogart, Burford’s Chief Executive Officer, since 1992.

David Perla, Vice Chair
Mr. Perla is the Vice Chair, with responsibility for marketing, public policy, industry affairs and public relations, and he also serves as a member of Burford’s Management Committee. Ms. Perla assumed the role of the Vice Chair in September 2024, having previously served as the Co-Chief Operating Officer, with responsibility for origination, underwriting, marketing, policy and asset recovery activities, from January 2020 through August 2024 and as a Managing Director from May 2018 through December 2019. Prior to joining Burford, Mr. Perla served as President of Bloomberg BNA Legal Division / Bloomberg Law, where he oversaw Bloomberg BNA’s legal and related products, including its flagship Bloomberg Law enterprise legal news, information and tools platform. Previously, Mr. Perla co-founded and was co-Chief Executive Officer and a director of Pangea3, the top-ranked global legal process outsourcing provider. Pangea3 was acquired by Thomson Reuters in 2010 and grew to over 1,000 employees globally under Mr. Perla’s leadership. Before launching Pangea3, he was Vice President of Business & Legal Affairs for Monster.com. Mr. Perla began his career in the New York office of Katten Muchin. Mr. Perla earned both his BA and JD degrees from the University of Pennsylvania.

EXECUTIVE COMPENSATION
Compensation discussion and analysis
Overview
This “—Compensation discussion and analysis” section provides an overview of our compensation philosophy and processes, compensation structure and elements, compensation decisions and the factors that we considered in making those compensation decisions for the Named Executive Officers (as defined below) with respect to the fiscal year ended December 31, 2025 (the “2025 fiscal year”).
For purposes of this “—Compensation discussion and analysis” section, our named executive officers (collectively, the “Named Executive Officers” or “NEOs”) for the 2025 fiscal year consisted as of December 31, 2025 of:
•Christopher Bogart, who is our co-founder and currently serves as the Chief Executive Officer
•Jonathan Molot, who is our co-founder and currently serves as the Chief Investment Officer
•Jordan Licht, who currently serves as the Chief Financial Officer
•Elizabeth O’Connell, who currently serves as the Chief Strategy Officer
•Craig Arnott, who currently serves as the Chief Investment Officer—International
2025 fiscal year performance highlights
Our performance during the 2025 fiscal year, set out in detail in the 2025 Annual Report and accompanying proxy materials, reflected strong new business growth, substantial cash generation and continued scaling of the portfolio notwithstanding the inherent volatility of litigation timing. The highlights of our overall performance in the 2025 fiscal year included:
•New definitive commitments of $872 million in the 2025 fiscal year, up 39% from the 2024 fiscal year, driving 20% growth in the portfolio base (deployed cost plus undrawn definitive commitments) and supporting our long-term scaling objectives
•Consolidated deployments of $602 million and adjusted Burford-only deployments of $459 million in the 2025 fiscal year, up 9% and 15%, respectively, compared to the 2024 fiscal year
•Consolidated realizations of $710 million and adjusted Burford-only realizations of $458 million in the 2025 fiscal year, compared to $907 million and $641 million, respectively, in the 2024 fiscal year, with 69 assets generating proceeds in the 2025 fiscal year for both the consolidated and adjusted Burford-only bases compared to 71 assets in the 2024 fiscal year, and realizations reaching a new three-year rolling average record, demonstrating that overall activity remained high following record realization levels in the 2024 fiscal year
•Consolidated capital provision income of $477 million and adjusted Burford-only capital provision income of $331 million in the 2025 fiscal year, down 14% and 15%, respectively, compared to the 2024 fiscal year, due to the combined effect of fewer large wins, fewer large positive milestones and higher unrealized losses for idiosyncratic reasons, including duration and counterparty insolvency
•Consolidated net income of $72 million and total segments (Burford-only)2 net income of $63 million
2 Burford-only and adjusted Burford-only financial measures are non-GAAP financial measures. See Schedule I for cautionary statement and reconciliations of non-GAAP financial measures to consolidated financial information presented in accordance with US GAAP.
31

•Consolidated cash receipts of $770 million and Burford-only cash receipts of $530 million in the 2025 fiscal year, underscoring the diversified nature of the portfolio and its continued ability to generate substantial cash proceeds
We also continued to strengthen our capital position and liquidity profile during the 2025 fiscal year, including the issuance of $500 million of 7.50% Senior Notes due 2033 in July 2025 and redemption in full of the 6.125% bonds due 2025 at their scheduled maturity in August 2025, ending the 2025 fiscal year with $656 million in consolidated cash and marketable securities and $621 million in total segments (Burford-only) cash and marketable securities.
See the 2025 Annual Report and accompanying proxy materials for additional information with respect to our overall performance for the 2025 fiscal year.
Compensation philosophy
Our compensation structure is designed to attract and retain qualified employees as well as to incentivize and reward employee performance. For our executive officers (including the Named Executive Officers), compensation is further intended to align their interests with our long-term interests and those of our shareholders as well as to reflect the overall performance of our business and portfolio. As such, our compensation philosophy emphasizes the linkage between compensation and our long-term performance. Accordingly, under the Burford Capital 2016 Long Term Incentive Plan (the “LTIP”), we have historically granted service-based restricted share unit (“RSU”) awards to employees (including the Named Executive Officers). In addition, we have historically granted performance-based restricted share unit (“PSU”) awards to our executive officers (including the Named Executive Officers). Following the adoption of the Burford Capital Limited 2025 Omnibus Incentive Compensation Plan (the “OICP”), RSU awards have continued to represent the primary form of equity-based incentive compensation for the vast majority of employees (including the Named Executive Officers), and the Compensation Committee retains discretion regarding whether and to what extent to grant PSU awards to our executive officers. In addition, we provide each of our “officers” (within the meaning of Section 16(a) of the Exchange Act) and other employees, whose eligibility is determined in the sole discretion of the Compensation Committee based on the recommendation of the Chief Executive Officer, with an opportunity to participate in our “carry pools” arrangement (the “Phantom Carry Pools Arrangement”) and the NQDC Plan.
A key element of our compensation approach is that we do not pay compensation based on unrealized gains in the fair value of our assets. While we are required under the applicable accounting rules to determine the fair value of our assets, we recognize that our assets are subject to binary risk of loss and, consequently, we focus our compensation programs on cash generation from concluded matters and not intermediate non-cash changes in the fair value of our assets. As a result, annual variations in compensation levels are more likely to correlate to cash realizations and less likely to correlate to our performance as presented in our consolidated financial statements in accordance with generally accepted accounting principles in the United States (“US GAAP”).
We face several unique dynamics in addressing our compensation structure and quantum. First, our senior employees are recruited primarily from leading global law firms and other highly competitive segments of the legal industry, where compensation structures typically emphasize high levels of current cash compensation with limited long-term incentive components compared to those common among US domestic public companies. To attract and retain this high-quality legal talent, our compensation structure must reflect the competitive realities of the marketplace from which we recruit.
Second, the current cash compensation expectations of professionals from the legal and financial industries primarily rely on generating revenues from fees on a current basis, but our financial performance in any individual period can be volatile given that our assets can produce attractive returns over time but frequently are of both long and uncertain duration to generate those returns. Our compensation structure needs to manage this tension in a fashion that permits us to attract and retain the employees critical to our success.

The combined impact of these first two points means that we need to pay higher levels of current cash compensation than may be typical in finance businesses in order to attract and retain the lawyers on whom the business depends, and while we endeavor to link compensation to performance as much as possible, there are limits to our ability to do so without putting our talent at risk.
Third, we were originally founded as an investment fund publicly listed in the United Kingdom and managed by a privately held investment manager owned by Messrs. Bogart and Molot. A subsequent corporate reorganization occurred that resulted in Messrs. Bogart and Molot selling the investment manager to us and foregoing management and performance fees from the investment manager. An integral part of that corporate reorganization transaction—which occurred in 2012, long before we were publicly listed in the United States—was the largely formulaic structure and terms of the ongoing compensation packages for Messrs. Bogart and Molot as founders, which continue to apply. Thus, given Messrs. Bogart’s and Molot’s roles as our co-founders and the allocation of responsibilities between the Chief Executive Officer and the Chief Investment Officer, we have always paid them identical compensation based on similar principles to determine their compensation packages (with the only differences in their reported annual compensation arising as a result of timing of their respective deferral elections under the NQDC Plan). Although not typical for US domestic public companies, we believe this compensation structure reflects Messrs. Bogart’s and Molot’s importance as co-founders in setting and achieving our strategic business objectives and is a long-standing contractual obligation that we are unable to vary unilaterally.
Our basic compensation principles include, among others:
•Paying market-competitive total cash compensation for individual roles that is tied to our overall performance and the performance of our portfolio
•Enabling employees to build meaningful long-term equity ownership in our company over time through awards of our ordinary shares, thereby aligning their overall compensation with sustained performance and long-term shareholder value creation
•Increasing the proportion of compensation tied to the ultimate profitability of our legal finance assets rather than primarily to asset origination
•Tying a portion of senior employees’ compensation directly to the cash receipts from legal finance transactions (commonly referred to as “carry” in the alternative asset management industry), reinforcing alignment with shareholders by basing payments solely on concluded transactions and realized net cash gains
•Ensuring that a substantial portion of our executive officers’ compensation is performance-based and variable
•Maintaining executive compensation framework that reflects shareholder feedback while preserving alignment with our long-term business model and strategy
Compensation governance best practices
We maintain several compensation governance best practices that are aligned with our overall compensation philosophy and principles as well as reflect the input that we have received from our shareholders. The chart below sets forth certain of our compensation governance best practices applicable to executive officers (including the Named Executive Officers).

What We Do	What We Do Not Do
✓ Balanced pay mix of long- and short-term incentive compensation
✓ Alignment of executive compensation with our long-term business and share price performance
✓ Generally, approximately 50% of long-term incentive awards granted to the Named Executive Officers under the OICP (or any predecessor plan) historically and in the 2025 fiscal year were subject to performance-based vesting conditions
✓ Robust share ownership guidelines for executive officers and directors
✓ Restrictions on trading our ordinary shares during certain periods
✓ Robust clawback policies allowing recoupment of incentive-based compensation paid to executive officers
✓ Annual review of our compensation program to ensure it does not encourage excessive risk taking
✓ Retention of an independent compensation consultant reporting directly to the Compensation Committee
✓ Annual review of the Compensation Committee’s charter

✗No excessive severance multiples
✗No single-trigger vesting of long-term incentive awards based on change in control
✗No Section 280G gross ups
✗No ordinary dividends paid on unvested RSU and/or PSU awards (each, as defined below)
✗No excessive perquisites or benefits
✗No automatic base salary increases
✗No defined benefit pension plans
✗No hedging, pledging or short-sale transactions in our ordinary shares

Shareholder outreach
We value and seek input from our shareholders throughout the year on a wide variety of topics, including financial and operating performance, business strategy, corporate governance and executive compensation matters. During the 2025 fiscal year and early 2026 fiscal year, we engaged with investors from institutional investment firms that in the aggregate represented ownership of more than 50% of our outstanding ordinary shares as of December 31, 2025. These engagements included discussions with 21 of our 25 largest institutional shareholders, who collectively held more than 40% of our outstanding ordinary shares as of December 31, 2025. These discussions included specific conversations regarding our executive compensation program, including our carried interest compensation structure and the discretionary annual incentive bonus component applicable to Messrs. Bogart and Molot. Shareholders with which we engaged overwhelmingly supported maintaining our carried interest compensation framework as a means of preserving alignment of senior management compensation with portfolio performance, despite the contrary views of the proxy advisory firms as discussed below. Feedback from these interactions was shared, as appropriate, with certain members of our management committee comprised of members of our senior management (the “Management Committee”) and the Board of Directors.
At our annual shareholder meeting held in May 2025, we held our first advisory say-on-pay vote to approve executive compensation following our transition to US domestic issuer status. Institutional Shareholder Services (“ISS”), a major shareholder advisory firm, recommended that shareholders vote “against” the proposal, citing concerns regarding certain elements of our executive compensation program, including carried interest allocations and the discretionary annual incentive bonus structure introduced in connection with our transition to US domestic issuer status. Approximately 67% of votes cast at our annual shareholder meeting held in May 2025 were in favor of the say-on-pay advisory proposal and approximately 33% of votes cast were against the proposal, which we believe was significantly influenced by shareholder advisory firm recommendations. During the 2025 fiscal year, certain of our executive officers and our investor relations team engaged with ISS to discuss our executive compensation framework and explain the rationale underlying our long-term, performance-based approach.
In light of both proxy advisory firm feedback and our direct shareholder consultations, and as part of our ongoing evaluation of our executive compensation practices following our transition to US domestic issuer status, we carefully considered our executive compensation practices. While shareholders overwhelmingly supported maintaining the carried interest compensation structure, we determined that eliminating the discretionary annual incentive bonus for Messrs. Bogart and Molot would further strengthen the alignment of senior management compensation with long-term portfolio performance.
As a result, we entered into the A&R Bogart and Molot Employment Agreements (as defined below), pursuant to which, beginning in the 2025 fiscal year, we are not obligated to, and for the 2025 fiscal year did not, award annual incentive bonuses to Messrs. Bogart or Molot. Instead, their compensation continues to be primarily tied to realized net cash gains through carried interest allocations at participation percentage levels consistent with those in place prior to the introduction of the discretionary annual bonus. We believe this approach reinforces the alignment of Messrs. Bogart’s and Molot’s compensation with long-term portfolio performance while responding constructively to shareholder and proxy advisory firm feedback. See “—Individual arrangements with the Named Executive Officers—A&R Bogart and Molot Employment Agreements” for additional information with respect to the compensation provided under the A&R Bogart and Molot Employment Agreements.
Shareholder engagement remains a central component of our annual compensation review process, and we will continue to incorporate shareholder feedback into the ongoing evaluation of our executive compensation program.
Determining compensation
Compensation Committee
The Compensation Committee reviews our executive compensation program annually to confirm that the overall structure and individual elements of our executive compensation program remain both aligned with our compensation philosophy and conducive to the achievement of our objectives. Following this review, the Compensation Committee makes any necessary or appropriate modifications and enhancements to our executive compensation program in general and specifically as to each of the Named Executive Officers within the context of our compensation philosophy.
The Compensation Committee’s decisions regarding the compensation of the Named Executive Officers are generally guided by the factors set forth below. The Compensation Committee does not weigh these factors in any predetermined manner and no single factor is determinative in selecting compensation elements and establishing compensation levels. Rather, the Compensation Committee uses these factors as a framework together with our compensation philosophy to guide its compensation decisions for executive officers (including the Named Executive Officers). The factors that the Compensation Committee considers in selecting compensation elements and establishing compensation levels include, among others:
•The objectives of our executive compensation program (including risk management)
•Our performance against the financial, operational and strategic goals established by the Compensation Committee and the Board of Directors
•The performance of the Named Executive Officers based on an assessment of their contributions to our overall performance as well as expected future contributions to our long-term financial, operational and strategic goals
•The Named Executive Officers’ roles and responsibilities, qualifications, knowledge, skills, experience and tenure

•Our performance and compensation practices relative to other employers who are competitors for talent or influencers as to compensation
•Macroeconomic and market conditions
Independent Compensation Consultant
The Compensation Committee recognizes the value of objective expertise and counsel that can be provided by an independent compensation consultant. The Compensation Committee has retained an independent compensation consultant, Semler Brossy Consulting Group, LLC (the “Compensation Consultant”), for the 2025 fiscal year. The Compensation Consultant reports directly to the Compensation Committee, which maintains the sole authority to retain, terminate and obtain the advice of the Compensation Consultant at our expense. The Compensation Consultant’s role and responsibilities may periodically include:
•Advising the Compensation Committee on external market data, trends and issues in executive compensation
•Assessing our executive compensation philosophy, objectives and overall structure and elements and assisting the Compensation Committee in developing best practices in executive compensation
•Reviewing our compensation policies and practices to evaluate whether they create risks that are reasonably likely to have a material adverse effect on us
•Developing and maintaining a peer group of companies for compensation comparison purposes
•Advising the Compensation Committee with respect to considerations and market practices for the annual incentive bonus program and long-term equity program design
•Reviewing materials provided to the Compensation Committee for discussion and approval
•Participating in meetings of the Compensation Committee, including portions of the meetings without management present, and providing consultation to the Chair of the Compensation Committee with respect to the topics reviewed during the meetings
•Reviewing compensation levels and pay mix for each of the executive officers (including the Named Executive Officers) and assessing and recommending changes for executive officers’ (including the Named Executive Officers’) base salaries, as well as their annual incentive bonus targets and long-term equity compensation levels
While the Compensation Committee considers the review and recommendations of the Compensation Consultant when making decisions for the executive compensation program, the Compensation Committee ultimately makes independent decisions in determining the compensation of the executive officers, including the Named Executive Officers.
For the 2025 fiscal year, the Compensation Committee assessed the independence of the Compensation Consultant pursuant to the applicable rules and regulations of the SEC and the listing standards of the NYSE. In doing so, the Compensation Committee considered each such requirement with respect to the Compensation Consultant’s independence. The Compensation Committee also considered the nature and amount of work performed for the Compensation Committee and the fees paid for those services in relation to our total revenues. The Compensation Consultant did not perform any other services for us or our management that could jeopardize its independent status. In addition, the Compensation Consultant has safeguards in place to maintain independence in its executive compensation consulting practice. Based on the Compensation Committee’s consideration of the foregoing and other relevant factors pursuant to the applicable rules and regulations of the SEC and the listing standards of the NYSE, it concluded that the Compensation Consultant was independent and that there were no conflicts of interest in connection with its work as compensation consultant for the Compensation Committee.

Compensation peer group overview
We believe that we do not have a direct peer group of public companies given the unique nature of our business. Further, because the vast majority of our client-facing team comes from law firms and remains more closely associated with the legal industry than the corporate finance and investment industries, we continuously monitor compensation practices within the legal industry. Despite the absence of a direct peer group of public companies, we nevertheless recognize the importance of comparing our executive compensation design, compensation elements and pay mix to those of other public companies to ensure that they are competitive and appropriately aligned with market practices. As such, the Compensation Committee reviews a group of companies that it considers our peer group for purposes of evaluating our overall performance and the performance of the Named Executive Officers even though we compete with the named peers neither for employees nor in business. The Compensation Committee also considers any peer groups developed by proxy advisory firms and specific industry surveys as additional reference points. Compensation decisions are not based solely on consideration of the peer group. Rather, the peer group serves as one point of reference among others to aid in understanding the competitive market for employees, including the Named Executive Officers, given the unique nature of our business. In addition, when determining the compensation design, elements and pay mix for the Named Executive Officers, we consider profits per partner at major US law firms as well as compensation of general counsel at major US corporations.
2025 peer group
With the assistance of the Compensation Consultant, the Compensation Committee initially approved our peer group in 2024 for purposes of setting executive officer compensation for the 2025 fiscal year, as discussed in further detail under “Executive compensation—Compensation discussion and analysis—Determining compensation—Peer group” in our definitive proxy statement filed on April 3, 2025. For purposes of the 2025 fiscal year, our peer group was as follows:

Peer group
•Affiliated Managers Group, Inc.	•Moelis & Company
•Artisan Partners Asset Management Inc.	•PennyMac Financial Services, Inc.
•Blue Owl Capital Inc.	•PJT Partners Inc.
•Esquire Financial Holdings, Inc.	•SoFi Technologies, Inc.
•Houlihan Lokey, Inc.	•The Carlyle Group Inc.
•Janus Henderson Group plc	•TPG Inc.
•LegalZoom.com, Inc.	•Walker & Dunlop, Inc.

Comparable companies met the criteria of being generally headquartered in the United States and of being alternative or traditional asset managers, boutique investment banks, specialty finance firms and/or companies focused on the business of law. With the assistance of the Compensation Consultant, the Compensation Committee expects to review our peer group at least annually and adjust its composition as appropriate to reflect changes in our business and in the peer group companies and any other relevant factors.
2026 peer group
Based on feedback received from proxy advisory firms on the peer group for the 2025 fiscal year and further evaluation conducted in tandem with the Compensation Consultant, including consideration of market data presented by the Compensation Consultant, the Compensation Committee has modified the 2025 peer group for the 2026 fiscal year on the basis of market capitalization, which resulted in removal of The Carlyle Group Inc. and TPG Inc. and the addition of Hamilton Lane Incorporated and Stepstone Group Inc., notwithstanding that we believe we are more likely to compete for talent with the companies being removed than with the companies being added.

Pay mix
The pay mix for the executive officers (including the Named Executive Officers) is intended to align executive compensation with our overall performance and the performance of our portfolio and emphasize long-term versus short-term compensation, with all compensation (other than base salary) being variable and subject to our performance. For the 2025 fiscal year, approximately 87% of the total compensation for the Chief Executive Officer was variable and long-term and approximately 59% of the total compensation of the other Named Executive Officers, on average, was variable and long-term.
Compensation structure and elements
During the 2025 fiscal year, the principal elements of the compensation for the Named Executive Officers generally were comprised of base salary, annual incentive bonus and long-term incentive compensation. In addition, the Named Executive Officers were eligible to receive carried interest allocations under the Phantom Carry Pools Arrangement and certain retirement benefits and perquisites as additional elements of their respective compensation.
Base salary
We pay each of the Named Executive Officers an annual base salary to provide a predictable level of income competitive for each of their respective roles and to enable us to attract and retain skilled executive talent. In general, we pay the Named Executive Officers fixed base salaries reflecting their respective positions and experience levels that neither vary due to individual performance nor are subject to automatic increases.
The base salary for each of the Named Executive Officers was set in accordance with the terms of his or her respective employment arrangements and may be adjusted from time to time in accordance with such employment arrangements as determined by the Compensation Committee in connection with its annual compensation review. See “—Individual arrangements with Named Executive Officers” for additional information with respect to employment arrangements with the Named Executive Officers.
We did not increase the base salaries for any of the Named Executive Officers for the 2025 fiscal year.
Annual incentive bonus
Overview
For our executive officers, including the Named Executive Officers, the cornerstone of our compensation approach is the use of formulaic carried interest allocations based solely on cash gains, which we believe aligns the interests of our executive officers (including the Named Executive Officers) and those of our shareholders by focusing executive officers on striving for the best investment performance possible.
Messrs. Bogart’s and Molot’s annual incentive bonuses
In connection with our transition to US domestic issuer status, we entered into the Prior Bogart and Molot Employment Agreements (as defined below), which became effective at the beginning of the 2024 fiscal year. Under the Prior Bogart and Molot Employment Agreements, we reduced the total annual formulaic carried interest allocations under the Phantom Carry Pools Arrangement to Messrs. Bogart and Molot from 3.75% to 3.00% and added an annual bonus with a target value equal to 200% of such executive’s annual base salary to more closely align with general US public company pay structure for executive compensation.
Following negative feedback from ISS on the Prior Bogart and Molot Employment Agreements, particularly with respect to the annual bonus component of such arrangements, and subsequent discussions with our shareholders, we entered into the A&R Bogart and Molot Employment Agreements (as defined below) which became effective as of January 1, 2026. The A&R Bogart and Molot Employment Agreements, among other things, eliminate any target annual bonus and return to our historical practice of providing carried interest allocations to Messrs. Bogart and Molot equal to 3.75% of the cash gains realized by us for each vintage year beginning on January 1, 2015 and ending on December 31, 2028. See

“Executive compensation—Shareholder outreach” for additional information with respect to feedback from ISS and our shareholders.
In addition, the A&R Bogart and Molot Employment Agreements provide that Messrs. Bogart and Molot will be eligible to receive an annual bonus if so awarded in the discretion of the Board of Directors or the Compensation Committee, as applicable, but that there is no expectation that such annual bonus will be paid for any year, including the 2025 fiscal year. Accordingly, Messrs. Bogart and Molot did not receive an annual incentive bonus in respect of the 2025 fiscal year. See “—Individual arrangements with Named Executive Officers—Prior Bogart and Molot Employment Agreements”, “—Individual arrangements with Named Executive Officers—A&R Bogart and Molot Employment Agreements” and “—Annual incentive bonus compensation decisions for 2025 fiscal year—Messrs. Bogart’s and Molot’s annual incentive bonus compensation decisions” for additional information with respect to Messrs. Bogart’s and Molot’s annual incentive bonuses.
Other Named Executive Officers’ annual incentive bonuses
As part of their respective compensation package, each of the other Named Executive Officers is eligible to receive an annual incentive bonus.
As part of its assessment to determine the annual incentive bonus amounts for the other Named Executive Officers, the Compensation Committee considers our performance, including the factors described under “—Determining compensation”, and the Named Executive Officers’ performance. For the Named Executive Officers other than Messrs. Bogart and Molot, the Compensation Committee is assisted by Mr. Bogart, who evaluates and summarizes executive performance and makes recommendations to the Compensation Committee with respect to the annual incentive bonus amounts after consultation with Mr. Molot.
As a matter of policy, we do not provide a guaranteed annual incentive bonus to any of the other Named Executive Officers, do not establish specific performance metric targets upon which the annual incentive bonus would become payable and generally pay the same annual incentive bonus to each of the other Named Executive Officers. See “—Individual arrangements with Named Executive Officers” and “—Annual incentive bonus compensation decisions for 2025 fiscal year—Other Named Executive Officers’ annual incentive bonus compensation decisions” for additional information with respect to the annual incentive bonus payable to Messrs. Licht and Arnott and Ms. O’Connell.
Annual incentive bonus compensation decisions for 2025 fiscal year
The annual incentive bonus amounts are determined based on the Compensation Committee’s holistic review of our overall performance, and the individual’s role in and contribution to such performance, during the relevant fiscal year and are reflected in the “Non-equity incentive plan compensation” column of the “—Summary compensation table” for the 2025 fiscal year.
The highlights of our performance in the 2025 fiscal year under the leadership of the Named Executive Officers included:
•Scaling the platform to support long-term growth objectives, including substantial expansion of the portfolio base and continued diversification across geographies and asset types
•Maintaining disciplined capital allocation and portfolio risk management amid extended case durations and idiosyncratic litigation developments, preserving the long-term integrity and expected value of the portfolio
•Advancing significant appellate and enforcement activity relating to the YPF-related assets, including active proceedings in multiple jurisdictions and continued efforts to protect and monetize our entitlement
•Strengthening our financial and operational infrastructure, including enhancements to internal controls, reporting processes, technology systems and data capabilities to support our operations as a US domestic issuer

•Preserving a strong liquidity position and prudent leverage profile while extending the maturity of outstanding indebtedness
•Expanding our global market presence through enhanced investor engagement, strategic banking relationships and increased visibility in key international markets
• Supporting the continued development of complementary revenue streams within the broader legal ecosystem
• Maintaining active engagement with regulatory and policy stakeholders in key jurisdictions to promote a stable and constructive environment for legal finance
Messrs. Bogart’s and Molot’s annual incentive bonus compensation decisions
We have not paid Messrs. Bogart and Molot any annual incentive bonus for the 2025 fiscal year. See “—Messrs. Bogart’s and Molot’s annual incentive bonuses” for additional information about our intention with respect to the annual incentive bonus payments to Messrs. Bogart and Molot under the A&R Bogart and Molot Employment Agreements.
Other Named Executive Officers’ annual incentive bonus compensation decisions
For the 2025 fiscal year, we paid an annual incentive bonus of $1.5 million to each of Messrs. Licht and Arnott and Ms. O’Connell, in each case, as determined and approved by the Compensation Committee. See “—Summary compensation table” for additional information with respect to the annual incentive bonus amounts paid to each of Messrs. Licht and Arnott and Ms. O’Connell for the 2025 fiscal year.
In determining and approving the annual incentive bonus amounts for the 2025 fiscal year for each of Messrs. Licht and Arnott and Ms. O’Connell, the Compensation Committee considered in February 2026, in addition to our overall performance as set forth above, each of Messrs. Licht’s and Arnott’s and Ms. O’Connell’s individual performance and performance as a team as described below.
Jordan Licht
•Led accounting, finance, treasury and tax functions, driving continued operational efficiency and strengthening financial controls, and managed KPMG through its first full year as our independent registered public accounting firm, ensuring a seamless audit transition
•Oversaw the successful remediation of the previously identified material weakness in internal control over financial reporting
•Actively managed our balance sheet to support strategic objectives and growth initiatives while maintaining appropriate capital and liquidity, executing the issuance of $500.0 million aggregate principal amount of 7.50% Senior Notes due 2033 (upsized by $100.0 million from the initially announced offering size due to strong oversubscription, with participation from over 80 new investors) and executing the redemption in full of the 6.125% bonds due 2025 and opportunistic repurchases of the 5.000% bonds due 2026, strengthening our capital structure, extending our maturity profile and enhancing financial flexibility
•Continued engagement with US and international shareholders, including playing a key role in our Investor Day in April 2025 and expanding strategic relationships across global investment banks, including the appointment of Bank of America as our third corporate broker, enhancing market visibility and capital markets access
•Drove key development, integration and improvement initiatives across operations, advancing technology-enabled transformation initiatives to enhance efficiency, accountability, scalability and decision-support capabilities, including critical enhancements to our customer relationship management system, finance tool set and the development of artificial intelligence initiatives to support long-term operational effectiveness

•Continued oversight of human resources and executive compensation functions, including alignment of executive compensation programs with performance and long-term shareholder value creation
•Continued to build trust and communication with internal and external stakeholders, engaging extensively with shareholders and investors globally, working closely with the Board of Directors and its committees and serving as a visible and active representative of the Management Committee for our employees, reinforcing transparency, accountability and organizational alignment
Elizabeth O’Connell
•Directed strategic oversight and continued expansion of our non-US business, including underwriting new matters and actively managing the existing portfolio to drive positive resolutions
•Served on the Commitments and Management Committees, contributing to capital allocation decisions, risk oversight and long-term strategic direction
•Played a central role in leveraging quantitative and qualitative analysis into global portfolio management to enhance decision-making and accelerate matter resolutions
•Oversaw our quantitative and data analytics functions, including spearheading a strategic development initiative to further leverage proprietary data and analytics in investment decision-making
•Helped build and materially expand our internal credit and financial analysis capabilities to support underwriting and portfolio management
•Developed and mentored investment and analytics professionals and supported talent acquisition efforts to strengthen our global capabilities
Craig Arnott
•Accelerated the growth of our rest-of-world business, including the EMEA commercial and arbitration groups, driving strong performance in commitments and expected net income and reinforcing our leadership in international litigation and group actions
•Played a central role in originating, underwriting and closing significant EMEA transactions and provided strategic leadership on major portfolio transactions, driving litigation strategy, structuring financing arrangements and enhancing economic outcomes
•Oversaw a rigorous portfolio review and resolution process within our rest-of-world business, strengthening oversight and driving matters toward successful resolution
•Provided senior oversight in connection with our public policy engagement across the United Kingdom and Europe
•Advanced business development and thought leadership initiatives, including industry publications, presentations and multimedia engagement, enhancing our visibility and reputation in key international markets
•Continued oversight and development of our adverse costs insurance business, integrating insurance solutions into our broader investment strategy

Long-term incentive compensation
Overview
The long-term incentive compensation program for executive officers (including the Named Executive Officers) is an equity-based plan designed to reward such officers for the inherent value and price appreciation of our ordinary shares and relative outperformance by us in comparison to our peers over the long term. Furthermore, it is designed to motivate and reward executive officers to achieve multi-year strategic goals and to deliver sustained long-term value to our shareholders as well as to enable us to attract and retain skilled executive talent. The long-term incentive compensation is used to create a strong linkage between executive compensation and our long-term performance.
Messrs. Bogart’s and Molot’s long-term incentive compensation
Historically, Messrs. Bogart and Molot have not received separate grants of long-term incentive awards, but instead received awards of RSUs and PSUs in lieu of a corresponding portion of any annual incentive bonus amount awarded to such executive, and those awards have been subject to the same service- and performance-based vesting conditions as the RSUs and PSUs granted to the other Named Executive Officers for the respective fiscal year and in the form of 50% RSUs and 50% PSUs. For the 2025 fiscal year, Messrs. Bogart and Molot continued to not receive separate grants of long-term incentive awards and also did not receive an annual incentive bonus such that neither executive received RSUs or PSUs under our long-term incentive program for the 2025 fiscal year (except, as discussed below, for any matching notional RSUs).
Other Named Executive Officers’ long-term incentive compensation
The long-term incentive compensation granted to the other Named Executive Officers generally consists of a mix of 50% RSUs and 50% PSUs, with RSUs generally vesting in equal 33% installments on each of the first three anniversaries of the grant date and PSUs vesting on the third anniversary of the grant date, subject to continued employment through the vesting date (and, for PSUs, subject to the determination by the Compensation Committee of the achievement of the applicable performance conditions). For PSUs, achievement of the applicable performance goals at target will result in 100% vesting of the target number of our ordinary shares granted, and there is no additional payout for achievement of the applicable performance goals above target.
PSUs granted to the Named Executive Officers vest based on the achievement of performance goals set forth in the applicable award agreement, and the Compensation Committee considers individual contributions over the prior year for purposes of sizing such grants. With respect to PSUs granted prior to the 2024 fiscal year (the “Pre-2024 PSUs”), we used total shareholder return (“TSR”) and adjusted earnings per share (“Adjusted EPS”) growth as the relevant financial performance metrics to determine vesting levels, with each of TSR and Adjusted EPS weighted at 50% of the overall performance. For PSUs granted beginning in the 2024 fiscal year, including PSUs granted in the 2025 fiscal year with a performance period beginning in the 2025 fiscal year through the 2027 fiscal year (the “Post-2024 PSUs”), TSR is the sole financial performance metric used to determine vesting level. See “—Long-term incentive compensation decisions in the 2025 fiscal year—Grants of RSUs and PSUs in the 2025 fiscal year” for additional information with respect to the Post-2024 PSUs. In addition, satisfactory individual performance, as determined by the Compensation Committee, is required for the vesting of the Pre-2024 PSUs and the Post-2024 PSUs to occur.
•TSR—For the Pre-2024 PSUs, we use TSR as a performance goal to align executive officers’ (including the Named Executive Officers’) vesting of the Pre-2024 PSUs with shareholders’ interests and price appreciation of our ordinary shares over the three-year performance period. For the Pre-2024 PSUs, we measure TSR as the weighted average daily TSR, calculated as the change in the daily price of our ordinary shares weighted by the number of our ordinary shares traded during such day, over the three-year performance period (including any dividends paid over such period).
•Adjusted EPS—For the Pre-2024 PSUs, we use Adjusted EPS as a performance goal to align executive officers’ (including the Named Executive Officers’) compensation with building our long-term inherent value. We measure Adjusted EPS as the earnings per ordinary share over the three-year performance period

(calculated in accordance with US GAAP), which is adjusted to remove amortization, depreciation, non-capitalized bond issuance costs, foreign exchange gains or losses and long-term incentive compensation including accruals.
As applicable, achievement of the TSR and Adjusted EPS metrics is determined based on the percentage return or growth, which ranges from 0% to 8% per annum, of each metric over the relevant performance period and is determined on a straight-line basis such that, if achievement of TSR or Adjusted EPS is below the target goal for such metric, the calculated payout earned for such PSU financial performance metric is 0%. If achievement of TSR or Adjusted EPS is above the target goal for such metric, the calculated payout earned for such PSU financial performance metric is 100%, which is the maximum calculated payout attainable for each metric. Each of TSR and Adjusted EPS is assessed independently. Performance against applicable PSU financial performance metrics is measured annually and at the end of the three-year performance period. Consequently, achievement of a vesting criterion in any year during the relevant performance period will result in vesting such year’s pro rata share, and achievement of the three-year criterion will result in vesting all three years.
Long-term incentive compensation decisions in the 2025 fiscal year
PSU performance determination for 2022-2024 performance period
The table below sets forth the threshold, target and actual percentages for the TSR and Adjusted EPS financial performance metrics and the calculated payout for the Pre-2024 PSUs that vested in the 2025 fiscal year with the performance period from the 2022 fiscal year through the 2024 fiscal year.

PSU Financial Performance Metric	Threshold (0%)	Target (100%)	Actual	Weight	Weighted payout	Calculated payout
TSR	0%	26%	31%	50%	50%	50%
Adjusted EPS	0%	26%	760%	50%	50%	50%
Total Payout						100%

For the Pre-2024 PSUs vested in the 2025 fiscal year with the performance period from the 2022 fiscal year through the 2024 fiscal year, the Compensation Committee assessed and certified in January 2025 the achievement of the applicable financial performance metrics by us and individual-based performance metrics. In addition, for PSUs vested in the 2025 fiscal year with the performance period from the 2022 fiscal year through the 2024 fiscal year, the Compensation Committee determined that each of the Named Executive Officers attained satisfactory individual performance during the relevant performance period. Accordingly, PSUs vested in the 2025 fiscal year with the performance period from the 2022 fiscal year through the 2024 fiscal year vested at 100%.
Grants of RSUs and PSUs in the 2025 fiscal year
For the RSUs and PSUs granted in the 2025 fiscal year, the Compensation Committee granted to each of Messrs. Licht and Arnott and Ms. O’Connell an award of RSUs and PSUs with 11,373 ordinary shares underlying each award. Messrs. Bogart and Molot did not receive any grants of long-term incentive compensation awards under the OICP in the 2025 fiscal year.
For the Post-2024 PSUs granted in the 2025 fiscal year with the performance period from the 2025 fiscal year through the 2027 fiscal year (the “2025 PSUs”), the Compensation Committee determined that the 2025 PSUs will be earned (if at all) based on achievement of either of the relative TSR-based goals measured based on our performance (i) over the five-year period ending on the final day of the applicable performance period (the “Rolling TSR”) or (ii) annually for each year of the three-year performance period (the “Annual TSR”). Under the Rolling TSR, our TSR will be compared to the median TSR for a comparator group of companies that represent the FTSE AllShare index for each year during the performance period and for the performance period measured as a whole, with TSR calculated on a rolling five-year historical basis ending on the fiscal year end that coincides with the fiscal year end of the relevant year in the performance period, with the 2025 PSUs vesting in full if our TSR is at or above the median TSR (and would not vest if below the median TSR) for the comparator group of companies. For example, to determine the Rolling TSR result of an award of 2025 PSUs at the end of the 2026 fiscal year, TSR would be determined for the period January 1, 2022, through December 31, 2026. Under the Annual TSR, our TSR will be compared to the median TSR for a comparator group of companies that represent the FTSE 350 Financial Services index for each year during the performance period and for the performance period measured as a whole, with the 2025 PSUs vesting in full if our TSR is at or above the median TSR (and would not vest if below the median TSR) for the comparator group of companies. Achievement will be deemed to be 0% in the event neither TSR-based goal is achieved, and achievement will be deemed to be 100% in the event target level of performance of either TSR-based goal is achieved. The Compensation Committee believes it appropriate to condition the vesting of the 2025 PSUs on the achievement of either the Rolling TSR or the Annual TSR given the absence of a direct peer group of public companies and the difficulty of evaluating our performance in one-year increments due to the duration of our legal finance assets.
Treatment of long-term incentive compensation upon termination or retirement
In the event of a termination of employment due to death or disability, outstanding long-term incentive compensation awards to employees (including the Named Executive Officers, other than Messrs. Bogart and Molot and Ms. O’Connell) remain outstanding and vest pro rata on the scheduled vesting date (and, for PSUs, subject to the determination by the Compensation Committee of the achievement of the applicable performance conditions).
In accordance with the terms of our retirement policy (the “Retirement Policy”), upon becoming “Retirement Eligible”, which means that an employee’s years of service (subject to a minimum requirement of eight years) and age combine to equal at least 75, such employee’s outstanding long-term incentive compensation awards are deemed vested and payable in full on the scheduled payment date (and, for PSUs, subject to the determination by the Compensation Committee of the achievement of the applicable performance conditions), subject to such employee’s continued compliance with pre-existing non-compete and confidentiality covenants. As of December 31, 2025, each of Messrs. Bogart and Molot and Ms. O’Connell are Retirement Eligible.
Other elements of compensation
Carried interest allocations
Phantom Carry Pools Arrangement
The Phantom Carry Pools Arrangement provides that our “officers” (within the meaning of Section 16(a) of the Exchange Act) and other employees, whose eligibility is determined in the sole discretion of the Compensation Committee based on the recommendation of the Chief Executive Officer, receive a carried interest allocation that is payable in cash equal to a percentage of our realized net cash gains (excluding effects of unrealized gains and losses) on a Burford-only basis from certain pools of our legal finance assets, which are selected by us in our sole discretion but generally include all balance sheet legal finance assets, in a given calendar year (a “carry year”). At the beginning of each calendar year, the Compensation Committee uses its discretion to determine each Named Executive Officer’s eligibility to participate in the Phantom Carry Pools Arrangement for the prior calendar year. For example, in the beginning of the 2026 fiscal year, the Compensation Committee determined the Named Executive Officers’ eligibility to participate in the Phantom Carry Pools Arrangement for the 2025 carry year. This enables the Compensation Committee to consider both our and individual’s performance during the relevant carry year in determining the Named Executive Officers’ level of participation with respect to the carried interest allocations for such carry year.
Under the Phantom Carry Pools Arrangement, an eligible Named Executive Officer receives a carried interest allocation for the applicable carry year until all legal finance assets from such carry year are fully resolved. The amount (whether an unrealized gain or loss) attributable to such legal finance assets is accrued on our consolidated financial statements until such time that the assets are resolved and cash becomes payable (if at all) to the Named Executive Officer under the Phantom Carry Pools Arrangement. Except for Messrs. Bogart and Molot, whose rights to carried interest allocation payments upon certain terminations are set forth in the A&R Bogart and Molot Employment Agreements, each Named

Executive Officer’s participation in the Phantom Carry Pools Arrangement terminates upon a termination of his or her employment for any reason (other than with respect to such Named Executive Officer’s retirement in accordance with the Retirement Policy). See “—Individual arrangements with Named Executive Officers—Prior Bogart and Molot Employment Agreements” and “—Individual arrangements with Named Executive Officers—A&R Bogart and Molot Employment Agreements” for additional information with respect to carried interest allocation payments provided upon certain terminations of employment for Messrs. Bogart and Molot.
Pursuant to the Retirement Policy, Retirement Eligible Named Executive Officers whose employment terminates in accordance with the Retirement Policy retain carried interest allocations awarded under the Phantom Carry Pools Arrangement as of his or her termination date until the carry years are fully resolved. Carried interest allocations under the Phantom Carry Pools Arrangement for the carry year of such Named Executive Officer’s retirement are prorated based on length of his or her service during such carry year.
Payments in respect of contractual carried interest allocations
Pursuant to the terms of the A&R Bogart and Molot Employment Agreements, effective as of January 1, 2024, each of Messrs. Bogart and Molot is entitled to receive cash payments equal to (x) 3.75% of our realized net cash gains (excluding effects of unrealized gains and losses) on a Burford-only basis from the capital provision assets originated and certain other income received in cash during the period beginning January 1, 2015 and ended on December 31, 2023, and (y) 3.75% of our realized net cash gains (excluding effects of unrealized gains and losses) on a Burford-only basis from the capital provision assets originated and certain other income received in cash during the term of the A&R Bogart and Molot Employment Agreements. In addition, pursuant to the terms of the O’Connell Employment Arrangement (as defined below), Ms. O’Connell is entitled to receive cash payments equal to 0.3% of our realized net cash gains (excluding effects of unrealized gains and losses) on a Burford-only basis from the capital provision assets originated beginning January 1, 2015. In connection with Messrs. Bogart’s and Molot’s and Ms. O’Connell’s entry into the Carried Interest Award Agreements (as defined below), carried interest allocations payable pursuant to the A&R Bogart and Molot Employment Agreements and the O’Connell Employment Arrangement will not include YPF-related carried interest allocations. See “—Individual arrangements with Named Executive Officers—Carried Interest Award Agreements” for additional information with respect to the Carried Interest Award Agreements.
Pursuant to the Retirement Policy, Retirement Eligible Named Executive Officers whose employment terminates in accordance with the Retirement Policy retain carried interest allocations awarded under his or her individual employment arrangement as of his or her termination date until the carry years are fully resolved. Contractual carried interest allocations for the carry year of such Named Executive Officer’s retirement are prorated based on length of his or her service during such carry year.
Carried interest allocation decisions for the 2025 fiscal year
In February 2026, the Compensation Committee determined that each of the Named Executive Officers (except Messrs. Bogart and Molot, each of whom receive carried interest allocations in accordance with the A&R Bogart and Molot Employment Agreements) was eligible to participate in the Phantom Carry Pools Arrangement for the 2025 carry year and will have a target carried interest allocation of 0.4% of our realized net cash gains (excluding effects of unrealized gains and losses) on a Burford-only basis for the 2025 carry year. See footnote 4 to the “Summary compensation table” for additional information with respect to payments in respect of carried interest allocations for the Named Executive Officers for the 2025 fiscal year.
Retirement benefits
We offer a defined contribution 401(k) retirement plan to our US-based employees, under which employees may make pre-tax or Roth after-tax contributions to a retirement savings account and we make a corresponding matching contribution. We offer a contract-based defined contribution group stakeholder pension scheme to our UK-based employees, under which eligible employees are automatically enrolled (subject to opt-out) and may contribute from annual base salary and we make corresponding employer contributions, including matching contributions above a minimum level. See “Summary compensation table” for additional information with respect to the matching contributions made by us to the retirement plan or pension scheme, as applicable, on behalf of the Named Executive Officers.
In addition, we maintain the NQDC Plan, under which a specified group of employees (including the Named Executive Officers) and non-employee directors may elect to defer payment of a portion of their compensation until future years. Participants in the NQDC Plan may elect to defer base salary, annual retainer, bonuses, cash payments under the Phantom Carry Pools Arrangement and long-term incentive compensation awards granted under the OICP (or any predecessor plan thereto). The deferral period under the NQDC Plan is a minimum of three years (five years following grant in the case of RSUs and/or PSUs granted under the OICP (or any predecessor plan thereto)), and deferral distributions may be elected to be received in a lump sum or in annual installments. During the deferral period, the participants may elect for their deferral account to be notionally invested in various mutual funds available under the NQDC Plan or in our ordinary shares. In addition, we may in our sole discretion make a matching contribution to the participant’s cash deferral account to the extent such account is notionally invested in our ordinary shares. These matching contributions (the “matching notional RSUs”) vest 100% on the second anniversary of the first day of the open election period during which the employee’s deferred amounts are credited.
Pursuant to the Retirement Policy, matching contributions awarded to the Retirement Eligible Named Executive Officers under the NQDC Plan are fully vested as of such grant. See “—Nonqualified deferred compensation” for additional information with respect to the nonqualified deferred compensation for the Named Executive Officers for the 2025 fiscal year.
Perquisites
We provide limited perquisites to the Named Executive Officers to enhance their financial security and productivity. In accordance with the Prior Bogart and Molot Employment Agreements, to ensure transparency and consistency among their individual tax positions and our tax position, we designate a major accounting or law firm to be used by Messrs. Bogart and Molot for their respective tax preparation and reimburse each of Messrs. Bogart and Molot for the cost of such tax preparation services (including reimbursement of taxes resulting from provision of such benefit), which is an arrangement that has existed since our founding and is beneficial to us. See footnote 4 to the “—Summary compensation table” for additional information with respect to the perquisites for the Named Executive Officers for the 2025 fiscal year. Following the say-on-pay advisory vote and in light of the feedback received from both ISS and our shareholders, we entered into the A&R Bogart and Molot Employment Agreements, which eliminate the provision of contractual perquisites to Messrs. Bogart and Molot, including tax preparation services with respect to the 2026 fiscal year and beyond.
The Compensation Committee regularly reviews the perquisites provided to executive officers (including the Named Executive Officers) as part of its overall review of executive compensation to ensure that the offerings remain reasonable and in alignment with market practice.
Employee benefits
The Named Executive Officers are eligible to participate in the retirement, health and welfare and disability plans on the same basis as all other full-time employees.
Individual arrangements with the Named Executive Officers
Prior Bogart and Molot Employment Agreements
During the 2025 fiscal year, Messrs. Bogart and Molot were employed under identical employment agreements, each of which became effective on January 1, 2024 and was scheduled to expire on December 31, 2028 (together, the “Prior Bogart and Molot Employment Agreements”). Generally, each of Messrs. Bogart and Molot received his compensation for the 2025 fiscal year pursuant to the respective Prior Bogart and Molot Employment Agreement, except as such agreements were modified pursuant to Messrs. Bogart and Molot’s amended and restated employment agreements entered into with us on November 24, 2025 (together, the “A&R Bogart and Molot Employment Agreements”), as described below under “—A&R Bogart and Molot Employment Agreements”.
Each of the Prior Bogart and Molot Employment Agreements provided for identical compensation reflecting Messrs. Bogart’s and Molot’s roles as joint founders and leaders who report directly to the Board of Directors.
For the 2025 fiscal year, pursuant to the terms of the Prior Bogart and Molot Employment Agreements, each of Messrs. Bogart and Molot were (i) paid an annual base salary of $1,400,000 and (ii) eligible to participate in our employee benefit plans, programs and arrangements. If the Compensation Committee elected to pay a portion of Messrs. Bogart’s and Molot’s annual incentive bonus in the form of long-term incentive awards, then no more than 50% of such long-term incentive awards (i.e., 25% of their respective annual incentive bonus amounts) may be subject to performance conditions. Pursuant to the A&R Bogart and Molot Employment Agreements Messrs. Bogart and Molot were each eligible to receive carried interest allocations, but not annual incentive bonuses, in respect of the 2025 fiscal year.
Each of the Prior Bogart and Molot Employment Agreements also provided that, upon a termination due to death or “Disability” (as defined in the Prior Bogart and Molot Employment Agreements), Messrs. Bogart and Molot (or their respective estates or beneficiaries, as the case may be) were entitled to (i) full vesting of service-based RSUs, (ii) full vesting of PSUs, with performance determined based on actual level of achievement as of such termination date as determined by the Compensation Committee in accordance with the terms of the applicable equity-based incentive compensation plan) and (iii) continued payments in respect of the applicable carried interest allocations as if Messrs. Bogart or Molot, as applicable, remained an employee until each then-unresolved carry year is fully resolved (clauses (i), (ii) and (iii), collectively, the “Non-Cash Severance”). Upon a termination without “Cause” or a resignation for “Good Reason” other than during a “Change in Control Period” (each, as defined in the Prior Bogart and Molot Employment Agreements), Messrs. Bogart and Molot were entitled, subject to execution of a general release in our favor, to (i) an amount in cash, payable in installments over a 24-month period, equal to two times the sum of Messrs. Bogart’s or Molot’s, as applicable, (x) then-current base salary and (y) average annual incentive bonus amount earned during the preceding two calendar years, including the portion of such annual incentive bonus amounts delivered in the form of RSUs and PSUs in lieu of cash (clauses (x) and (y), together, the “Cash Severance”), (ii) the Non-Cash Severance (except that PSUs remain outstanding and vest based on actual level of achievement in accordance with the applicable PSU award agreement) and (iii) ongoing technology services, including continued use of our technology devices for a three-year post-employment period. In addition, upon a termination without “Cause” or a resignation for “Good Reason” during a “Change in Control Period”, Messrs. Bogart and Molot were entitled to (i) an amount in cash equal to three times the Cash Severance (payable in installments over 24 months), (ii) the Non-Cash Severance (except that PSUs remain outstanding and vest based on actual level of achievement in accordance with the applicable PSU award agreement) and (iii) ongoing technology services, including continued use of our technology devices for a three-year post-employment period.
Each of the Prior Bogart and Molot Employment Agreements included (i) 12-month (or, solely upon a resignation without “Good Reason”, 24-month) post-employment non-compete and client and employee non-solicitation covenants and (ii) a perpetual confidentiality covenant.
A&R Bogart and Molot Employment Agreements
Except as described in (i) the paragraph immediately below (solely for purposes of compensation provided to Messrs. Bogart and Molot for the 2025 fiscal year) or (ii) the last paragraph of this section titled “—A&R Bogart and Molot Employment Agreements” (for purposes of compensation and benefits after the 2025 fiscal year), the terms and conditions of the A&R Bogart and Molot Employment Agreements remain substantially the same as the corresponding terms of the Prior Bogart and Molot Employment Agreements.
Effective as of January 1, 2024, the A&R Bogart and Molot Employment Agreements provide for (i) removal of the discretionary target annual bonus included in the Prior Bogart and Molot Employment Agreements and (ii) reversion to our historical practice of providing Messrs. Bogart and Molot with carried interest allocations equal to (x) 3.75% of our realized net cash gains (excluding effects of unrealized gains and losses) on a Burford-only basis from the capital provision assets originated during the period beginning January 1, 2015 and ended on December 31, 2023, and (y) 3.75% of our realized net cash gains (excluding effects of unrealized gains and losses) on a Burford-only basis from the capital provision assets originated during the term of the A&R Bogart and Molot Employment Agreements (except to the extent such carry payment is duplicative of any prior annual bonus received by Messrs. Bogart and Molot in respect of the 2024 fiscal year). Messrs. Bogart and Molot each entered into a separate agreement under which the pre-tax value of their YPF-related carried interest allocations under the Prior Bogart and Molot Employment Agreements will be provided through a separate profits interest arrangement. The A&R Bogart and Molot Employment Agreements also memorialize the Retirement Policy as it pertains to Messrs. Bogart and Molot.
Effective as of January 1, 2026, the A&R Bogart and Molot Employment Agreements (i) provide each of Messrs. Bogart and Molot with an annual base salary of $1,900,000, (ii) maintain similar severance benefits as those provided to each of Messrs. Bogart and Molot under his respective Prior Bogart and Molot Employment Agreement, other than with respect to Cash Severance payable upon a termination by us without “Cause” or resignation by Messrs. Bogart or Molot for “Good Reason” (each, as defined in the A&R Bogart and Molot Employment Agreements), which, pursuant to the A&R Bogart and Molot Employment Agreements will be equal to two times (or, during a “Change in Control Period” (as defined in the A&R Bogart and Molot Employment Agreements), three times) the sum of (1) his annual base salary and (2) $2,000,000 (in lieu of the average annual incentive bonus amount earned during the preceding two calendar years provided under the Prior Bogart and Molot Employment Agreements) and (iii) eliminate the provision of contractual perquisites to Messrs. Bogart and Molot, including tax preparation services.
Licht Offer Letter
Mr. Licht is a party to an offer letter with us, dated August 22, 2022 (the “Licht Offer Letter”). Pursuant to the terms of the Licht Offer Letter, Mr. Licht is entitled to (i) an initial annual base salary of $500,000 (as may be increased from time to time), (ii) eligibility for an annual incentive bonus, (iii) long-term incentive compensation awards under the Burford Capital 2016 Long Term Incentive Plan (the “LTIP”) (or applicable successor plan), (iv) a carried interest allocation under the Phantom Carry Pools Arrangement and (v) participation in our employee benefit plans, programs and arrangements.
The Licht Offer Letter also includes (i) perpetual confidentiality and non-disparagement covenants, (ii) a one-year post-employment client and employee non-solicitation covenant and (iii) a six-month post-employment non-compete covenant. The Licht Offer Letter does not include any severance obligations payable to Mr. Licht, except as we may determine in our sole discretion.
O’Connell Employment Arrangement
Ms. O’Connell is a party to an agreement with us, effective as of January 1, 2020 (the “O’Connell Employment Arrangement”). Pursuant to the terms of the O’Connell Employment Arrangement, Ms. O’Connell is entitled to (i) an initial annual base salary of $500,000 (as may be increased from time to time), (ii) eligibility for an annual incentive bonus, (iii) eligibility to receive long-term incentive compensation awards under the LTIP (or applicable successor plan), (iv) a carried interest allocation of 0.3% of our realized net cash gains (excluding effects of unrealized gains and losses) on a Burford-only basis from the capital provision assets originated since January 1, 2015 and (v) participation in our employee benefits plans, programs and arrangements. Ms. O’Connell entered into a separate agreement under which the pre-tax value of her YPF-related carried interest allocations under the O’Connell Employment Arrangement will be provided through a separate profits interest arrangement.
The O’Connell Employment Arrangement also includes (i) perpetual confidentiality and non-disparagement covenants, (ii) a one-year post-employment client and employee non-solicitation covenant and (iii) a six-month post-employment non-compete covenant. The O’Connell Employment Arrangement does not include any severance obligations payable to Ms. O’Connell, except as we may determine in our sole discretion.

Arnott Employment Agreement
Mr. Arnott is a party to an employment agreement with us, dated as of May 18, 2021 (the “Arnott Employment Agreement”). Pursuant to the terms of the Arnott Employment Agreement, Mr. Arnott is entitled to (i) an initial annual base salary of £375,000 (as may be increased from time to time), (ii) eligibility to participate in any annual incentive bonus programs, (iii) eligibility to receive long-term incentive compensation awards under the LTIP (or applicable successor plan), (iv) eligibility to receive a carried interest allocation under the Phantom Carry Pools Arrangement and (v) participation in our employee benefit plans, programs and arrangements, including any annual pension scheme maintained by us during Mr. Arnott’s employment.
The Arnott Employment Agreement also provides that we may pay Mr. Arnott his base salary through any contractual notice period in lieu of Mr. Arnott providing services to us during the applicable notice period.
In addition, the Arnott Employment Agreement includes (i) perpetual confidentiality and non-disparagement covenants, (ii) one-year post-employment client and employee non-solicitation covenants and (iii) a nine-month post-employment non-compete covenant.
Share ownership guidelines for executive officers
We maintain share ownership guidelines for executive officers (including the Named Executive Officers) to hold a minimum number of our ordinary shares equal to (i) for the Chief Executive Officer and the Chief Investment Officer, six times their respective annual base salary and (ii) for other executive officers (including the Named Executive Officers, other than Messrs. Bogart and Molot), three times their respective annual base salary. In assessing whether executive officers (including the Named Executive Officers) meet this requirement, we include (i) unvested restricted shares and RSUs awarded under our incentive compensation and equity-based plans and arrangements, (ii) unvested PSUs awarded under our incentive compensation and equity-based plans and arrangements, but only to the extent the relevant performance conditions have been satisfied and the vesting of PSUs is subject only to the completion of the applicable service period, (iii) vested RSUs and PSUs deferred under the NQDC Plan, (iv) our notional ordinary shares (whether vested or unvested) resulting from deferrals of cash compensation under the NQDC Plan and (v) matching notional RSUs (whether vested or unvested) granted under the NQDC Plan. However, we do not include (i) unexercised stock options (whether vested or unvested) or (ii) unvested PSUs for which the relevant performance conditions have not been satisfied in assessing whether executive officers (including the Named Executive Officers) meet the share ownership requirement.
Each executive officer (including the Named Executive Officers) is expected to meet his or her target share ownership level within five years following his or her appointment to such executive officer’s position and is expected to make continuous progress toward such executive officer’s target share ownership level. Unless and until an executive officer (including the Named Executive Officers) has satisfied his or her target share ownership level, such executive officer is required to retain 100% of the net ordinary shares (i.e., those ordinary shares that remain following satisfaction of related tax obligations or payment of applicable exercise price) received as the result of the exercise, vesting or payment of any equity-based awards granted to such executive officer. In addition, each executive officer (including the Named Executive Officers) is also expected to continuously own sufficient ordinary shares to satisfy his or her target share ownership level once attained for as long as he or she remains an executive officer. Other than as stated above, we do not have a holding period with respect to our ordinary shares.
Clawback policies
We maintain a clawback policy, effective as of October 2, 2023, that sets forth the circumstances under which we will be required to recover, and our executive officers will be required to forfeit or repay, erroneously awarded incentive compensation to us in accordance with the listing standards of the NYSE (the “Clawback Policy”). The Clawback Policy requires recoupment of excess incentive compensation paid to our executive officers if amounts paid were based on material noncompliance with any financial reporting requirement that causes an accounting restatement, without regard to any fault or misconduct on the part of an executive officer.

In addition, cash and long-term incentive compensation awards granted under the OICP (or any predecessor plan thereto), including awards deferred under the NQDC Plan, are subject to clawback provisions for the recovery (on a pre-tax basis) of erroneously awarded incentive-based compensation received by current or former executive officers for up to five years from the vesting date in the following circumstances: (i) a material financial misstatement or miscalculation of our audited financial accounts; (ii) the assessment of any performance condition on vesting which was based on error, misleading information or inaccurate assumption; or (iii) the gross misconduct of a participant.
Recovery of erroneously awarded compensation
Pursuant to the Clawback Policy, in the event that we are required to prepare an accounting restatement due to our material noncompliance with a financial reporting requirement, we are required to make reasonable efforts to recover from any current or former executive officer the amount of certain incentive-based compensation received on or following the effective date of the Clawback Policy in excess of what would have been paid or granted to such executive officer under the circumstances reflected by the accounting restatement.
Restrictions on trading our ordinary shares
We maintain a written insider trading policy (the “Insider Trading Policy”) applicable to all partners, officers (including the Named Executive Officers), directors, managers, employees and certain other insiders. In general, the Insider Trading Policy prohibits covered persons from trading (including purchases, sales and gifts) our securities during specified periods at the end of each fiscal quarter until after public disclosure of our consolidated financial results for such fiscal quarter. The Insider Trading Policy also prohibits us from trading in our own securities while in possession of material nonpublic information, unless such trading activity complies with all applicable securities laws. We may impose additional restricted trading periods at any time if we believe that trading by covered persons would not be appropriate because of developments that are, or could be, material. In addition, we require pre-approval for covered persons for trades in our securities (to prevent trading on material non-public information).
Restrictions in short-sale, hedging, margining and pledging transactions
The Insider Trading Policy prohibits our directors and executive officers, including the Named Executive Officers, from (i) engaging in any form of short-sale or hedging transactions involving our securities, (ii) holding our securities in a margin account, (iii) pledging our securities as collateral for loans or (iv) engaging in any other transaction designed to hedge or offset any decrease in the market price of our securities, including through the use of financial instruments.
Tax deductibility of compensation
Section 162(m) of the US Internal Revenue Code of 1986, as amended (the “Code”), limits the amount of compensation exceeding $1,000,000 that a company may deduct in any one year with respect to certain of its executive officers whose compensation must be included in this Proxy Statement. For the 2025 fiscal year, compensation amounts for each of the Named Executive Officers were greater than $1,000,000 and, as a result, a portion of their respective compensation was not deductible by our US subsidiary.
Policies and practices related to the grant of certain equity awards
While we do not have a specific policy on the timing of equity awards to the Named Executive Officers, our longstanding practice has been to consider and grant annual equity awards to the Named Executive Officers at the meeting of the Board of Directors and its committees held in February of each year. We also occasionally grant new hire or other special equity awards in connection with recruitment of employees or other business needs. We do not take material nonpublic information into account when determining the timing and terms of awards nor do we time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. We do not currently grant, and have not historically granted, awards of stock options, stock appreciation rights or similar option-like awards to the Named Executive Officers and have no policies or practices to disclose pursuant to Item 402(x)(1) of Regulation S-K.

Executive compensation program risk assessment
We believe that our executive compensation program for the executive officers (including the Named Executive Officers) is structured to balance risk and reward, yet mitigate the incentive for excessive risk taking and align with market and corporate governance best practices. The base salary component of the executive officers’ (including the Named Executive Officers’) compensation does not encourage risk taking because it is a fixed amount and a relatively small percentage of total compensation. Annual incentive bonuses and long-term incentive compensation for the executive officers (including the Named Executive Officers) are based on an assessment of a variety of quantitative and qualitative factors, including appropriate risk management. In addition, a substantial portion of annual incentive bonuses and/or long-term incentive compensation for executive officers (including the Named Executive Officers) is paid in equity to align the incentives of our executive officers (including the Named Executive Officers) with the interests of our shareholders and our long-term objectives and success and to reduce the risk that executive officers will place too much focus on short-term achievements to the detriment of our long-term growth and sustainability. Carried interest allocations to executive officers (including the Named Executive Officers) are provided to strengthen the alignment between pay and performance of the overall compensation program, are relatively common in the asset management industry and are paid only from our realized net cash gains (excluding effects of unrealized gains and losses) on concluded transactions.
For the 2025 fiscal year, the Compensation Committee engaged the Compensation Consultant to review our compensation policies and practices to evaluate whether they create risks that are reasonably likely to have a material adverse effect on us. Based on its review and evaluation, which was discussed with the Compensation Committee, the Compensation Consultant has concluded that our compensation policies and practices are unlikely to increase enterprise risks in a manner that could have a material adverse impact on us.
Compensation Committee report
The Compensation Committee has reviewed and discussed with management the “—Compensation discussion and analysis” section of this Proxy Statement. Based on such review and discussion with management, the Compensation Committee has recommended to the Board of Directors that the “—Compensation discussion and analysis” section be included in this Proxy Statement and our annual report on Form 10-K for the year ended December 31, 2025.
Compensation Committee
John Sievwright, Chair
Rukia Baruti Dames
Christopher Halmy

The information in this “—Compensation Committee report” section is not “soliciting material” and shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act or the Exchange Act, whether made before or after the date of this Proxy Statement and notwithstanding any general statement contained in any such filing incorporating this Proxy Statement by reference, except to the extent we incorporate this “—Compensation Committee report” section by specific reference.

SUMMARY COMPENSATION TABLE
The table below sets forth the various elements of the compensation earned by the Named Executive Officers during the 2025, 2024 and 2023 fiscal years.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock awards ($)(2)	Option awards ($)	Non-equity incentive plan compensation ($)(3)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($)(4)	Total ($)
Christopher Bogart Co-Founder and Chief Executive Officer	2025	1,400,000	—	3,176,660	—	—	—	6,847,479	11,424,139
	2024	1,400,000	—	853,868	—	1,500,000	—	7,993,914	11,747,782
	2023	950,000	—	—	—	2,000,000	—	8,777,836	11,727,836
Jonathan Molot Co-Founder and Chief Investment Officer	2025	1,400,000	—	2,871,240	—	—	—	6,293,222	10,564,462
	2024	1,400,000	—	841,398	—	1,500,000	—	7,805,210	11,546,608
	2023	950,000	—	543,317	—	2,000,000	—	8,560,197	12,053,514
Jordan Licht Chief Financial Officer	2025	600,000	—	311,614	—	1,520,000	—	235,208	2,666,822
	2024	583,333	—	289,418	—	1,520,000	—	218,829	2,611,580
	2023	500,000	—	238,169	—	1,300,000	—	157,874	2,196,043
Elizabeth O’Connell Chief Strategy Officer	2025	600,000	—	705,305	—	1,520,000	—	469,336	3,294,641
	2024	583,333	—	289,418	—	1,520,000	—	612,873	3,005,624
	2023	500,000	—	238,169	—	1,520,000	—	548,226	2,806,395
Craig Arnott Chief Investment Officer—International	2025	600,000	—	298,996	—	1,520,000	—	321,435	2,740,431
	2024	583,333	—	289,418	—	1,520,000	—	510,492	2,903,243
	2023	500,000	—	238,169	—	1,520,000	—	156,308	2,414,477

(1)Represents base salaries earned for the respective fiscal year.
(2)Represents the aggregate grant date fair value of the matching notional RSUs granted under the NQDC Plan in the respective fiscal year (determined in accordance with ASC Topic 718), excluding the effect of any estimated forfeitures of such awards as set forth below:
a.for the 2025 fiscal year, (i) $3,176,660 for Mr. Bogart, (ii) $2,871,240 for Mr. Molot, (iii) $12,618 for Mr. Licht and (iv) $406,309 for Ms. O’Connell;
b.for the 2024 fiscal year, (i) $853,868 for Mr. Bogart and (ii) $841,398 for Mr. Molot; and
c.for the 2023 fiscal year, $543,317 for Mr. Molot.
In addition, represents the aggregate grant date fair value of RSUs and PSUs granted under the LTIP (for PSUs, assuming achievement of the applicable performance conditions as determined by the Compensation Committee) in the respective fiscal year (determined in accordance with ASC Topic 718), excluding the effect of any estimated forfeitures of such awards as set forth below:
a.for the 2025 fiscal year, $298,996 for each of Messrs. Licht and Arnott and Ms. O’Connell;
b.for the 2024 fiscal year, $289,418 for each of Messrs. Licht and Arnott and Ms. O’Connell; and
c.for the 2023 fiscal year, $238,169 for each of Messrs. Licht and Arnott and Ms. O’Connell.
(3)Represents an annual incentive bonus earned for the respective fiscal year. See “Compensation structure and elements—Annual incentive bonus” for additional information with respect to annual incentive bonus payments.
In addition, the annual incentive bonus of $1.5 million paid to each of Messrs. Bogart and Molot for the 2024 fiscal year pursuant to the terms of the Prior Bogart and Molot Employment Agreements has been credited against the carried interest allocations that would otherwise have been payable to each of Messrs. Bogart and Molot for the 2025 fiscal year in accordance with the terms of the A&R Bogart and Molot Employment Agreements, resulting in a reduction of $1.5 million of the carried interest allocations owed to each of Messrs. Bogart and Molot for the 2025 fiscal year. See “—Individual arrangements with the Named Executive Officers—Prior Bogart and Molot Employment Agreements” and “—Individual arrangements with the Named Executive Officers—A&R Bogart and Molot Employment Agreements” for additional information with respect to Messrs. Bogart’s and Molot’s employment arrangements.
(4)    Represents additional payments to the Named Executive Officers for the 2025 fiscal year as set forth in the table below:

Name	Retirement matching contributions ($)(a)	Medical health plan costs ($)(b)	Carried interest allocations ($)(c)	Other benefits ($)(d)	Total ($)
Christopher Bogart	14,000	29,636	6,187,914	615,929	6,847,479
Jonathan Molot	14,000	—	6,187,914	91,308	6,293,222
Jordan Licht	14,000	29,636	187,530	4,042	235,208
Elizabeth O’Connell	14,000	—	455,336	—	469,336
Craig Arnott	—	18,734	302,701	—	321,435

a.Represents matching contributions made by us to the defined contribution 401(k) retirement plan or the contract-based defined contribution group stakeholder pension scheme, as applicable, on behalf of the Named Executive Officers. We make these matching contributions on behalf of all employees who elect to participate in our 401(k) retirement plan or pension scheme.
b.Represents premiums paid by us on behalf of the Named Executive Officers under our medical health plans. We pay these premiums on behalf of all employees who elect to participate in our medical health plans.
Ms. O’Connell is covered under a family plan as Mr. Bogart’s spouse as a result of his enrollment in our medical health plans, and neither Ms. O’Connell nor Mr. Bogart receive separate or additional contributions from us due to such coverage. Ms. O’Connell does not receive any contributions from us in connection with her waiver of individual medical coverage.
c.Represents payments of cash amounts in respect of carried interest allocations for the 2025 fiscal year as set forth below:
i.$6,187,914 for Mr. Bogart pursuant to the A&R Bogart Employment Agreement, which amount includes $2,697,873 of carried interest allocations deferred under the NQDC Plan;
ii.$6,187,914 for Mr. Molot pursuant to the A&R Molot Employment Agreement, which amount includes $2,698,329 of carried interest allocations deferred under the NQDC Plan;
iii.$187,530 for Mr. Licht pursuant to the Phantom Carry Pools Arrangement;
iv.$455,336 for Ms. O’Connell pursuant to the O’Connell Employment Arrangement; and
v.$302,701 for Mr. Arnott pursuant to the Phantom Carry Pools Arrangement.
See “Compensation structure and elements—Other elements of compensation—Carried interest allocations” for additional information with respect to payments in respect of carried interest allocations.
d.Represents:
i.for Mr. Bogart, payment of (1) $4,042 for our contributions to Mr. Bogart’s health savings account and payment of premiums for Mr. Bogart’s life insurance and long-term disability insurance (with us making such contributions on behalf of all employees who elect to participate in our eligible medical health plans), (2) $488,122 in respect of tax preparation services, including reimbursement of taxes resulting therefrom (see “Compensation structure and elements—Other elements of compensation—Perquisites” for additional information), and (3) $123,765 as reimbursements for costs related to technology equipment and services and connectivity services, subscriptions to business journals and publications, annual fees in connection with professional memberships and travel services and applications, credit card fees and legal expenses;
ii.for Mr. Molot, payment of (1) $85,065 in respect of tax preparation services, including reimbursement of taxes resulting therefrom (see “Compensation structure and elements—Other elements of compensation—Perquisites” for additional information) and (2) $6,242 for waiver of medical coverage;
iii.for Mr. Licht, payment of $4,042 for our contributions to Mr. Licht’s health savings account and payment of premiums for Mr. Licht’s life insurance and long-term disability insurance (with us making such contributions on behalf of all employees who elect to participate in our eligible medical health plans);
iv.Because Mr. Bogart and Ms. O’Connell have jointly filed taxes as husband and wife, Ms. O’Connell indirectly receives, at no additional aggregate incremental cost to us, a personal benefit from the tax preparation services provided to Mr. Bogart. In addition, Ms. O’Connell indirectly receives, at no additional aggregate incremental cost to us, a personal benefit in connection with technology equipment and services and connectivity services as well as travel services and applications provided to Mr. Bogart.
The A&R Bogart and Molot Employment Agreements eliminate the provision of contractual perquisites to Messrs. Bogart and Molot, including tax preparation services with respect to the 2026 fiscal year and beyond. See “—Other elements of compensation—Perquisites” for additional information with respect to the perquisites under the A&R Bogart and Molot Employment Agreements.

GRANTS OF PLAN-BASED AWARDS
The table below sets forth grants of plan-based awards, except as otherwise noted, under the OICP to the Named Executive Officers during the 2025 fiscal year.

				Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All other stock awards: Number of shares of stock or units (#)(2)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards (#)	Grant date fair value of stock and option awards ($)(3)
Name	Grant date	Approval date	Grant type	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)(1)	Maximum (#)
Christopher Bogart Co-Founder and Chief Executive Officer	3/6/2025	—	Matching Notional RSUs	—	—	—	—	—	—	181,338	—	—	2,486,144
	3/7/2025	—	Matching Notional RSUs	—	—	—	—	—	—	28,746	—	—	387,209
	8/21/2025	—	Matching Notional RSUs	—	—	—	—	—	—	22,302	—	—	303,307
Jonathan Molot Co-Founder and Chief Investment Officer	3/6/2025	—	Matching Notional RSUs	—	—	—	—	—	—	159,401	—	—	2,185,388
	3/7/2025	—	Matching Notional RSUs	—	—	—	—	—	—	28,947	—	—	389,916
	8/21/2025	—	Matching Notional RSUs	—	—	—	—	—	—	21,760	—	—	295,936
Jordan Licht Chief Financial Officer	3/7/2025	—	Matching Notional RSUs	—	—	—	—	—	—	249	—	—	3,354
	5/14/2025	—	Matching Notional RSUs	—	—	—	—	—	—	232	—	—	3,348
	8/21/2025	—	Matching Notional RSUs	—	—	—	—	—	—	435	—	—	5,916
	5/14/2025	2/11/2025	PSUs	—	—	—	—	11,373	—	—	—	—	134,884
	5/14/2025	2/11/2025	RSUs	—	—	—	—	11,373	—	—	—	—	164,112
Elizabeth O’Connell Chief Strategy Officer	3/7/2025	—	Matching Notional RSUs	—	—	—	—	—	—	30,164	—	—	406,309
	5/14/2025	2/11/2025	PSUs	—	—	—	—	11,373	—	—	—	—	134,884
	5/14/2025	2/11/2025	RSUs	—	—	—	—	11,373	—	—	—	—	164,112
Craig Arnott Chief Investment Officer—International	5/14/2025	2/11/2025	PSUs	—	—	—	—	11,373	—	—	—	—	134,884
	5/14/2025	2/11/2025	RSUs	—	—	—	—	11,373	—	—	—	—	164,112

(1)Represents the number of our ordinary shares that will vest or, if the award recipient is Retirement Eligible, become payable (i) for PSUs, on the third anniversary of the grant date (subject to the determination by the Compensation Committee of the achievement of the applicable performance conditions) and (ii) for RSUs, in equal 33% installments on each of the first three anniversaries of the grant date, in each case, subject to the Named Executive Officer’s continued employment through such date and compliance with the Retirement Policy, as applicable.
(2)Represents matching notional RSUs, rounded to the nearest whole share, granted by us in respect of compensation deferred by the applicable Named Executive Officer and notionally invested in our ordinary shares in accordance with the NQDC Plan that vest on the second anniversary of the grant date or, if the award recipient is Retirement Eligible, are fully vested as of the grant date and are settled upon distribution in accordance with the NQDC Plan. See the table and accompanying footnotes under “—Nonqualified deferred compensation” for additional information with respect to the grants under the NQDC Plan.

(3)Represents the applicable grant date fair value (determined in accordance with ASC Topic 718, excluding the effect of any estimated forfeitures) for awards (as applicable) of (i) RSUs and PSUs (for PSUs, assuming achievement of the applicable performance conditions as determined by the Compensation Committee) and (ii) matching notional RSUs.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The table below sets forth outstanding equity awards under the OICP (or any predecessor plan thereto) and matching notional RSUs under the NQDC Plan for the Named Executive Officers as of December 31, 2025.

			Option Awards					Stock Awards
Name	Grant date	Grant type	Number of securities underlying unexercised options (# exercisable)	Number of securities underlying unexercised options (# unexercisable)	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares of units or stock that have not vested (#)(1)	Market value of shares or units of stock that have not vested ($)(2)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)(3)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)(4)
Christopher Bogart Co-Founder and Chief Executive Officer(5)	3/22/2024	PSUs	—	—	—	—	—	—	—	56,611	504,973
	3/22/2023	PSUs	—	—	—	—	—	—	—	71,713	639,677
Jonathan Molot Co-Founder and Chief Investment Officer(5)	3/22/2024	PSUs	—	—	—	—	—	—	—	56,611	504,973
	3/22/2023	PSUs	—	—	—	—	—	—	—	71,713	639,677
Jordan Licht Chief Financial Officer	8/21/2025	Matching Notional RSUs	—	—	—	—	—	435	3,880	—	—
	5/14/2025	Matching Notional RSUs	—	—	—	—	—	232	2,069	—	—
	5/14/2025	PSUs	—	—	—	—	—	—	—	11,373	101,447
	5/14/2025	RSUs	—	—	—	—	—	—	—	11,373	101,447
	3/7/2025	Matching Notional RSUs	—	—	—	—	—	249	2,221	—	—
	3/22/2024	PSUs	—	—	—	—	—	—	—	10,274	91,644
	3/22/2024	RSUs	—	—	—	—	—	—	—	10,274	91,644
	3/22/2023	PSUs	—	—	—	—	—	—	—	18,437	164,458
	3/22/2023	RSUs	—	—	—	—	—	—	—	18,437	164,458
Elizabeth O’Connell Chief Strategy Officer	5/14/2025	PSUs	—	—	—	—	—	—	—	11,373	101,447
	3/22/2024	PSUs	—	—	—	—	—	—	—	6,849	61,096
	3/22/2023	PSUs	—	—	—	—	—	—	—	12,291	109,639
Craig Arnott Chief Investment Officer—International	5/14/2025	PSUs	—	—	—	—	—	—	—	11,373	101,447
	5/14/2025	RSUs	—	—	—	—	—	—	—	11,373	101,447
	3/22/2024	PSUs	—	—	—	—	—	—	—	10,274	91,644
	3/22/2024	RSUs	—	—	—	—	—	—	—	10,274	91,644
	3/22/2023	PSUs	—	—	—	—	—	—	—	18,437	164,458
	3/22/2023	RSUs	—	—	—	—	—	—	—	18,437	164,458

(1)Represents matching notional RSUs granted by us in respect of compensation deferred by the Named Executive Officers and notionally invested in our ordinary shares in accordance with the NQDC Plan that vest on the second anniversary of the first day of the open election period during which the employee’s deferred amounts are credited and are settled upon distribution in accordance with the NQDC Plan. See the table and accompanying footnotes under “—Nonqualified deferred compensation” for additional information with respect to the grants under the NQDC Plan.
(2)Represents the market value of the matching notional RSUs based on the closing price of $8.92 per ordinary share on the NYSE on December 31, 2025, which was the last trading day for the 2025 fiscal year.
(3)Represents the number of ordinary shares expected to vest (i) for PSUs, on the third anniversary of the grant date (subject to the determination by the Compensation Committee of the achievement of the applicable performance conditions), (ii) for RSUs granted in the 2025 fiscal year, in equal 33% installments on each of the first three anniversaries of the grant date and (iii) for RSUs granted in the 2024 fiscal year and the 2023 fiscal year, on the third anniversary of the grant date, in each case, subject to the Named Executive Officer’s continued employment through such date. PSUs held by Named Executive Officers that vested with respect to service-based vesting conditions upon such Named Executive Officers becoming Retirement Eligible but remain outstanding subject to the determination by the Compensation Committee of the achievement of the applicable performance conditions are included in this column for such Named Executive Officers until such awards are fully vested following the determination by the Compensation Committee of the achievement of the applicable performance conditions, at which point the actual number of our ordinary shares awarded to such Named Executive Officers upon settlement will be disclosed in the table and accompanying footnotes under “—Option Exercises and Stock Vested”.
(4)Represents the market value of our ordinary shares subject to outstanding RSUs and PSUs (for PSUs, assuming achievement of the applicable performance conditions) based on the closing price of $8.92 per ordinary share on the NYSE on December 31, 2025, which was the last trading day for the 2025 fiscal year.
(5)For each of Messrs. Bogart and Molot, PSUs (and the respective values attributable thereto) represent the portion of their respective annual incentive bonus in respect of the fiscal year immediately prior to the fiscal year in which the grant date occurs that were delivered in the form of equity-based awards at the election of the Compensation Committee and that are expected to vest on the third anniversary of the applicable grant date based on satisfaction of the applicable performance-based vesting conditions (assuming achievement of the applicable performance conditions).

OPTION EXERCISES AND STOCK VESTED
The table below sets forth awards of our ordinary shares that vested in respect of the 2025 fiscal year for each of the Named Executive Officers. No option awards have ever been granted to, or were exercised during the 2025 fiscal year by, the Named Executive Officers.

	Stock awards
Name	Type of award	Number of shares acquired on vesting (#)(1)	Value realized on vesting ($)(2)
Christopher Bogart Co-Founder and Chief Executive Officer	RSUs	267,304	3,580,858
	PSUs	138,981	1,788,186
	Matching Notional RSUs(3)	288,377	4,020,375
Jonathan Molot Co-Founder and Chief Investment Officer	RSUs	267,304	3,474,991
	PSUs	138,981	1,752,897
	Matching Notional RSUs(3)	346,202	4,606,157
Jordan Licht Chief Financial Officer	RSUs	51,606	624,949
	PSUs	51,606	624,949
	Matching Notional RSUs(3)	—	—
Elizabeth O’Connell Chief Strategy Officer	RSUs	53,525	705,359
	PSUs	23,011	290,373
	Matching Notional RSUs(3)	30,164	410,230
Craig Arnott Chief Investment Officer—International	RSUs	13,441	160,217
	PSUs	13,441	160,217
	Matching Notional RSUs(3)	—	—

(1)Represents the number of our ordinary shares acquired on vesting of the applicable award type for each Named Executive Officer (for PSUs, based on performance achieved for the applicable performance cycle, as determined by the Compensation Committee). For Messrs. Bogart and Molot and Ms. O’Connell, such numbers include RSUs and PSUs, the settlement of which such Named Executive Officer elected to defer in accordance with the NQDC Plan, equal to (i) 146,120 ($1,741,750) for each of Messrs. Bogart and Molot and (ii) 26,250 ($312,900) for Ms. O’Connell. For Messrs. Bogart and Molot and Ms. O’Connell, such numbers include RSUs and matching notional RSUs that vested in full upon becoming Retirement Eligible, with settlement to occur in accordance with the applicable vesting schedule, equal to, with respect to RSUs, (i) 192,485 ($2,689,015) for Mr. Bogart, (ii) 192,485 ($2,583,149) for Mr. Molot and (iii) 40,084 ($545,142) for Ms. O’Connell and equal to, with respect to matching notional RSUs, (i) 288,377 ($4,020,375) for Mr. Bogart, (ii) 305,742 ($4,097,873) for Mr. Molot and (iii) 30,164 ($410,230) for Ms. O’Connell. In addition, for Messrs. Bogart and Molot and Ms. O’Connell, such numbers include a portion of PSUs granted in the 2023 and 2024 fiscal years, with respect to which portion the applicable service- and performance-based conditions were satisfied upon the applicable Named Executive Officer becoming Retirement Eligible and which portion therefore vested, with settlement to occur in accordance with the applicable vesting schedule, equal to, with respect to (i) the 2023 fiscal year (a) 35,856 ($500,913) for Mr. Bogart, (b) 35,856 ($481,192) for Mr. Molot and (c) 6,146 ($83,581) for Ms. O’Connell and (ii) the 2024 fiscal year, (a) 28,306 ($395,430) for Mr. Bogart, (b) 28,306 ($379,862) for Mr. Molot and (c) 3,425 ($46,575) for Ms. O’Connell.
(2)Represents the aggregate value realized on the vesting of our ordinary shares based on the closing trading price of our ordinary shares on the applicable vesting date (or the immediately prior closing trading price, if the vesting date occurred on a market holiday or weekend).
(3)Represents matching notional RSUs that vested during the 2025 fiscal year, which remain in the Named Executive Officers’ respective accounts in the NQDC Plan in accordance with the terms thereof. See the table and accompanying footnotes under

“—Nonqualified deferred compensation” for additional information with respect to the grants of matching notional RSUs under the NQDC Plan.

NONQUALIFIED DEFERRED COMPENSATION
The table below sets forth a summary of nonqualified deferred compensation for the Named Executive Officers for the 2025 fiscal year.

Name	Type of plan	Executive contributions in last fiscal year ($)(1)	Company contributions in last fiscal year ($)(2)	Aggregate earnings in last fiscal year ($)(3)	Aggregate withdrawals / distributions ($)(4)	Aggregate balance at last fiscal year-end ($)
Christopher Bogart Co-Founder and Chief Executive Officer	NQDC	4,439,623	3,176,660	(6,077,316)	(670,141)	17,081,941
Jonathan Molot Co-Founder and Chief Investment Officer	NQDC	4,440,079	2,871,240	(6,531,397)	(737,650)	17,942,172
Jordan Licht Chief Financial Officer	NQDC	60,000	12,618	(17,091)	—	55,527
Elizabeth O’Connell Chief Strategy Officer	NQDC	312,900	406,309	(740,501)	—	1,891,401
Craig Arnott Chief Investment Officer—International	NQDC	—	—	—	—	—

(1)Represents compensation for the 2025 fiscal year, the receipt of which was deferred or elected to be deferred under the NQDC Plan. The table below sets forth the deferred amount of each of the Named Executive Officers’ compensation (by type) earned or vested in the 2025 fiscal year.

Name	Salary ($)	Carried Interest ($)	RSUs and PSUs ($)(a)	Total executive contributions in last fiscal year ($)
Christopher Bogart	—	2,697,873	1,741,750	4,439,623
Jonathan Molot	—	2,698,329	1,741,750	4,440,079
Jordan Licht	60,000	—	—	60,000
Elizabeth O’Connell	—	—	312,900	312,900
Craig Arnott	—	—	—	—

a.Represents the aggregate value realized on the vesting of our ordinary shares based on the closing trading price of our ordinary shares on the applicable vesting date (or the immediately prior closing trading price, if the vesting date occurred on a market holiday or weekend), with respect to the deferred RSUs and PSUs.
(2)Represents the aggregate grant date fair value (determined in accordance with ASC Topic 718, excluding the effect of any estimated forfeitures) of matching notional RSUs granted by us under the NQDC Plan, which in the case of Messrs. Bogart and Molot and Ms. O’Connell, are fully vested as of the grant date. See “—Other elements of compensation—Retirement benefits” for additional information with respect to the NQDC Plan.
(3)Represents all earnings on nonqualified deferred compensation balances for each of the Named Executive Officers during the 2025 fiscal year.
(4)Represents amounts that were deferred in prior fiscal years in accordance with the NQDC Plan and distributed to the Named Executive Officers in the form of our ordinary shares as follows (in each case, after giving effect to any tax withholding): 36,677 ordinary shares to Mr. Bogart and 39,431 ordinary shares to Mr. Molot.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The Named Executive Officers, other than Messrs. Bogart and Molot, are not entitled to severance or any change in control benefits. Upon any termination of employment (other than for cause), each of the Named Executive Officers will receive any earned and unpaid compensation (including with respect to annual incentive bonuses) and vested balances under applicable benefit plans (including the NQDC Plan). We do not provide any automatic (i.e., “single trigger”) change in control benefits to employees. The table below assumes that the triggering event(s) occurred on the last business day of the 2025 fiscal year.

		Prior to a change in control
Name	Payment type	“Disability” ($)	Involuntary termination without “Cause” ($)	Resignation for “Good Reason” ($)	Retirement ($)	Death ($)
Christopher Bogart Co-Founder and Chief Executive Officer	Cash Payment(1)	9,259,150	9,259,150	9,259,150	—	9,259,150
	Long-Term Incentive Compensation(2)	1,144,650	1,144,650	1,144,650	1,144,650	1,144,650
	Total(3)	10,403,800	10,403,800	10,403,800	1,144,650	10,403,800
Jonathan Molot Co-Founder and Chief Investment Officer	Cash Payment(1)	9,259,150	9,259,150	9,259,150	—	9,259,150
	Long-Term Incentive Compensation(2)	1,144,650	1,144,650	1,144,650	1,144,650	1,144,650
	Total(3)	10,403,800	10,403,800	10,403,800	1,144,650	10,403,800
Jordan Licht Chief Financial Officer	Cash Payment	—	—	—	—	—
	Long-Term Incentive Compensation	—	—	—	—	—
	Total	—	—	—	—	—
Elizabeth O’Connell Chief Strategy Officer	Cash Payment	—	—	—	—	—
	Long-Term Incentive Compensation(2)	—	—	—	272,182	—
	Total(4)	—	—	—	272,182	—
Craig Arnott Chief Investment Officer—International	Cash Payment	—	—	—	—	—
	Long-Term Incentive Compensation	—	—	—	—	—
	Total	—	—	—	—	—

		On or following a change in control
Name	Payment type	“Disability” ($)	Involuntary termination without “Cause” ($)	Resignation for “Good Reason” ($)	Retirement ($)	Death ($)
Christopher Bogart Co-Founder and Chief Executive Officer	Cash Payment(1)	13,888,725	13,888,725	13,888,725	—	13,888,725
	Long-Term Incentive Compensation(2)	1,144,650	1,144,650	1,144,650	1,144,650	1,144,650
	Total(3)	15,033,375	15,033,375	15,033,375	1,144,650	15,033,375
Jonathan Molot Co-Founder and Chief Investment Officer	Cash Payment(1)	13,888,725	13,888,725	13,888,725	—	13,888,725
	Long-Term Incentive Compensation(2)	1,144,650	1,144,650	1,144,650	1,144,650	1,144,650
	Total(3)	15,033,375	15,033,375	15,033,375	1,144,650	15,033,375
Jordan Licht Chief Financial Officer	Cash Payment	—	—	—	—	—
	Long-Term Incentive Compensation	—	—	—	—	—
	Total	—	—	—	—	—
Elizabeth O’Connell Chief Strategy Officer	Cash Payment	—	—	—	—	—
	Long-Term Incentive Compensation(2)	—	—	—	272,182	—
	Total(4)	—	—	—	272,182	—
Craig Arnott Chief Investment Officer—International	Cash Payment	—	—	—	—	—
	Long-Term Incentive Compensation	—	—	—	—	—
	Total	—	—	—	—	—

(1)For each of Messrs. Bogart and Molot, represents a lump sum cash payment equal to two times (or, within two years following a change in control, three times) the sum of (i) $1,400,000 (representing their respective annual base salaries) and (ii) $3,229,575 (representing the average annual bonus during the immediately preceding two calendar years (excluding one-time discretionary annual incentive bonus amounts)), pursuant to the Prior Bogart and Molot Employment Agreements, in each case, in effect as of December 31, 2025.
(2)Represents the aggregate value of matching notional RSUs and outstanding RSUs and PSUs (for PSUs, assuming achievement of the applicable performance conditions as determined by the Compensation Committee), in each case, that vest on certain terminations in accordance with the Prior Bogart and Molot Employment Agreements, the O’Connell Employment Arrangement and/or the Retirement Policy, as applicable, and determined based on the closing price of $8.92 per ordinary share on the NYSE on December 31, 2025, which was the last trading day for the 2025 fiscal year.
(3)Each of Messrs. Bogart and Molot is entitled to receive additional compensation upon a termination of employment by us without “Cause”, due to “Disability” or death, upon retirement or upon a resignation for “Good Reason” (each, as defined in the Prior Bogart and Molot Employment Agreements) in the form of continued payments in respect of carried interest allocations from our legal finance assets originated beginning January 1, 2015 and ending on a date that is on or prior to Messrs. Bogart’s or Molot’s, as applicable, termination or retirement date. We have not assigned a value to such benefit as such value cannot be reasonably estimated. See “—Individual arrangements with the Named Executive Officers—Prior Bogart and Molot Employment Agreements” for additional information with respect to Messrs. Bogart’s or Molot’s benefits upon termination.
(4)Ms. O’Connell is entitled to receive additional compensation upon retirement in the form of continued payments in respect of carried interest allocations from our legal finance assets originated beginning January 1, 2015 and ending on a date that is on or prior to Ms. O’Connell’s retirement date. We have not assigned a value to such benefit as such value cannot be reasonably estimated. See “—Other elements of compensation—Carried interest allocations” for additional information with respect to Ms. O’Connell’s retirement benefits.

CEO PAY RATIO
Pursuant to and in accordance with Item 402(u) of Regulation S-K, the following disclosure summarizes the relationship between the annual total compensation of the median employee from among our employees (other than the Chief Executive Officer) and the annual total compensation of the Chief Executive Officer, in each case, for the 2025 fiscal year:
•The annual total compensation of the median employee (other than the Chief Executive Officer), calculated in accordance with Item 402(c) of Regulation S-K, was $308,625 for the 2025 fiscal year
•The annual total compensation of the Chief Executive Officer, calculated in accordance with Item 402(c) of Regulation S-K and as reported in the “—Summary compensation table” in this Proxy Statement, was $11,424,139 for the 2025 fiscal year
•The ratio of the annual total compensation of the Chief Executive Officer to the annual total compensation of the median employee (other than the Chief Executive Officer) was 37 to 1 for the 2025 fiscal year
The pay ratio set forth above reflects analysis of our global workforce of 171 employees (not including the Chief Executive Officer) as of December 31, 2025 (including non-US and temporary employees but excluding independent contractors). We determined the annual total compensation of the median employee (other than the Chief Executive Officer) for the 2025 fiscal year in accordance with the requirements of Item 402(c) of Regulation S-K consistent with the calculation of the annual total compensation of the Chief Executive Officer as reported in the “—Summary compensation table” in this Proxy Statement. Base salaries were annualized for employees (other than temporary employees) starting employment during the 2025 fiscal year but not adjusted for part-time status. Any payments in local currency were consistently converted using the GBP/USD exchange rate of 1.3218, EUR/USD exchange rate of 1.1325 or USD/SGD exchange rate of 0.7663, as applicable, in each case, as of December 31, 2025. Neither cost-of-living adjustments nor exclusions were applied.
The pay ratio set forth above is a reasonable estimate calculated in a manner consistent with the SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on such employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. As a result, the pay ratio set forth above may not be comparable to the pay ratio reported by other companies (even those companies in a related industry or of a similar size and scope), as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
The information set forth in this “—CEO pay ratio” section was developed and is provided solely to comply with specific legal requirements. We do not use the information set forth in this “—CEO pay ratio” section in managing our businesses.

PAY VERSUS PERFORMANCE
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended, and Item 402(v) of Regulation S-K, set forth below is information about the relationship between executive “compensation actually paid” (as determined in accordance with Item 402(v) of Regulation S-K) to (i) the principal executive officer (the “PEO”) and (ii) the other non-PEO Named Executive Officers (determined as an average, as set forth below), in each case, during the 2025 fiscal year, the 2024 fiscal year, the 2023 fiscal year and the 2022 fiscal year and our financial performance. See “Executive compensation” for additional information with respect to our compensation philosophy and processes and compensation structure and elements.
The calculation of “compensation actually paid” is not reflective of how the Compensation Committee assesses compensation of the Named Executive Officers. The values of equity-based awards may not reflect actual economic benefit that will be received due to uncertain market value and vesting schedules, among other factors.

Fiscal year	Summary compensation table total for PEO(1) ($)	Compensation actually paid to PEO(2) ($)	Average summary compensation table total for non-PEO NEOs(1)(3) ($)	Average compensation actually paid to non-PEO NEOs(2)(3) ($)	Value of initial fixed $100 investment based on:		Net income ($)	Net realized gains/(losses) for Principal Finance segment ($)
					Total shareholder return ($)	Peer group total shareholder return(4) ($)
2025	11,424,139	11,251,405	4,816,589	4,524,079	71	109	72,188,000	157,744,000
2024	11,747,782	10,353,388	5,070,916	4,490,662	82	119	229,583,000	327,174,000
2023	11,727,836	19,336,976	4,914,556	6,793,242	193	105	718,199,000	187,376,000
2022	5,731,151	4,664,352	3,023,362	2,565,418	78	86	97,459,000	134,473,000

(1)Mr. Bogart was the PEO and Messrs. Molot (the Chief Investment Officer), Licht (the Chief Financial Officer) and Arnott (Chief Investment Officer—International) and Ms. O’Connell (the Chief Strategy Officer) were the non-PEO Named Executive Officers during the 2025 fiscal year, the 2024 fiscal year, the 2023 fiscal year and the 2022 fiscal year.
(2)Amounts in these columns have been calculated in accordance with the requirements of Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized or received. The table below sets forth the adjustments prescribed by Item 402(v) of Regulation S-K to the applicable “Total” column in the “Summary compensation table” to determine the “Compensation actually paid” amounts. In addition, all amounts presented for non-PEO Named Executive Officers are averages of the non-PEO Named Executive Officers group.
(3)Amounts for the 2022 fiscal year for non-PEO Named Executive Officers do not include any compensation for Mr. Kenneth Brause, the former Chief Financial Officer who ceased serving as the Chief Financial Officer on September 5, 2022. The exclusion of Mr. Brause’s compensation from these calculations is in connection with our transition to US domestic public company reporting status and due to his individualized compensation not being previously disclosed and not being required to be disclosed by us prior to such transition to US domestic public company reporting status.

Fiscal year	Summary compensation table total for PEO ($)	Deduct: Stock awards for PEO(i) ($)	Add: Year-end value of unvested equity awards granted during year for PEO(ii) ($)	Increase/(decrease) in value of unvested equity awards granted in prior years for PEO ($)	Add: Value of equity awards granted and vested during year for PEO ($)	Increase/(decrease) in value of equity awards granted in prior years which vested during year for PEO ($)	Deduct: Equity awards that failed to vest during year for PEO ($)	Add: Dividends for PEO ($)	Total (compensation actually paid to PEO) ($)
2025	11,424,139	(3,176,660)	—	(491,474)	3,238,181	257,219	—	—	11,251,405
2024	11,747,782	(3,333,443)	2,879,269	(1,039,608)	—	99,389	—	—	10,353,388
2023	11,727,836	(1,458,625)	6,099,134	3,144,257	—	(175,626)	—	—	19,336,976
2022	5,731,151	(1,821,722)	1,600,970	(846,047)	—	—	—	—	4,664,352

Fiscal year	Summary compensation table total for non-PEO NEOs ($)	Deduct: Stock awards for non-PEO NEOs(i) ($)	Add: Year-end value of unvested equity awards granted during year for non-PEO NEOs(ii) ($)	Increase/(decrease) in value of unvested equity awards granted in prior years for non-PEO NEOs ($)	Add: Value of equity awards granted and vested during year for non-PEO NEOs ($)	Increase/(decrease) in value of equity awards granted in prior years which vested during year for non-PEO NEOs ($)	Deduct: Equity awards that failed to vest during year for non-PEO NEOs ($)	Add: Dividends for non-PEO NEOs ($)	Total (compensation actually paid to non-PEO NEOs) ($)
2025	4,816,589	(1,046,789)	152,172	(251,157)	847,117	6,147	—	—	4,524,079
2024	5,070,916	(1,047,307)	913,703	(479,393)	—	32,742	—	—	4,490,662
2023	4,914,556	(679,112)	1,428,254	1,255,409	—	(125,865)	—	—	6,793,242
2022	3,023,362	(767,192)	733,575	(406,844)	—	(17,484)	—	—	2,565,418

i.Amounts in this column for Messrs. Bogart and Molot represent the sum of (x) the aggregate grant date fair value of the matching notional RSUs granted under the NQDC Plan in the applicable fiscal year set forth in the “Stock awards” column of the “—Summary compensation table” and (y) the portion of their annual incentive bonus for the applicable fiscal year paid in the form of RSUs and PSUs (for PSUs, assuming achievement of the applicable performance conditions as determined by the Compensation Committee), as set forth in footnote 5 to the “All other compensation” column in the “—Summary compensation table”. For additional information with respect to Messrs. Bogart’s and Molot’s annual incentive bonus paid in the form of RSUs and PSUs (at the election of the Compensation Committee), see “Executive compensation—Compensation discussion and analysis—Individual arrangements with Named Executive Officers—Bogart and Molot Employment Agreements” and “Executive compensation—Compensation discussion and analysis—Compensation structure and elements—Long-term incentive compensation”. Amounts in this column for Messrs. Licht and Arnott and Ms. O’Connell represent the aggregate grant date fair value of RSUs and PSUs granted under the OICP (or any predecessor plan thereto) (for PSUs, assuming achievement of the applicable performance conditions as determined by the Compensation Committee) set forth in the “Stock awards” column of the “—Summary compensation table”.
ii.Amounts in this column represent the respective share-based awards granted to the PEO and each of the non-PEO Named Executive Officers disclosed in the “Deduct: stock awards for PEO” and “Deduct: stock awards for non-PEO NEOs”, respectively, and corresponding footnote multiplied by the closing price of $8.92 per ordinary share on the NYSE on December 31, 2025, which was the last trading day for the 2025 fiscal year.
(4)The peer group for these purposes is the S&P Small Cap 600 Financials index. Pursuant to Item 402(v) of Regulation S-K, we used the same peer group used for purposes of Item 201(e) of Regulation S-K, the S&P Small Cap 600 Financials index. This column reflects corrected TSR values from the 2022 fiscal year through the 2024 fiscal year that have been updated due to a prior error.

List of performance measures
The table below sets forth a list of the performance measures in accordance with Item 402(v) of Regulation S-K that we believe are the most important performance measures used to link “compensation actually paid” to our performance for the 2025 fiscal year. See “Executive compensation—Compensation discussion and analysis” for additional information with respect to our compensation philosophy and processes for determining compensation.

Performance measures
Net realized gains/(losses) for the Principal Finance segment
TSR
Relationship between “compensation actually paid” and performance measures
The graph below shows the relationship between the “compensation actually paid” to the PEO and the average of the “compensation actually paid” to the non-PEO Named Executive Officers (in each case, with “compensation actually paid” calculated as set forth above in accordance with Item 402(v) of Regulation S-K) during the 2025 fiscal year, the 2024 fiscal year, the 2023 fiscal year and the 2022 fiscal year and the net realized gains/(losses) for the Principal Finance segment over the same period. The portion of the “compensation actually paid” attributable to long-term incentive compensation may not always correlate with net realized gains/(losses) in a given year, because carried interest allocation is only paid once cash proceeds are received. In some cases, net realized gains/(losses) may be recognized upon the definitive conclusion of an asset in one period, but the cash proceeds may not be received until the following period, being reflected as a due from settlement receivable in the interim. Nonetheless, net realized gains/(losses) remains the most directly relevant key metric in determining executive compensation in a given period.

Compensation actually paid (in thousands)
$25,000
$20,000
$15,000
$10,000
$5,000
$—
$400,000
$300,000
$200,000
$100,000
$—
Net realized gains/(losses) for the Principal Finance segment
2022
2023
2024
2025
Compensation actually paid to PEO (in thousands)
Average compensation actually paid to non-PEO NEOs (in thousands)
Net realized gains/(losses) for the Principal Finance segment

The graph below shows the relationship between the “compensation actually paid” to the PEO and the average of the “compensation actually paid” to the non-PEO Named Executive Officers (in each case, with “compensation actually paid” calculated as set forth above in accordance with Item 402(v) of Regulation S-K) during the 2025 fiscal year, the 2024 fiscal year, the 2023 fiscal year and the 2022 fiscal year and our cumulative TSR measured starting from December 31, 2021 for each covered fiscal year. The graph below also shows the relationship between our TSR performance and the TSR performance of the peer group in the “pay versus performance” table above (which is the S&P Small Cap 600 Financials index) over the same period.

Relationship between compensation actually paid and TSR
Compensation actually paid (in thousands)
$24,000
$16,000
$8,000
$—
TSR
$250
$200
$150
$100
$50
$—
2022
2023
2024
2025
Compensation actually paid to PEO (in thousands)
Average compensation actually paid to non-PEO NEOs (in thousands)
TSR
S&P Small Cap 600 Financials index TSR

Relationship between compensation actually paid and net income/(loss)
We are a finance and asset management company focused on the business of law and manage a portfolio of legal finance assets funded primarily by our balance sheet. The legal finance assets comprising our portfolio are Level 3 assets for purposes of determining their fair value, which we report on a quarterly basis. Quarterly fluctuations in the fair value of the legal finance assets drive our capital provision income/(loss), which is the primary source of our consolidated revenues. As a result, our net income/(loss) is subject to significant volatility from period to period resulting from a range of inputs to our fair value methodology, and any correlation between our net income/(loss) and executive compensation levels is coincidental.
In any given period, the “compensation actually paid” to the PEO and the non-PEO Named Executive Officers is more closely tied to (i) the net realized gains/(losses) generated by our portfolio, which are listed as Burford-selected financial performance measure in the “pay versus performance” table above, and (ii) the change in price of our ordinary shares.
To align the compensation of the PEO and the non-PEO Named Executive Officers with the performance of our legal finance portfolio, a significant portion of their respective total compensation is awarded as long-term incentive compensation, which is tied directly to the cash profits generated by our legal finance portfolio. While long-term incentive compensation is accrued in our consolidated financial statements based on fair value gains/(losses) resulting from the quarterly portfolio valuation process (i.e., capital provision income/(loss)), that compensation is only paid upon the realization of those fair value gains/(losses) and receipt of cash proceeds. Therefore, the payment of long-term incentive compensation is more closely related to the cash-based metric of net realized gains/(losses), and only when those realized gains have been definitively settled in cash.
In addition, the interests of the PEO and the non-PEO Named Executive Officers are highly aligned with those of our shareholders through their beneficial ownership of approximately 8.8% of our outstanding ordinary shares as of March 2, 2026, as well as through their significant outstanding share-based awards. See “Security ownership of certain beneficial owners and management—Beneficial ownership information” for additional information with respect to the beneficial ownership of our ordinary shares by Messrs. Bogart and Molot and “Outstanding equity awards at fiscal year-end” and “Option exercises and stock vested” tables for additional information with respect to the outstanding share-based awards of Messrs. Bogart and Molot. As a result, the “compensation actually paid” to the PEO and the non-PEO Named Executive Officers, as calculated in accordance with Item 402(v) of Regulation S-K, is significantly driven by movements in our share price that occur after the grant date of such share-based awards.

RESOLUTION 12—ADVISORY SAY-ON-PAY VOTE
In accordance with the requirements of Section 14A of the Exchange Act and the related SEC rules promulgated thereunder, we are asking our shareholders to approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in the “Executive compensation” section of this Proxy Statement. Resolution 12, commonly known as a “Say-on-Pay” proposal, gives shareholders the opportunity to approve, reject or abstain from voting with respect to our executive compensation programs and policies and the compensation paid to the Named Executive Officers for the year ended December 31, 2025. Resolution 12 is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers as described in the “Executive compensation” section of this Proxy Statement. Because shareholders’ vote on Resolution 12 is advisory, it will not be binding on us, the Board of Directors or the Compensation Committee. However, shareholders’ advisory vote will serve as an additional tool to guide the Board of Directors and the Compensation Committee in continuing to improve the alignment of our executive compensation programs with our interests and the interests of our shareholders and is consistent with our commitment to high standards of corporate governance.
Shareholders should review the “Executive compensation” section of this Proxy Statement, including the compensation discussion and analysis, the compensation tables and the related narrative discussion included therein, for additional information.
At our annual shareholder meeting held in May 2025, we held our first say-on-pay advisory vote to approve executive compensation, for which ISS recommended that shareholders vote “against” the proposal. Although ISS expressed concerns regarding certain elements of our executive compensation program, including carried interest allocations and discretionary annual incentive bonuses, we carefully considered ISS’s perspectives in the context of our broader compensation philosophy and long-term value creation strategy. Following the say-on-pay advisory vote and in light of the feedback received from both ISS and our shareholders, our Chief Executive Officer, Chief Financial Officer and investor relations team conducted additional shareholder outreach to solicit further input. Shareholders with which we engaged overwhelmingly supported the continuation of our carried interest compensation structure for senior management, despite the contrary views of the proxy advisory firms, recognizing that our carried interest compensation structure directly aligns compensation of our executive officers with the long-term performance of our portfolio and the creation of sustained shareholder value. We believe that this alignment is fundamental to our business model and differentiates our executive compensation program in a manner that closely links pay outcomes to long-term results. See “Executive compensation—Compensation discussion and analysis—Shareholder outreach” for additional information.
Vote required
Approval of Resolution 12 requires that a simple majority of the votes cast by persons entitled to vote must be cast FOR Resolution 12 Abstentions and broker non-votes are not considered votes cast and will not impact the outcome of the vote on Resolution 12.
Board of Directors’ recommendation
The Board of Directors unanimously recommends that shareholders vote, on an advisory basis, FOR the approval of the compensation of the Named Executive Officers as disclosed in this Proxy Statement.

RESOLUTION 13—AUTHORITY TO ALLOT AND/OR ISSUE ORDINARY SHARES
Resolution 13
a.Pursuant to and for the purposes of article 3.12 of the Articles (and, to the extent necessary, article 3.6 of the Articles), to generally and unconditionally authorize the Board of Directors:
(i)to allot and/or issue our unissued ordinary shares and grant rights to subscribe for, or to convert any security into, our ordinary shares for a period expiring (unless previously renewed, varied or revoked by us at a general meeting) at the close of our next annual general meeting (or, if earlier, at the close of business in Guernsey on August 12, 2027):
(1)up to an aggregate number of 72,965,813 ordinary shares; and
(2)comprising equity securities up to an aggregate number of 145,931,627 ordinary shares (including within such limit any ordinary shares allotted and/or issued or in respect of which rights are granted under clause (1) above) in connection with any pre-emptive offer to (x) holders of ordinary shares in proportion (as nearly as practicable) to their existing shareholdings and (y) persons or entities who are holders of other equity securities if this is required by the rights of such equity securities or, if the Board of Directors considers it necessary or appropriate, as permitted by the rights of such equity securities, and, in doing so, the Board of Directors may impose any limits or restrictions and make any arrangements or take any actions in connection therewith that it considers necessary or appropriate to deal with treasury shares, fractional entitlements, record dates and/or legal, regulatory or practical issues in, or under the laws of, any jurisdiction or any other matter;
(ii)make an offer or agreement prior to the expiry of this authority that would or might require such unissued ordinary shares to be allotted and/or issued or rights to subscribe for, or to convert any security into, ordinary shares to be granted after the expiry of this authority, and the Board of Directors may allot and/or issue such unissued ordinary shares and grant rights in pursuance of such offer or agreement as if this authority had not expired;
b.subject to clause (c) below, all existing authorities granted to the Board of Directors to allot and/or issue our unissued ordinary shares and grant rights to subscribe for, or to convert any security into, our ordinary shares pursuant to article 3.12 of the Articles (and, to the extent necessary, article 3.6 of the Articles) be revoked by this Resolution 13; and
c.clause (b) above shall be without prejudice to the continuing authority of the Board of Directors to allot and/or issue our unissued ordinary shares or grant rights to subscribe for, or convert any security into, our ordinary shares pursuant to an offer or agreement properly made by us before the expiry of the authority pursuant to which such offer or agreement was made.
Background information
Under article 3.12 of the Articles, the Board of Directors may only allot and/or issue our unissued ordinary shares or grant rights to subscribe for, or convert any security into, our ordinary shares if authorized to do so by shareholders. Resolution 13 renews the existing authority under article 3.12 of the Articles granted to the Board of Directors at the annual general meeting held in 2025 which expires at the close of the 2026 AGM. While unusual in the US context, this is entirely normal in the UK public markets, and this Resolution 13 and Resolutions 15 and 16 are consistent with UK market practice and guidance issued by the UK Pre-Emption Group.
Clause (a)(i)(1) of Resolution 13 authorizes the Board of Directors to allot and/or issue our unissued ordinary shares and grant rights to subscribe for, or convert any security into, our ordinary shares up to an aggregate number of 72,965,813 ordinary shares, which represents approximately one-third of our issued and outstanding ordinary share capital (excluding treasury shares) at the close of business on March 2, 2026 (being the latest practicable date prior to publication of this Proxy Statement).

Clause (a)(i)(2) of Resolution 13 authorizes the Board of Directors to allot and/or issue our unissued ordinary shares and grant rights to subscribe for, or convert any security into, our ordinary shares up to an aggregate number of 145,931,627 ordinary shares (less any ordinary shares allotted and/or issued or rights granted pursuant to clause (a)(i)(1)), which represents approximately two-thirds of our issued and outstanding ordinary share capital (excluding treasury shares) at the close of business on March 2, 2026 (being the latest practicable date prior to publication of this Proxy Statement), in connection with a pre-emptive offer to existing shareholders (with exclusions to deal with fractional entitlements to ordinary shares and overseas shareholders to whom the pre-emptive offer cannot be made due to legal, regulatory or practical issues).
The authority conferred by Resolution 13 will expire at the close of our next annual general meeting (or, if earlier, at the close of business in Guernsey on August 12, 2027). Other than in connection with grants, awards and/or options issued to our employees and directors pursuant to our incentive compensation, equity, equity-based and deferred compensation and other similar plans and arrangements, the Board of Directors has no present intention to exercise the authority granted pursuant to Resolution 13. However, the Board of Directors considers it prudent to maintain the flexibility that this authority provides and intends to renew this authority annually.
Vote required
Approval of Resolution 13 requires that a simple majority of the votes cast by persons entitled to vote must be cast FOR Resolution 13. Abstentions and broker non-votes are not considered votes cast and will not impact the outcome of the vote on Resolution 13.
Board of Directors’ recommendation
The Board of Directors unanimously recommends that shareholders vote FOR the authorization of the Board of Directors to allot and/or issue our unissued ordinary shares and grant rights to subscribe for, or to convert any security into, our ordinary shares.

RESOLUTION 14—AUTHORITY TO MAKE MARKET ACQUISITIONS OF ORDINARY SHARES
Resolution 14
Pursuant to article 3.4 of the Articles, to generally and unconditionally authorize us to make market acquisitions (within the meaning of section 315 of the Guernsey Companies Law) of our ordinary shares, subject to the following conditions:
a.the maximum number of ordinary shares authorized to be acquired is 21,889,744;
b.this authority shall expire at the close of our next annual general meeting (or, if earlier, at the close of business in Guernsey on August 12, 2027);
c.a contract to acquire ordinary shares under this authority may be made before the expiry of this authority and concluded in whole or in part after the expiry of this authority;
d.the minimum price (exclusive of expenses) that may be paid for an ordinary share is 1.00¢ (one United States cent); and
e.the maximum price (exclusive of expenses) that may be paid for an ordinary share is the higher of (i) an amount equal to 105% of the average of the middle market quotations of an ordinary share for the five business days immediately preceding the day on which such ordinary share is contracted to be acquired and (ii) an amount equal to the higher of the price of the last independent trade of an ordinary share and the highest current independent bid for an ordinary share on the trading venue where the acquisition is carried out.
Background information
Resolution 14 renews the existing authority granted to the Board of Directors at the annual general meeting held in 2025, which expires at the close of the 2026 AGM. In certain circumstances, it may be advantageous for us to acquire our own ordinary shares, and Resolution 14 seeks authority to enable us to make market acquisitions of our ordinary shares (which includes any ordinary shares that are settled in the form of depositary interests) as permitted by section 315 of the Guernsey Companies Law. Both the Guernsey Companies Law and UK investor guidelines require market acquisitions to be authorized by ordinary resolution.
The authority granted under Resolution 14 would limit the number of ordinary shares that could be acquired to a maximum of 21,889,744, which represents approximately 10% of our issued and outstanding ordinary share capital (excluding treasury shares) at the close of business on March 2, 2026 (being the latest practicable date prior to publication of this Proxy Statement). This authority is consistent with UK market practice and guidance issued by the UK Investment Association.
The minimum price (exclusive of expenses) that may be paid for an ordinary share is 1.00¢ (one United States cent), and the maximum price (exclusive of expenses) that may be paid for an ordinary share is the higher of (i) an amount equal to 105% of the average of the middle market quotations of an ordinary share for the five business days immediately preceding the day on which such ordinary share is contracted to be acquired and (ii) an amount equal to the higher of the price of the last independent trade of an ordinary share and the highest current independent bid for an ordinary share on the trading venue where the acquisition is carried out. These pricing parameters are required in order for us to benefit from the safe harbor for share acquisition programs under the UK Market Abuse Regulation and is consistent with UK market practice.
Any acquisitions of ordinary shares pursuant to Resolution 14 would be by means of market purchases. Any ordinary shares acquired under this authority may either be canceled or held as treasury shares. Treasury shares may subsequently be canceled, sold for cash or used to satisfy any grants, awards and/or options issued to our employees and directors pursuant to our incentive compensation, equity, equity-based and deferred compensation and other similar plans and arrangements. No dividends will be paid on, and no voting rights will attach to, ordinary shares which are held as treasury shares. At the close of business on March 2, 2026 (being the latest practicable date prior to publication of this Proxy Statement), we held 1,769,947 ordinary shares in treasury.

The authority conferred by Resolution 14 will expire at the close of our next annual general meeting (or, if earlier, at the close of business in Guernsey on August 12, 2027).
Vote required
Approval of Resolution 14 requires that a simple majority of the votes cast by persons entitled to vote must be cast FOR Resolution 14. Abstentions and broker non-votes are not considered votes cast and will not impact the outcome of the vote on Resolution 14.
Board of Directors’ recommendation
The Board of Directors unanimously recommends that shareholders vote FOR our authorization to make market acquisitions of our ordinary shares.

RESOLUTIONS 15 AND 16—DISAPPLICATION OF PRE-EMPTION RIGHTS
Resolution 15
Subject to the passing of Resolution 13, to generally and unconditionally authorize the Board of Directors pursuant to article 4.5(a) of the Articles to allot and/or issue equity securities for cash pursuant to the authority granted by Resolution 13 as if article 4.1 of the Articles did not apply to the allotment or issue, as applicable, subject to the following conditions:
a.this authority shall expire (unless previously renewed, varied or revoked by us at a general meeting) at the close of our next annual general meeting (or, if earlier, at the close of business in Guernsey on August 12, 2027), but we may make an offer or agreement that would or might require equity securities to be allotted and/or issued after expiry of this authority, and the Board of Directors may allot and/or issue equity securities in pursuance of such offer or agreement, as if this authority had not expired;
b.this authority shall be limited to:
(i)the allotment and/or issue of equity securities in connection with any pre-emptive offer of equity securities to (x) holders of ordinary shares in proportion (as nearly as practicable) to their existing shareholdings and (y) persons or entities who are holders of other equity securities if this is required by the rights of such equity securities or, if the Board of Directors considers it necessary or appropriate, as permitted by the rights of such equity securities, and, in doing so, the Board of Directors may impose any limits or restrictions and make any arrangements or take any actions in connection therewith that it considers necessary or appropriate to deal with treasury shares, fractional entitlements, record dates and/or legal, regulatory or practical issues in, or under the laws of, any jurisdiction or any other matter arising in connection with such offer;
(ii)in the case of the authority granted under Resolution 13(a)(i)(1), the allotment and/or issue of equity securities (otherwise than pursuant to clauses (b)(i) and (b)(iii) of this Resolution 15) up to an aggregate number of 21,889,744 ordinary shares; and
(iii)when any allotment and/or issue of equity securities is or has been made pursuant to clause (b)(ii) (a “clause (b)(ii) allotment/issue”), the allotment and/or issue of additional equity securities (also pursuant to the authority granted under Resolution 13(a)(i)(1)) up to an aggregate number of 20% of the number of ordinary shares allotted and/or issued pursuant to such clause (b)(ii) allotment/issue, provided that any allotment or issue, as the case may be, pursuant to this clause (b)(iii) is for the purposes of a follow-on offer determined by the Board of Directors to be of a kind contemplated by paragraph 3 of section 2B of the UK Pre-Emption Group’s Statement of Principles on Disapplying Pre-Emption Rights published most recently prior to the date of publication of this Proxy Statement; and
c.this authority applies, in relation to a sale of ordinary shares which is an allotment and/or issue of equity securities by virtue of article 4.2 of the Articles, as if the words “pursuant to the authority granted by Resolution 13” were omitted in the first paragraph of this Resolution 15.
Resolution 16
Subject to the passing of Resolution 13 and in addition to any authority granted under Resolution 15, to generally and unconditionally authorize the Board of Directors pursuant to article 4.5(a) of the Articles to allot and/or issue equity securities for cash pursuant to the authority granted by Resolution 13 as if article 4.1 of the Articles did not apply to the allotment or issue, as applicable, subject to the following conditions:
a.this authority shall expire (unless previously renewed, varied or revoked by us at a general meeting) at the close of our next annual general meeting (or, if earlier, at the close of business in Guernsey on August 12, 2027), but we may make an offer or agreement that would or might require equity securities to be allotted and/or issued after expiry of this authority, and the Board of Directors may allot and/or issue equity securities in pursuance of such offer or agreement, as if this authority had not expired;

b.this authority, in the case of the authority granted under Resolution 13(a)(i)(1), shall be limited to:
(i)the allotment and/or issue of equity securities (otherwise than pursuant to clause (b)(ii)) up to an aggregate number of 21,889,744 ordinary shares, provided that the allotment or issue, as the case may be, pursuant to this clause (b)(i) is for the purposes of financing (or refinancing, if the authority is used within 12 months of the original transaction) a transaction which the Board of Directors determines to be an acquisition or specified capital investment of a kind contemplated by the UK Pre-Emption Group’s Statement of Principles on Disapplying Pre-Emption Rights published most recently prior to the date of publication of this Proxy Statement; and
(ii)when any allotment and/or issue of equity securities is or has been made pursuant to clause (b)(i) (a “clause (b)(i) allotment/issue”), the allotment and/or issue of equity securities up to an aggregate number of 20% of the number of ordinary shares allotted and/or issued pursuant to such clause (b)(i) allotment/issue, provided that any allotment or issue, as the case may be, pursuant to this clause (b)(ii) is for the purposes of a follow-on offer determined by the Board of Directors to be of a kind contemplated by paragraph 3 of section 2B of the UK Pre-Emption Group’s Statement of Principles on Disapplying Pre-Emption Rights published most recently prior to the date of publication of this Proxy Statement; and
c.this authority applies, in relation to a sale of ordinary shares which is an allotment and/or issue of equity securities by virtue of article 4.2 of the Articles, as if the words “pursuant to the authority granted by Resolution 13” were omitted in the first paragraph of this Resolution 16.
Background information
The Articles provide that, subject to certain exceptions, before the Board of Directors may (i) allot and/or issue ordinary shares, (ii) grant rights to subscribe for, or convert securities into, ordinary shares for cash or (iii) allot and/or issue equity securities for cash, the Board of Directors must first offer them to existing shareholders in proportion (as nearly as practicable) to their existing shareholdings. There may be occasions when the Board of Directors needs the flexibility to finance business opportunities by allotting and/or issuing ordinary shares, granting rights to subscribe for, or convert securities into, ordinary shares or allotting and/or issuing equity securities without a pre-emptive offer to existing shareholders, and this can be done if the shareholders have first given a limited waiver of their pre-emption rights.
Resolutions 15 and 16 ask shareholders to grant this limited waiver of their pre-emption rights and are proposed as special resolutions. As discussed above, this is consistent with UK market practice and the guidance issued by the UK Pre-Emption Group.
Resolution 15 contains a three-part waiver. The first part is limited to the allotment and/or issue of ordinary shares for cash on a pre-emptive basis to allow the Board of Directors to make appropriate exclusions and other arrangements to resolve legal, regulatory or practical issues that might arise in relation to overseas shareholders, for example. The second part is limited to the allotment and/or issue of ordinary shares for cash up to an aggregate number of 21,889,744 ordinary shares (which includes the sale on a non-pre-emptive basis of any ordinary shares held in treasury), which represents approximately 10% of our issued and outstanding ordinary share capital (excluding treasury shares) at the close of business on March 2, 2026 (being the latest practicable date prior to publication of this Proxy Statement). The third part applies to the allotment and/or issue of ordinary shares for cash for the purposes of a follow-on offer when an allotment or issue, as the case may be, of ordinary shares has been made under the second waiver. It is limited to the allotment and/or issue of ordinary shares up to an aggregate number of 20% of the number of ordinary shares allotted or issued, as the case may be, under the second waiver. The follow-on offer must be determined by the Board of Directors to be of a kind contemplated by the UK Pre-Emption Group’s Statement of Principles on Disapplying Pre-Emption Rights published most recently prior to the date of this Proxy Statement. The Board of Directors confirms that it will follow the shareholder protections in section 2B and the expected features of a follow-on offer in paragraph 3 of section 2B of the UK Pre-Emption Group’s Statement of Principles on Disapplying Pre-Emption Rights published most recently prior to the date of publication of this Proxy Statement.
The waiver granted by Resolution 16 is in addition to the waiver granted by Resolution 15 and contains a two-part waiver. The first part is limited to the allotment and/or issue of ordinary shares for cash up to an aggregate number of 21,889,744 ordinary shares (which includes the sale on a non-pre-emptive basis of any ordinary shares held in treasury), which represents approximately an additional 10% of our issued and outstanding ordinary share capital (excluding treasury shares) at the close of business on March 2, 2026 (being the latest practicable date prior to publication of this Proxy Statement). The first part of the waiver may only be used for an allotment and/or issue of ordinary shares for cash for the purposes of financing (or refinancing, if the authority is used within 12 months of the original transaction) a transaction which the Board of Directors determines to be an acquisition or specified capital investment of a kind contemplated by the UK Pre-Emption Group’s Statement of Principles on Disapplying Pre-Emption Rights published most recently prior to the date of this Proxy Statement. The second part applies to the allotment and/or issue of ordinary shares for cash for the purposes of a follow-on offer when an allotment or issue, as the case may be, of ordinary shares has been made under the first part of the waiver. It is limited to the allotment and/or issue of ordinary shares up to an aggregate number of 20% of the number of ordinary shares allotted or issued, as the case may be, under the first waiver. The follow-on offer must be determined by the Board of Directors to be of a kind contemplated by the UK Pre-Emption Group’s Statement of Principles on Disapplying Pre-Emption Rights published most recently prior to the date of this Proxy Statement. The Board of Directors confirms that it will follow the shareholder protections in section 2B and the expected features of a follow-on offer in paragraph 3 of section 2B of the UK Pre-Emption Group’s Statement of Principles on Disapplying Pre-Emption Rights published most recently prior to the date of publication of this Proxy Statement.
If Resolutions 15 and 16 are passed, the waivers will expire at the close of our next annual general meeting (or, if earlier, at the close of business in Guernsey on August 12, 2027).
Vote required
Approval of each of Resolution 15 and 16 requires that not less than 75% of the votes cast by persons entitled to vote must be cast FOR each of Resolution 15 and 16. Abstentions and broker non-votes are not considered votes cast and will not impact the outcome of the vote on Resolution 15 or 16.
Board of Directors’ recommendation
The Board of Directors unanimously recommends that shareholders vote FOR the disapplication of pre-emption rights.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Beneficial ownership information
The table below sets forth information with respect to the beneficial ownership of our ordinary shares as of March 2, 2026 by (i) each of our directors, (ii) each of the Named Executive Officers, (iii) all of our directors and executive officers as a group and (iv) each person known to us to beneficially own more than 5% of our voting outstanding equity securities.
The number of ordinary shares beneficially owned is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under the rules of the SEC, beneficial ownership includes any ordinary shares over which an individual has sole or shared voting or investment power as well as any ordinary shares that the individual has the right to acquire within 60 days of March 2, 2026 through the exercise of any option, warrant or other right.
The percentage of ordinary shares beneficially owned is calculated on the basis of 218,897,440 ordinary shares issued and outstanding as of March 2, 2026. Ordinary shares that an individual has the right to acquire within 60 days of March 2, 2026 are deemed outstanding for purposes of computing the percentage of beneficial ownership of the individual holding such right, but are not deemed outstanding for purposes of computing the percentage of beneficial ownership of any other individual. Unless noted otherwise, (i) subject to applicable community property laws, each beneficial owner listed in the table below has sole voting and investment power with respect to all ordinary shares held by such beneficial owner and (ii) the address of each beneficial owner listed in the table below is c/o Burford Capital Limited, Oak House, Hirzel Street, St. Peter Port, Guernsey GY1 2NP.

Name of beneficial owner	Number of ordinary shares beneficially owned	% of ordinary shares outstanding
Directors and Named Executive Officers
Craig Arnott(1)	303,429	*
Rukia Baruti Dames	8,676	*
Christopher Bogart(2)	9,103,047	4.16%
Pamela Corrie	8,162	*
Robert Gillespie	18,982	*
Christopher Halmy(3)	37,170	*
Jordan Licht(4)	86,947	—
Jonathan Molot(5)	9,613,754	4.39%
Elizabeth O’Connell(6)	259,145	*
John Sievwright	34,243	*
Directors and executive officers as a group (13 individuals)(7)	19,504,663	8.91%

5% or more shareholders
Orbis Investment Management Limited(8)	17,940,391	8.20%
Conifer Management, L.L.C.(9)	12,148,278	5.55%
BlackRock, Inc.(10)	11,343,552	5.18%

* Represents less than 1% of our ordinary shares issued and outstanding.
(1)Includes (1) 22,228 ordinary shares underlying RSUs that are expected to vest within 60 days of March 2, 2026 (including any ordinary shares that may be withheld for tax purposes) and (2) 14,197 ordinary shares underlying PSUs (based on actual performance achievement) that are expected to vest within 60 days of March 2, 2026 (including any ordinary shares that may be withheld for tax purposes). Does not include (i) 17,856 ordinary shares underlying RSUs that are not expected to vest within 60 days of March 2, 2026 and (ii) 21,647 ordinary shares underlying PSUs (assuming achievement of applicable performance conditions) that are not expected to vest within 60 days of March 2, 2026.

(2)Represents securities beneficially owned, indirectly, by Mr. Bogart, over which he has or shares voting and dispositive control, but does not include securities held by Ms. O’Connell, Mr. Bogart’s spouse and the Chief Strategy Officer, as to which Mr. Bogart disclaims beneficial ownership. Includes (i) 7,647,727 ordinary shares held by a limited liability company of which Mr. Bogart serves as investment manager, (ii) 375,000 ordinary shares held by a trust of which Mr. Bogart serves as a trustee, (iii) 888,563 ordinary shares held by a limited liability company of which Mr. Bogart serves as sole manager and (iv) 191,757 ordinary shares held by a US charitable foundation established by Mr. Bogart and his spouse, over which Mr. Bogart disclaims beneficial ownership. Does not include (i) 107,568 ordinary shares underlying RSUs that Mr. Bogart has the right to acquire within 60 days of March 2, 2026 (including any ordinary shares that may be withheld for tax purposes) for which settlement was deferred pursuant to the NQDC Plan, (ii) 82,829 ordinary shares underlying PSUs (based on actual performance achievement) that Mr. Bogart has the right to acquire within 60 days of March 2, 2026 (including any ordinary shares that may be withheld for tax purposes) for which settlement was deferred pursuant to the NQDC Plan, (iii) 84,917 ordinary shares underlying RSUs that Mr. Bogart does not have the right to acquire within 60 days of March 2, 2026, (iv) 84,917 ordinary shares underlying PSUs (assuming achievement of applicable performance conditions) that Mr. Bogart does not have the right to acquire within 60 days of March 2, 2026 and (v) approximately 1,528,486 ordinary shares (including matching notional RSUs) representing compensation that was deferred pursuant to the NQDC Plan.
(3)Does not include 8,018 ordinary shares representing cash fees that were deferred pursuant to the NQDC Plan.
(4)Includes (i) 22,228 ordinary shares underlying RSUs that are expected to vest within 60 days of March 2, 2026 (including any ordinary shares that may be withheld for tax purposes) and (ii) 14,197 ordinary shares underlying PSUs (based on actual performance achievement) that are expected to vest within 60 days of March 2, 2026 (including any ordinary shares that may be withheld for tax purposes). Does not include (i) 17,856 ordinary shares underlying RSUs that are not expected to vest within 60 days of March 2, 2026, (ii) 21,647 ordinary shares underlying PSUs (assuming achievement of applicable performance conditions) that are not expected to vest within 60 days of March 2, 2026 and (iii) approximately 3,660 ordinary shares (including matching notional RSUs) representing compensation that was deferred pursuant to the NQDC Plan.
(5)Represents securities beneficially owned, directly and indirectly, by Mr. Molot, over which he has or shares voting and dispositive control. Includes (i) 3,406,625 ordinary shares held by Mr. Molot directly, (ii) 6,000,000 ordinary shares held by a limited liability company of which Mr. Molot serves as sole manager and (iii) 207,129 ordinary shares held by a US charitable foundation established by Mr. Molot over which Mr. Molot and his spouse share voting power. Does not include (i) 107,568 ordinary shares underlying RSUs that Mr. Molot has the right to acquire within 60 days of March 2, 2026 (including any ordinary shares that may be withheld for tax purposes) for which settlement was deferred pursuant to the NQDC Plan, (ii) 82,829 ordinary shares underlying PSUs (based on actual performance achievement) that Mr. Molot has the right to acquire within 60 days of March 2, 2026 (including any ordinary shares that may be withheld for tax purposes) for which settlement was deferred pursuant to the NQDC Plan, (iii) 84,917 ordinary shares underlying RSUs that Mr. Molot does not have the right to acquire within 60 days of March 2, 2026, (iv) 84,917 ordinary shares underlying PSUs (assuming achievement of applicable performance conditions) that Mr. Molot does not have the right to acquire within 60 days of March 2, 2026 and (v) approximately 1,594,743 ordinary shares (including matching notional RSUs) representing compensation that was deferred pursuant to the NQDC Plan.
(6)Represents securities beneficially owned, indirectly, by Ms. O’Connell, over which she has or shares voting and dispositive control, but does not include securities held by Mr. Bogart, Ms. O’Connell’s spouse and the Chief Executive Officer, as to which Ms. O’Connell disclaims beneficial ownership. Includes (i) 34,754 ordinary shares by a trust of which Ms. O’Connell serves as a trustee, (ii) 191,757 ordinary shares held by a US charitable foundation established by Ms. O’Connell and her spouse, over which Ms. O’Connell disclaims beneficial ownership, (iii) 18,437 ordinary shares underlying RSUs that Ms. O’Connell has the right to acquire within 60 days of March 2, 2026 (including any ordinary shares that may be withheld for tax purposes) and (iv) 14,197 ordinary shares underlying PSUs (based on actual performance achievement) that Ms. O’Connell has the right to acquire within 60 days of March 2, 2026 (including any ordinary shares that may be withheld for tax purposes). Does not include (i) 3,791 ordinary shares underlying RSUs that Ms. O’Connell has the right to acquire within 60 days of March 2, 2026 (including any ordinary shares that may be withheld for tax purposes) for which settlement was deferred pursuant to the NQDC Plan, (ii) 17,856 ordinary shares underlying RSUs that Ms. O’Connell does not have the right to acquire within 60 days of March 2, 2026, (iv) 21,647 ordinary shares underlying PSUs (assuming achievement of applicable performance conditions) that Ms. O’Connell does not have the right to acquire within 60 days of March 2, 2026 and (v) approximately 189,016 ordinary shares (including matching notional RSUs) representing compensation that was deferred pursuant to the NQDC Plan.
(7)Includes (i) for Mr. Klein, the General Counsel and Chief Administrative Officer, (1) 22,228 ordinary shares underlying RSUs that are expected to vest within 60 days of March 2, 2026 (including any ordinary shares that may be withheld for tax purposes) and (2) 14,197 ordinary shares underlying PSUs (based on actual performance achievement) that are expected to vest within 60 days of March 2, 2026 (including any ordinary shares that may be withheld for tax purposes), (ii) for Mr. Lenkner, the Chief Development Officer, 1,100 ordinary shares underlying RSUs that are expected to vest within 60 days of March 2, 2026 (including any ordinary shares that may be withheld for tax purposes) and (iii) for Mr. Perla, the Vice Chair, 2,686 ordinary shares underlying RSUs that are expected to vest within 60 days of March 2, 2026 (including any ordinary shares that may be withheld for tax purposes).
(8)Based solely on the Schedule 13G/A filed by Orbis Investment Management Limited with the SEC on February 17, 2026, Orbis Investment Management Ltd and Allan Gray Australia Pty Limited beneficially owned an aggregate of 17,940,391 ordinary shares as of December 31, 2025. Orbis Investment Management Limited had sole voting power over 17,741,246 ordinary shares, shared voting power over 0 ordinary shares, sole dispositive power over 17,741,246 ordinary shares and shared dispositive power over 0 ordinary shares. Allan Gray Australia Pty Limited had sole voting power over 199,145 ordinary shares, shared voting power over 0 ordinary shares, sole dispositive power over 199,145 ordinary shares and shared dispositive power over 0 ordinary shares. The address for (i) Orbis Investment Management Limited is 25 Front Street, Hamilton HM11, Bermuda and (ii) Allan Gray Australia Pty Limited is Level 2, Challis House, 4 Martin Place, Sydney NSW2000, Australia.
(9)Based solely on the Schedule 13G filed by Conifer Management L.L.C. with the SEC on February 12, 2026, Conifer Management L.L.C. beneficially owned an aggregate of 12,148,278 ordinary shares as of December 31, 2025. Conifer Management L.L.C. had sole voting power over 12,148,278 ordinary shares, shared voting power over 0 ordinary shares, sole dispositive power over 12,148,278 ordinary shares and shared dispositive power over 0 ordinary shares. The address for Conifer Management L.L.C. is 45 Rockefeller Plaza, 34th Floor, New York, New York 10011.
(10)Based solely on the Schedule 13G filed by BlackRock, Inc. with the SEC on October 17, 2025, BlackRock, Inc. and its subsidiaries and affiliates beneficially owned an aggregate of 11,343,552 ordinary shares as of September 30, 2025. BlackRock, Inc. had sole voting power over 10,966,464 ordinary shares, shared voting power over 0 ordinary shares, sole dispositive power over 11,343,552 ordinary shares and shared dispositive power over 0 ordinary shares. The address for BlackRock, Inc. is 50 Hudson Yards, New York, New York 10001. We have also received a TR-1 notification (Standard Form for Notification of Major Holdings) (the “Form TR-1”) from BlackRock, Inc. reporting a change in voting rights attached to our ordinary shares. The Form TR-1 reports that, as of January 13, 2026, BlackRock, Inc. and certain of its subsidiaries and affiliates held voting rights attached to 12,231,969 ordinary shares implying ownership of 5.59% of our issued and outstanding ordinary shares. Because the “voting rights attached to shares” reported on Form TR-1 are not necessarily equivalent to “beneficial ownership” interests as defined under Rule 13d-3 of the Exchange Act, the table does not reflect the information reported in the Form TR-1.

Delinquent Section 16(a) reports
Pursuant to Section 16(a) of the Exchange Act and the rules promulgated thereunder, directors, executive officers and any persons holding more than 10% of a company’s ordinary shares or common stock, as applicable, are required to file with the SEC and the NYSE reports of initial ownership of such company’s ordinary shares or common stock, as applicable, and changes in ownership of such company’s ordinary shares or common stock, as applicable. In addition, copies of the Section 16 reports filed by such company’s directors and executive officers are required to be furnished to us.
To our knowledge, based solely on a review of the copies of Section 16 reports furnished to us and written representations from our directors and executive officers that no other Section 16 reports were required, all required reports under Section 16(a) of the Exchange Act of our directors, executive officers and persons holding more than 10% of our ordinary shares were timely filed since the beginning of the 2025 fiscal year.

GENERAL INFORMATION ABOUT 2026 AGM
General information
The Notice of Annual General Meeting of Shareholders, this Proxy Statement, the 2025 Annual Report and accompanying proxy materials are furnished to our shareholders in connection with the solicitation of proxies by the Board of Directors to be voted at our annual general meeting of shareholders to be held on Wednesday, May 13, 2026, at 9:00 a.m. British Summer Time.
The 2026 AGM is being held for the purposes set forth in the accompanying Notice of Annual General Meeting of Shareholders. We mailed our shareholders the Notice of Internet Availability containing instructions on how to access the Notice of Annual General Meeting of Shareholders, this Proxy Statement, the 2025 Annual Report and accompanying proxy materials on or about April 2, 2026.
Our ordinary shares trade on both the NYSE and AIM. For purposes of this Proxy Statement, references to (i) “NYSE investors” refer to those investors in our ordinary shares whose ordinary shares are registered directly through Computershare US or with a bank, broker or other nominee that settles trades on the NYSE, (ii) “AIM investors” refer to those investors in our ordinary shares through depositary interests held directly through Computershare UK or with a bank, broker or other nominee that settles trades on AIM and (iii) “ordinary shares” refer, collectively, to our ordinary shares and depositary interests.
Shareholders entitled to vote
The right to attend and vote at the 2026 AGM is determined by reference to our register of shareholders. Only holders of our ordinary shares entered in the register of shareholders on the Record Date, which is the close of business on Monday, March 16, 2026, are entitled to notice of, and to attend and vote at, the 2026 AGM, or any adjournment or postponement thereof. A shareholder is entitled to vote in respect of the number of ordinary shares registered in such shareholder’s name at that time. Changes to the entries in the register of shareholders after that time will be disregarded in determining the rights of any person to attend and vote at the 2026 AGM.
Resolutions voted at 2026 AGM and Board of Directors’ recommendations
The table below sets forth the vote required for each resolution to be passed. A “majority vote” means that a simple majority of the votes cast by persons entitled to vote must be cast in favor of the resolution. A “three-quarters vote” means that not less than 75% of the votes cast by persons entitled to vote must be cast in favor of the resolution.

	Board of Directors' recommendation	Vote required	Effect of abstentions(1)	Effect of broker non-votes
Ordinary Resolutions
1. Re-elect Rukia Baruti Dames as a director	FOR	Majority vote	None	None
2. Re-elect Christopher Bogart as a director	FOR	Majority vote	None	None
3. Re-elect Pamela Corrie as a director	FOR	Majority vote	None	None
4. Re-elect Robert Gillespie as a director	FOR	Majority vote	None	None
5. Re-elect Christopher Halmy as a director	FOR	Majority vote	None	None
6. Elect Rick Noel as a director	FOR	Majority vote	None	None
7. Re-elect John Sievwright as a director	FOR	Majority vote	None	None
8. Declare a final dividend of 6.25¢ (United States cents) per ordinary share	FOR	Majority vote	None	None
9. Reappoint KPMG as our external auditor and independent registered public accounting firm	FOR	Majority vote	None	Not applicable

	Board of Directors' recommendation	Vote required	Effect of abstentions(1)	Effect of broker non-votes
10. Authorize the audit committee to agree to the compensation of our external auditor	FOR	Majority vote	None	Not applicable
11. Receive our accounts and the report of the Board of Directors and the external auditor thereon	FOR	Majority vote	None	Not applicable
12. Approve, on an advisory basis, the compensation of the Named Executive Officers (“Say-on-Pay”)(2)	FOR	Majority vote	None	None
13. Authorize the Board of Directors to allot and/or issue our unissued ordinary shares	FOR	Majority vote	None	None
14. Authorize us to make market acquisitions of our ordinary shares	FOR	Majority vote	None	None
Special Resolutions
15. Disapplication of pre-emption rights	FOR	Three-quarters vote	None	None
16. Disapplication of pre-emption rights for an acquisition or specified capital investment	FOR	Three-quarters vote	None	None

(1)Abstentions will be treated as a vote withheld. Under the Articles, votes cast exclude abstentions with respect to a Resolution.
(2)Resolution 12 is advisory. Therefore, shareholder votes on the Say-on Pay Resolution are not binding on and do not overrule the decisions of the Board of Directors with the result that the Board of Directors may determine to act in a manner inconsistent with the outcomes of shareholder votes. In addition, shareholder votes on the Say-on Pay Resolution will not affect any compensation already paid or awarded to the Named Executive Officers. However, the Board of Directors values the opinions of our shareholders as expressed through their advisory votes on the Say-on Pay Resolution and, accordingly, the Board of Directors will review and consider the voting results on such Resolution.
Voting ordinary shares
For NYSE investors, please visit www.proxyvote.com to vote by internet or call 1-800-690-6903 to vote by phone. Voting for NYSE investors must be received no later than 11:59 p.m. Eastern Daylight Time on May 11, 2026 if voting by internet or phone. Alternatively, NYSE investors can mark, sign and date your proxy card or voting instruction form, as applicable, and return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717, which must be received no later than 11:59 p.m. Eastern Daylight Time on May 8, 2026.
For AIM investors, please complete and return your voting instruction form to Computershare Investor Services PLC, c/o The Pavilions, Bridgwater Road, Bristol, BS99 6ZY. The voting instruction form is available on our website at https://investors.burfordcapital.com/governance/shareholdermeetings/default.aspx and must be received by Computershare Investor Services PLC no later than 8:59 a.m. British Summer Time on May 8, 2026 in order for Computershare Investor Services PLC to submit votes on your behalf. See “—Electronic proxy appointment through CREST” for instructions for CREST members who wish to appoint a proxy or proxies through the CREST electronic appointment service. AIM investors should contact Computershare Investor Services PLC if they have any questions about the voting instruction form or proxy appointment through CREST.
If your ordinary shares are held in an account at a bank, brokerage firm, broker-dealer or other similar organization, please follow their instructions.
Shareholder of record versus beneficial owner of ordinary shares held in “street name”
Shareholder of record—if your ordinary shares are registered directly in your name on our register of shareholders, you are a shareholder of record.

Beneficial owner of ordinary shares held in “street name”—if your ordinary shares are held in an account at a bank, brokerage firm, broker-dealer or other similar organization, then you are a beneficial owner of ordinary shares held in “street name”. The organization holding your account is considered the shareholder of record. As a beneficial owner, you have the right to direct the organization holding your account on how to vote the ordinary shares you hold in your account.
Proxies
Shareholders are entitled to appoint a proxy to exercise all or any of their rights to attend and to vote on their behalf at the 2026 AGM. A shareholder may appoint more than one proxy in relation to the 2026 AGM, provided that each proxy is appointed to exercise the rights attached to a different ordinary share or ordinary shares held by such shareholder. A proxy need not be our shareholder . If you do not have a proxy form and believe that you should, or if you would like to appoint more than one proxy, please contact our registrar. For NYSE investors, please contact Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717. For AIM investors, please contact Computershare Investor Services PLC, c/o The Pavilions, Bridgwater Road, Bristol, BS99 6ZY. In the case of joint holders, the vote of the first named holder in the register of our shareholders who tenders a voting instruction or a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of other joint holders.
A NYSE investor may appoint a proxy or proxies by:
•Completing the information at www.proxyvote.com
•Voting by phone at 1-800-690-6903
•Marking, signing and dating your proxy card or voting instruction form, as applicable, and returning it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717
An AIM investor may appoint Computershare Company Nominees Limited, our custodian, to vote on the shareholder’s behalf at the 2026 AGM by:
•Completing and returning the voting instruction form, which is available on our website at https://investors.burfordcapital.com/governance/shareholdermeetings/default.aspx, to Computershare Investor Services PLC, c/o The Pavilions, Bridgwater Road, Bristol BS99 6ZY
•If you are a user of the CREST system (including CREST Personal Members), having an appropriate CREST message transmitted
AIM investors should contact Computershare if they have any questions about the voting instruction form or proxy appointment through CREST.
IMPORTANT: For NYSE investors, your vote by internet or phone must be received no later than 11:59 p.m. Eastern Daylight Time on May 11, 2026 and your proxy card or voting instruction form, as applicable, must be received no later than 11:59 p.m. Eastern Daylight Time on May 8, 2026. For AIM investors, your voting instruction form must be received no later than 8:59 a.m. British Summer Time on May 8, 2026. To appoint a proxy or to give or amend an instruction to a previously appointed proxy via the CREST system, the CREST message must be received by the agent of our registrar Computershare Investor Services PLC (3RA50) by no later than 8:59 a.m. British Summer Time on May 8, 2026.
Additional details with respect to the appointment of proxies are provided in the notes to the proxy card or voting instruction form, as applicable.
Electronic proxy appointment through CREST
CREST members who wish to appoint a proxy or proxies through the CREST electronic proxy appointment service may do so for the 2026 AGM, and any adjournment(s) or postponement(s) thereof, by using the procedures described in the CREST manual which can be viewed at www.euroclear.com/CREST. CREST personal members or other CREST-sponsored members, and those CREST members who have appointed a voting service provider(s), should contact their CREST sponsor or voting service provider(s), who will be able to take the appropriate action on their behalf.

In order for a proxy appointment or instruction made via the CREST service to be valid, the appropriate CREST message (a CREST proxy instruction) must be properly authenticated in accordance with Euroclear’s specifications and must contain the information required for such instruction, as described in the CREST manual. The message, regardless of whether it constitutes the appointment of a proxy or is an amendment to the instruction given to a previously appointed proxy, must be transmitted so as to be received by the agent of our registrar, Computershare Investor Services PLC (3RA50) by:
•No later than 8:59 a.m. British Summer Time on May 8, 2026
•If the meeting is adjourned or postponed, no less than 48 hours (excluding any part of a non-working day) before the time appointed for the adjourned or postponed meeting at which the person named in the proxy form proposes to vote
•In the case of a poll, at the time the poll is demanded or, if the poll is to be taken more than 48 hours after it is demanded, at least 24 hours (excluding any part of a non-working day) before the time appointed for taking the poll
If the procedures above are not followed, unless the Board of Directors directs otherwise, the message shall not be treated as valid. For this purpose, the time of receipt will be taken to be the time (as determined by the timestamp applied to the message by the CREST Applications Host) from which the agent is able to retrieve the message by enquiry to CREST in the manner prescribed by CREST. After this time, any change of instructions to proxies appointed through CREST should be communicated to the appointee through other means.
CREST members and, where applicable, their CREST sponsors or voting service provider(s) should note that Euroclear does not make available special procedures in CREST for any particular messages. Normal system timings and limitations will therefore apply in relation to the input of CREST proxy instructions. It is the responsibility of the CREST member concerned to take (or, if the CREST member is a CREST personal member or sponsored member or has appointed a voting service provider(s) to procure that their CREST sponsor or voting service provider(s) take(s)) such action as shall be necessary to ensure that a message is transmitted by means of the CREST system by any particular time. In this regard, CREST members and, where applicable, their CREST sponsors or voting service provider(s) are referred, in particular, to those sections of the CREST manual concerning practical limitations of the CREST system and timings.
We may treat as invalid a CREST proxy instruction in the circumstances set forth in Regulation 35(5)(a) of the Uncertificated Securities Regulations 2001, as amended.
Changing or revoking votes after submitting a proxy
If you would like to change or revoke a previously submitted vote:
•For NYSE investors, please update your preferences on www.proxyvote.com, call 1-800-579-1639 or send an electronic mail to sendmaterial@proxyvote.com
•For AIM investors, please update your preferences at www.investorcentre.co.uk or contact Computershare Investor Services PLC, The Pavilions, Bridgwater Road, Bristol BS99 6ZY
Attending the 2026 AGM in person
If you plan on attending the 2026 AGM in person, for logistics and security reasons, please register your intention to do so by 10:00 a.m. British Summer Time on May 7, 2026 by sending an e-mail to cosec@oak.group. If you are not a registered shareholder, please include evidence of your shareholding. We will only admit to the 2026 AGM (i) shareholders registered on our register of shareholders and (ii) those who have registered to attend the 2026 AGM in advance, confirmed their status as holders of our ordinary shares and received confirmation from us of their entitlement to attend. If you hold your ordinary shares in “street name”, you are not a registered shareholder and will not be admitted to the 2026 AGM unless you register in advance and provide evidence of your shareholding.

Quorum
Under the Articles, no business, other than the appointment of a Chair of the 2026 AGM, may be transacted at the 2026 AGM unless the requisite quorum is present in accordance with the Guernsey Companies Law. The Guernsey Companies Law provides that, subject to the provisions of the Articles, two persons holding, or representing shares by proxy holding, 5% of our total voting rights between them present at a meeting are a quorum.
A quorum is necessary to conduct business at the 2026 AGM. Your ordinary shares are part of the quorum if you have timely returned a properly executed proxy appointment form. Abstentions and broker non-votes as to particular Resolutions are counted for purposes of establishing whether a quorum is present at the 2026 AGM.
Abstentions and broker non-votes
Abstentions and broker non-votes as to particular Resolutions are counted for purposes of establishing whether a quorum is present at the 2026 AGM. Under the Articles, votes cast include votes against a Resolution and exclude abstentions and broker non-votes with respect to such Resolution.
If you are a beneficial owner, you must instruct your bank, broker or other nominee how to vote your ordinary shares. Under NYSE rules, brokers are only permitted to exercise discretionary voting authority on “routine” matters when voting instructions have not been received from a beneficial owner. On matters considered “non-routine”, brokers may not vote your ordinary shares without instruction from the beneficial owner. Ordinary shares that brokers are not authorized to vote are referred to as “broker non-votes”.
We believe that Resolutions 9 to 11 (inclusive) are “routine” matters for which no broker non-votes are expected. We believe that Resolutions 1 through 8 (inclusive) and 12 through 16 (inclusive) are “non-routine” matters. As a result, if you want your vote to be counted on “non-routine” resolutions, including the election of directors, you must instruct your bank, broker or other nominee how to vote your ordinary shares. If you do not provide voting instructions, no votes will be cast on your behalf with respect to those “non-routine” resolutions.
If you are an AIM investor, Computershare Investor Services PLC will not vote your shares on your behalf on any matter, including routine matters, without instructions from you as the holder of UK depositary interests.
Corporate representatives
In the case of a shareholder that is a corporation, the proxy card or voting instruction form must be executed under its common seal or under the hand of a duly authorized officer or person or in any other manner authorized by its constitution.
Issued share capital, total voting rights and treasury shares
At the close of business on March 2, 2026 (being the latest practicable date prior to the publication of the Notice of Annual General Meeting of Shareholders), our issued and outstanding ordinary share capital (excluding treasury shares) consisted of 218,897,440 ordinary shares, entitled to one vote each.
As of March 2, 2026 (being the latest practicable date prior to publication of this Proxy Statement), we held 1,769,947 ordinary shares in treasury, which represented approximately 0.8% of our issued and outstanding ordinary share capital (excluding treasury shares).
Method for counting votes
A representative of Oak Fund Services (Guernsey) Limited will tabulate the votes and act as the Inspector of Election.
Voting results
The results of the voting at the 2026 AGM will be reported on a Current Report on Form 8-K and filed with the SEC within four business days after the end of the 2026 AGM as well as announced through a Regulatory Information Service.

Solicitation costs
We will pay the costs of preparing and mailing the proxy materials and the cost of solicitation of proxies on behalf of the Board of Directors. In addition, members of the Board of Directors and our officers and employees may solicit proxies by mail, telephone, electronic mail, facsimile or in person. We will not pay directors, officers or employees any extra amounts for soliciting proxies. We may, upon request, reimburse brokerage firms, banks or similar entities representing “street name” holders for their expenses in forwarding our proxy materials to their clients who are “street name” holders and obtaining their voting instructions. We might incur other expenses in connection with the solicitation of proxies for the 2026 AGM.
Notice of Internet Availability
The solicitation of proxies for use at the 2026 AGM is governed by US federal securities laws, and we are using the SEC rule commonly known as “Notice and Access” that permits companies to furnish proxy materials to its shareholders over the Internet.
In accordance with the Notice and Access rules, on or about April 2, 2026, we sent those current shareholders of record on March 16, 2026, the Record Date for the 2026 AGM, the Notice of Internet Availability. The Notice of Internet Availability contains instructions on how to access the Notice of Annual General Meeting of Shareholders, this Proxy Statement, the 2025 Annual Report and accompanying proxy materials online. If you received the Notice of Internet Availability, you will not receive a printed copy of the proxy materials in the mail. This process reduces the environmental impact of the 2026 AGM, expedites shareholders’ receipt of the proxy materials and lowers costs.
You can access the proxy materials by following the instructions on the Notice of Internet Availability. In addition, you can request to receive the proxy materials in printed form by mail or electronically by electronic mail by following the instructions in the Notice of Internet Availability. Only one mailing with a copy of the Notice of Internet Availability (or a hard copy of the Notice of Annual General Meeting of Shareholders, this Proxy Statement, the 2025 Annual Report and accompanying proxy materials, if requested) is being delivered to multiple shareholders sharing an address unless we have received contrary instructions from one or more of those shareholders. See “Householding” for additional information.
Requesting future electronic delivery
This Proxy Statement and the 2025 Annual Report are available on our website at https://investors.burfordcapital.com/governance/shareholdermeetings/default.aspx. If you would like to help reduce the environmental impact of our annual meetings and our costs of printing and mailing future materials, you can agree to access these documents in the future over the Internet rather than receiving printed copies in the mail. For your convenience, you may find links to sign up for electronic delivery for both shareholders of record and beneficial owners who hold shares in “street name” at www.proxyvote.com.
Once you sign up, you will continue to receive proxy materials electronically until you revoke this preference.
Questions
If you have any questions about the 2026 AGM or the proxy materials or are in doubt as to how to complete the proxy card or the voting instruction form, as applicable, please call the Burford Capital shareholder helpline between 9:00 a.m. and 5:00 p.m. local time Monday through Friday (except US and UK public holidays) at 1-800-736-3001 for NYSE investors and 0370 707 4040 for AIM investors. Calls to the Burford Capital shareholder helplines from outside the United States or the United Kingdom, as applicable, will be charged at international rates. Other telephone provider costs may vary. Please note that calls may be monitored or recorded and that the helplines cannot provide financial advice or advice on the merits of Resolutions proposed at the 2026 AGM.
SHAREHOLDER PROPOSALS AND NOMINATIONS
Shareholder proposals under Rule 14a-8
Shareholders who wish to present a proposal pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”) for inclusion in our proxy materials for the annual general meeting to be held in 2027 (the “2027 AGM”) must submit their proposal in accordance with the requirements of Rule 14a-8, including ensuring their proposal is received by our secretary at our registered office at Oak House, Hirzel Street, St. Peter Port, Guernsey GY1 2NP no later than the close of business on December 3, 2026. If the date of the 2027 AGM is more than 30 days before or after May 13, 2027, then the deadline to timely receive their proposal will be a reasonable time before we begin to print and mail our proxy materials relating to the 2027 AGM. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.
Director nominations and other shareholder proposals
In accordance with the advance notice requirements set forth in the Articles, for director nominations or other business to be brought before the 2027 AGM by a shareholder, other than proposals under Rule 14a-8 described above, written notice to our secretary must be received at our registered office at Oak House, Hirzel Street, St. Peter Port, Guernsey GY1 2NP between the close of business on January 13, 2027 and the close of business on February 12, 2027. However, if the 2027 AGM is held earlier than April 13, 2027 or later than July 12, 2027, a shareholder’s notice must be received not earlier than the close of business on the 120th day prior to the date of the 2027 AGM and not later than the close of business on the later of the 90th day prior to the date of the 2027 AGM or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of the 2027 AGM, the tenth day following the day on which public announcement of the date of the 2027 AGM is first made by us. Furthermore, such shareholder notices must comply with the additional requirements set forth in the Articles and will not be effective otherwise.
In addition to satisfying the requirements under the Articles, to comply with the SEC’s universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than our director nominees must provide notice by the same deadline as disclosed above under the advance notice requirements of the Articles and must include the information required by the Articles and Rule 14a-19 under the Exchange Act.
Process for shareholder recommendation and nomination of directors
The Nominating and Corporate Governance Committee will evaluate director candidates recommended by shareholders in the same manner as director candidates recommended by management or current members of the Board of Directors. Shareholder recommendations for candidates to the Board of Directors should be sent to Burford Capital Limited, Attention: Company Secretary, Oak House, Hirzel Street, St. Peter Port, Guernsey GY1 2NP. Shareholder director nominations for election at the 2027 AGM must be submitted to us in accordance with the procedures set forth under “—Director nominations and other shareholder proposals” and the Articles.
HOUSEHOLDING
As permitted by the Exchange Act, we utilize a procedure called “householding”. If two or more shareholders share a mailing address, we will send only one mailing with the copy of the Notice of Internet Availability and, if a hard copy is requested, only one copy of the Notice of Annual General Meeting of Shareholders, this Proxy Statement, the 2025 Annual Report and accompanying proxy materials to those shareholders, unless one or more of them notifies us that they would like to receive individual copies. This practice reduces our printing and mailing costs and the environmental impact of our annual general meetings.
If one set of our proxy materials was sent to a shareholder household for use by all of the shareholders in the household and one or more of the shareholders would prefer to receive an additional set or do not wish to participate in householding, either for the 2026 AGM or in the future, please contact our secretary by (i) mailing a request to Burford Capital Limited, Attention: Company Secretary, Oak House, Hirzel Street, St. Peter Port, Guernsey GY1 2NP or (ii) by calling +44 1481 723 450 and requesting to be connected to our secretary. Upon written or oral request to our secretary, we will promptly provide a separate copy of the Notice of Internet Availability or the Notice of Annual General Meeting of Shareholders, this Proxy Statement, the 2025 Annual Report and accompanying proxy materials, as applicable, in response to your request.
If multiple copies of these materials were sent to the household of a shareholder who wishes to receive one set, the shareholder may request to receive a single copy of the Notice of Internet Availability or a single copy of the Notice of Annual General Meeting of Shareholders, this Proxy Statement, the 2025 Annual Report and accompanying proxy materials, as applicable, in the future in the same manner as described above. If a bank, broker or other nominee holds your ordinary shares, you may continue to receive multiple mailings. Please contact your bank, broker or other nominee directly to discontinue multiple mailings from them.
OTHER MATTERS
The Board of Directors, at the time of the preparation of this Proxy Statement, does not intend to bring any business before the 2026 AGM other than the business described in this Proxy Statement (except items incidental to the conduct of the 2026 AGM). If any other business should be properly brought by the Board of Directors or by others before the 2026 AGM, or any adjournment or postponement thereof, the persons named as proxies in the enclosed proxy (or their substitutes) will have authority to vote, in their discretion, all ordinary shares represented by such proxies that have been received and not theretofore properly revoked.
We are subject to the reporting requirements under the Exchange Act and, accordingly, file certain reports with, and furnishes other information to, the SEC. Such reports and other information may be inspected free of charge at a website maintained by the SEC at www.sec.gov.
We maintain a website at www.burfordcapital.com and make available free of charge, on or through the Investor Relations section of our website, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and any amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after such reports are electronically filed with, or furnished to, the SEC.
Upon the written request of any shareholder of record or beneficial owner of our ordinary shares entitled to vote at the 2026 AGM, we will, free of charge, provide copies of our public filings with the SEC, including our audited consolidated financial statements for the year ended December 31, 2025. Requests should be directed to Burford Capital Limited, Attention: Company Secretary, Oak House, Hirzel Street, St. Peter Port, Guernsey GY1 2NP.

SCHEDULE I
NON-GAAP FINANCIAL MEASURES
This Proxy Statement contains certain financial information that is not presented in conformity with US GAAP. These non-GAAP financial measures include Burford-only and adjusted Burford-only financial measures, which are calculated and presented using methodologies other than in accordance with US GAAP and which we use to supplement analysis and discussion of our consolidated financial statements prepared in accordance with US GAAP. We believe that the presentation of Burford-only financial measures is consistent with how management measures and assesses the performance of our reporting segments, which are evaluated by management on a Burford-only basis, and that the presentation of Burford-only and adjusted Burford-only financial measures provides valuable and useful information to investors to aid in understanding our performance in addition to our consolidated financial statements prepared in accordance with US GAAP by eliminating the effect of the consolidation. In addition, our segment reporting, which conveys the performance of our business across two reportable segments—Principal Finance and Asset Management and Other Services—is presented on a Burford-only basis. We refer to our segment reporting in the aggregate as “total segments”. We also use additional non-GAAP financial measures, such as cash receipts, which we believe are an important measure of our operating and financial performance and are useful to management and investors when assessing the performance of Burford-only capital provision assets. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. The non-GAAP financial measures should not be considered in isolation from, as substitutes for, or superior to, financial measures calculated in accordance with US GAAP. We strongly encourage investors and shareholders to review our financial statements and periodic and current reports that we file with or furnish to the SEC in their entirety and not to rely on any single financial measure.
In addition, we use certain unaudited key performance indicators (“KPIs”). The KPIs are presented because we use them to monitor our financial condition and results of operations and/or we believe they are useful to investors, securities analysts and other interested parties. The presentation of the KPIs is for informational purposes only and does not purport to present what our actual financial condition or results of operations would have been, nor does it project our financial condition at any future date or our results of operations for any future period.
Reconciliation of consolidated net income/(loss), cash and cash equivalents and marketable securities to total segments (Burford-only) net income/(loss), cash and cash equivalents and marketable securities for the period indicated

	Year ended December 31, 2025
($ in thousands)	Consolidated	Third-party interests	Total segments (Burford-only)
Net income/(loss)	$72,188	$(9,616)	$62,572
Cash and cash equivalents	$566,437	$(35,246)	$531,191
Marketable securities	$89,486	$—	$89,486
Reconciliation of consolidated capital provision income to adjusted Burford-only capital provision income for the periods indicated

($ in thousands)	Consolidated	Third-party interests	Total segments (Burford-only)
Year ended December 31, 2025	$476,813	$—	$330,937
Year ended December 31, 2024	$552,066	$—	$388,124
SCH-1

Reconciliation of consolidated realizations to adjusted Burford-only realizations for the periods indicated

	Year ended December 31,
($ in thousands)	2025	2024
Consolidated realizations	$710,496	$907,042
Plus/(Less): Third-party interests	(266,642)	(260,166)
Total segments (Burford-only) total realizations	443,854	646,876
Plus/(Less): Realizations from other income on due from settlement of capital provision assets	10,391	2,704
Plus/(Less): Loss from financial liabilities at fair value through profit or loss	—	(2,583)
Plus/(Less): Reported realizations held at joint venture and not yet distributed	4,008	6,520
Plus/(Less): Reported realizations held at fund level and not yet distributed	13,218	840
Plus/(Less): Prior period realizations held at fund level and distributed in the current period	(13,233)	(13,233)
Adjusted Burford-only total realizations	458,238	641,124
Reconciliation of consolidated realizations to adjusted Burford-only realizations for the periods indicated

							Adjusted
							(Burford-only)
($ in thousands)	Consolidated	Third-party interests	Total segments (Burford-only)	Adjustments	Adjusted (Burford-only)	less: private funds	less: private funds
Year ended December 31, 2025	$710,496	$(266,642)	$443,854	$14,384	$458,238	$(22,775)	$435,463
Year ended December 31, 2024	907,042	(260,166)	646,876	(5,752)	641,124	(16,533)	624,591
Year ended December 31, 2023	708,293	(195,638)	512,655	17,971	530,626	(34,410)	496,216
Year ended December 31, 2022	426,734	(69,603)	357,131	3,400	360,531	(10,322)	350,209
Year ended December 31, 2021	455,148	(164,786)	290,362	8,822	299,184	(35,032)	264,152
Year ended December 31, 2020	540,294	(13,992)	526,302	(17,157)	509,145	(172,501)	336,644
Year ended December 31, 2019	439,359	(43,679)	395,680	65,543	461,223	(233,067)	228,156
Year ended December 31, 2018	634,856	(109,317)	525,539	(33,430)	492,109	(216,462)	275,647
Year ended December 31, 2017	362,890	(49,398)	313,492	(54,212)	259,280	(17,064)	242,216
Year ended December 31, 2016	189,214	—	189,214	(12,715)	176,499	—	176,499
Year ended December 31, 2015	134,233	—	134,233	—	134,233	—	134,233
Year ended December 31, 2014	55,925	—	55,925	—	55,925	—	55,925
Year ended December 31, 2013	37,472	—	37,472	—	37,472	—	37,472
SCH-2

Reconciliation of consolidated deployments to adjusted Burford-only deployments for the periods indicated

	Years ended December 31,
($ in thousands)	2025	2024
Consolidated deployments	$602,487	$555,088
Plus/(Less): Third-party interests	(145,729)	(155,776)
Total segments (Burford-only) total deployments	456,758	399,312
Plus/(Less): Capital deployed to fund level but not yet invested	(783)	(709)
Plus/(Less): Capital deployed in prior years and invested in the current year	74	50
Plus/(Less): Case-related expenditures ineligible for inclusion in asset cost	3,107	1,549
Plus/(Less): Deployments on behalf of subparticipations	—	512
Adjusted Burford-only total deployments	459,156	400,714
Reconciliation of consolidated cash receipts to Burford-only cash receipts for the period indicated

Year ended December 31,
($ in thousands)	2025
Consolidated proceeds from capital provision assets	$740,376
Less: Third-party interests	(266,849)
Total segments (Burford-only) proceeds from capital provision assets	473,527
Consolidated asset management income	6,312
Plus: Eliminated income from funds	29,712
Total segments (Burford-only) asset management income	36,024
Less: Non-cash adjustments(1)	(3,557)
Burford-only proceeds from asset management income	32,467
Burford-only proceeds from marketable securities interest and dividends	20,868
Burford-only proceeds from other income	3,264
Burford-only proceeds from other items	24,132
Cash receipts	530,126
1. Adjustments for the change in asset management receivables accrued during the applicable period but not yet received as of the end of such period.
SCH-3

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V85834-P44599 For Against Abstain For Against Abstain ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! 2. To re-elect Christopher Bogart as director. 1. To re-elect Rukia Baruti Dames as director. 7. To re-elect John Sievwright as director. 3. To re-elect Pamela Corrie as director. 4. To re-elect Robert Gillespie as director. 5. To re-elect Christopher Halmy as director. 6. To elect Rick Noel as director. 8. To declare a final dividend of 6.25&cent; (United States cents) per ordinary share. 9. To re-appoint KPMG LLP as the Company’s external auditor and independent registered public accounting firm. 10. To authorize the audit committee of the Board of Directors to agree to the compensation of the Company’s external auditor. BURFORD CAPITAL LIMITED The board of directors (the “Board of Directors”) of Burford Capital Limited (the "Company") recommends you vote “FOR” each director nominee named in Resolutions 1 through 7 and "FOR" each of Resolutions 8 through 16: Ordinary Resolutions 11. To receive the accounts of the Company for the year ended December 31, 2025 and the report of the Board of Directors and the external auditor thereon. 12. To approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement for the 2026 annual general meeting of shareholders under “Executive compensation”, including the compensation discussion and analysis, the compensation tables and the related narrative discussion included therein (“Say-on-Pay”). Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 13. To authorize the Board of Directors to allot and/or issue unissued ordinary shares in the Company and grant rights to subscribe for, or to convert any security into, ordinary shares in the Company up to a specified amount. 15. To authorize the Board of Directors to allot and/or issue equity securities of the Company for cash without making a pre-emptive offer to shareholders (subject to the limitations set forth in the resolution). 16. To authorize the Board of Directors to allot and/or issue equity securities of the Company for cash without making a pre-emptive offer to shareholders (subject to the limitations set forth in the resolution) for an acquisition or specified capital investment. 14. To authorize the Company to make market acquisitions of its ordinary shares up to a specified amount. Special Resolutions ! !! ! !! SCAN TO VIEW MATERIALS & VOTEw BURFORD CAPITAL LIMITED OAK HOUSE HIRZEL STREET ST. PETER PORT GUERNSEY GY1 2NP VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on May 11, 2026. Have your proxy card in hand when you access the website and then follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Burford Capital Limited in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on May 11, 2026. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717. The completed proxy card must be received by 11:59 p.m. Eastern Daylight Time on May 8, 2026. PRELIMINARY—SUBJECT TO COMPLETION

V85835-P44599 Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting To Be Held on May 13, 2026: The Notice of Annual General Meeting of Shareholders, the Proxy Statement and the 2025 Annual Report are available at www.proxyvote.com. Continued and to be signed on reverse side BURFORD CAPITAL LIMITED Annual General Meeting of Shareholders To Be Held on Wednesday, May 13, 2026 at 9:00 A.M. British Summer Time This proxy is solicited by the Board of Directors of Burford Capital Limited The undersigned(s), being shareholder(s) of BURFORD CAPITAL LIMITED (the "Company") hereby appoint(s): the Chair of the Board of Directors Print the name of the person you are appointing if other than the Chair of the Board of Directors OR as proxy with full power of substitution, in the name, place and stead of the undersigned, to represent and to vote all of the ordinary shares of the Company which the undersigned(s) is/are entitled to vote at the Annual General Meeting of Shareholders of the Company to be held at 9:00 A.M. British Summer Time on Wednesday, May 13, 2026 at Oak House, Hirzel Street, St. Peter Port, Guernsey, GY1 2NP, and at any adjournment or postponement thereof, as directed on the reverse side with respect to the matters set forth on the reverse side, and with discretionary authority on all other matters that properly come before the meeting. If you execute and return this proxy card with no name inserted in the space above, the Chair of the Board of Directors of the Company will be deemed to be your proxy. This proxy card, when properly executed, will be voted as directed. If no direction is given, your proxy will be voted, in accordance with the Board of Directors’ recommendations, “FOR” the election of each director nominee named on the reverse side, “FOR” Resolutions 8 through 16 and in the discretion of the proxy upon such other matters as may properly come before the Annual General Meeting of Shareholders. If you wish to abstain on any particular resolution, you may use the vote “Abstain” option. Abstentions will be treated as a vote withheld. Under Guernsey law, a vote withheld is not a vote in law which means that the vote will not be counted in the calculation of the proportion of the votes “For” or “Against” a resolution.